UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

JFROG LTD.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear shareholders,

In a world newly-defined by AI’s rapid technological evolution, as well as persistent macroeconomic and geopolitical uncertainties, I am honored to reflect on JFrog's remarkable journey throughout 2024. Our strategic focus areas continued to bear fruit, enhancing our position as a leader in software supply chain management and security.

As we chart the course of an ever-evolving software world, our vision remains unwavering: to make software available everywhere, anytime, delivered with speed and trust. We are on a mission to revolutionize how software flows seamlessly, ensuring updates are continuous, secure and unstoppable. We call it Liquid Software.

From our developer roots as pioneers in software package management (whether binaries, images, or ML models), we have grown into the single source of software truth for our customers. Our platform unifies DevOps, DevSecOps, MLOps and beyond, empowering enterprises to operate without pauses, and innovate without limits. We power the world’s leading companies, including over 80% of the Fortune 100, delivering the world's only universal platform for secure, accelerated software delivery, setting the industry standard, and shaping the future of software delivery.

With the successes seen in 2024, it is important for me to acknowledge the unwavering support of our shareholders that enables our journey. Your trust has been instrumental as we faced market uncertainties, and your trust in our team and technology empowers us to stay focused on the strategy and execution despite market challenges.

But the proof, as they say, is in the numbers. Our financial results for 2024 reflect the solid growth trajectory we've established, with total revenue of $428.5 million, driving impressive 22% year-over-year growth. Our cloud-first approach proved extremely resilient, surging cloud revenue by 41% year-over-year, showcasing increasing reliance on our SaaS solutions. Additionally, we maintained a 116% Net Dollar Retention (NDR) rate, underscoring the strength of our continued expansion of our existing accounts. Our Operating Cash Flow for the year was $110.9 million and our Free Cash Flow for the year was $107.8 million, resulting from sizable, multi-year contracts and upfront payments.

We finished 2024 with approximately 7,300 unique customers - an affirmation of the trust and confidence our clients place in us. We made strategic decisions to focus on the enterprise and hone our product and go-to-market teams to focus on enterprise demand and strategic relation building. We prioritized customer pain points tied to software security, cloud migrations, and the scalable adoption of AI and machine learning components. The acquisition of Qwak.ai last summer - allowing us to unleash JFrog ML as a product that expands our platform - exemplifies our commitment to enhancing MLOps capabilities and fortifying the security of AI environments, enabling organizations to seamlessly integrate machine learning into their software supply chain as they develop GenAI-driven software applications.

As we envisioned, without incorporating security at every stage of development and delivery, enterprises will be left with unacceptable risks. As we further deepen our commitment to end-to-end software supply chain security, I’m pleased to highlight that our investments are beginning to yield significant benefits. Our teams have implemented robust measures that aim to safeguard our customers’ holistic software supply chain infrastructure. Security and secure delivery will continue to be a priority as we evolve and expand our product offerings, as we continue to be driven by customer demand; we were pleased to finish 2024 with a remaining performance obligation of 12% for our security core products and 5% of company ARR for the year.

Looking forward to 2025 and beyond, we see significant potential for further growth, driven by our focus areas in the DevOps, Security, MLOps and IoT cores, never compromising on our relentless pursuit of innovation. As businesses increasingly adopt AI, we believe we are well-positioned to provide our customers with a holistic platform that not only meets their current needs but also prepares them for the rapidly-approaching, AI-agent-driven future. We continue to believe our best intelligence is not artificial. We remain dedicated to investing in our people, core product development, and market strategies to fuel a new era of JFrog growth with the boost of AI and MLOps. Our team is energized and ready to take bold leaps forward, knowing that the trust of our customers and shareholders fuels our journey and lights our path.

Finally, I must note that we have been grateful and humbled by the continued support of our customers, partners and friends during the prolonged Middle East conflict. We were bolstered throughout 2024 by your encouragement, and our robust business continuity planning ensured we had no disruptions in operations. We are thankful for your ongoing trust as we all pray for more peaceful, secure days ahead.

Thank you for being our partners in this exciting journey. Your support inspires us to push boundaries and redefine what is possible. We look forward to 2025, as we collectively embark on another year of success, progress and innovation.

May The FROG Be With You!

Most sincerely yours,

JFrog Co-founder & CEO

Forward-Looking Statements:

This letter and the accompanying proxy statement contain “forward-looking” statements, as that term is defined under the U.S. federal securities laws, including but not limited to statements regarding our future financial performance, expectations regarding the market and revenue potential for our platform, expectations for growth in DevOps, Security, MLOps and IoT, expectations regarding the performance of our strategic sales team and channel approaches, our expectations regarding the expansion of our platform and new customer acquisition, our expectations regarding the benefits of incorporating the management of ML Models in-line with companies’ software supply chain practices, our expectations regarding the benefits of enhancing MLOps capabilities and fortifying the security of AI environments, our ability to realize anticipated benefits and synergies from the acquisition of Qwak AI Ltd., our expectations about the AI market generally, and our ability to innovate and meet market demands and the software supply chain needs of our customers, including security and secure delivery. These forward-looking statements are based on JFrog’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause JFrog’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement.

There are a significant number of factors that could cause actual results to differ materially from statements made in this letter and the accompanying proxy statement, including but not limited to: risks associated with managing our rapid growth; our history of losses; our limited operating history; our ability to retain and upgrade existing customers; our ability to attract new customers; our ability to effectively develop and expand our sales and marketing capabilities; our ability to integrate and realize anticipated synergies from acquisitions of complementary businesses; risk of a security breach incident or product vulnerability; risk of interruptions or performance problems associated with our products and platform capabilities; our ability to adapt and respond to rapidly changing technology or customer needs; our ability to compete in the markets in which we participate; our ability to successfully integrate technology from acquisitions into our offerings; our ability to provide continuity to our respective customers and realize innovation following our acquisitions; and general market, political, economic, and business conditions. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the Securities and Exchange Commission, including in our annual report on Form 10-K for the year ended December 31, 2024, our quarterly reports on Form 10-Q, and other filings and reports that we may file from time to time with the Securities and Exchange Commission. Forward-looking statements represent our beliefs and assumptions only as of the date of this proxy statement. We disclaim any obligation to update forward-looking statements except as required by law.

270 E. Caribbean Drive
Sunnyvale, California 94089
(408) 329-1540

NOTICE OF 2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To our Shareholders:

Notice is hereby given that the 2025 annual general meeting of shareholders of JFrog Ltd. (the “Company”) is to be held on Tuesday, May 20, 2025 at 9:00 a.m., Pacific time, or at any adjournments thereof (the “Annual General Meeting”), at our U.S. headquarters located at 270 E. Caribbean Drive, Sunnyvale, California 94089.

We have elected to deliver our proxy materials to our shareholders over the Internet, as allowed by applicable law. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our shareholders' timely access to this important information. On or about April 7, 2025, we expect to mail our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") containing instructions on how to access our proxy statement for our 2025 Annual General Meeting and our 2024 Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The Notice of Internet Availability also provides instructions on how to vote by telephone or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail if you so choose.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement, which we urge you to read in its entirety:

(1)
To elect as Class II directors the three nominees named in the accompanying proxy statement to serve until our 2028 annual general meeting of shareholders or until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal.
(2)
To approve and ratify the re-appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the independent auditors of the Company for the period ending at the close of the next annual general meeting.
(3)
To approve changes to the compensation of Shlomi Ben Haim, our Chief Executive Officer.
(4)
To approve changes to the compensation of Yoav Landman, our Chief Technology Officer.
(5)
To approve our 2025 Executive Officer and Director Compensation Policy.
(6)
To approve changes to the compensation program of our non-executive members of our board of directors.
(7)
To approve Shlomi Ben Haim’s service as both our Chief Executive Officer and Chairman of our board of directors for a period of three years.

In addition, shareholders will be requested to review at the Annual General Meeting the Company’s audited consolidated financial statements for the year ended December 31, 2024, and to transact such other business as may properly come before the Annual General Meeting in accordance with the Israeli Companies Law 5759-1999 and regulations promulgated thereunder (the "Companies Law").

The approval of each of the proposals requires the affirmative vote of the Company’s shareholders holding at least a majority of the Company’s ordinary shares, NIS 0.01 par value per share, present, in person or by proxy, and voting on the matter. As of March 26, 2025, the Company is not aware of any controlling shareholder.

The approval of each of Proposal Nos. 5 and 7 is also subject to the fulfillment of additional voting requirements more fully described in the accompanying proxy statement. See "What is the voting requirement to approve each of the proposals?" in the Question and Answers section of the proxy statement.

The Company currently is unaware of any other matters that may be raised at the Annual General Meeting. Should any other matters be properly raised at the Annual General Meeting, the persons designated as proxies shall vote according to their own judgment on those matters.

The record date for the Annual General Meeting is March 26, 2025 (the “Record Date”). Only shareholders of record at the close of business on that date may vote at the Annual General Meeting or any adjournments, postponements, or continuations thereof. The Notice of Internet Availability of Proxy Materials and our proxy statement and related materials are being first provided to shareholders on or about April 7, 2025.

Pursuant to our amended and restated articles of association, the quorum required for an ordinary meeting of shareholders, such as the Annual General Meeting, consists of at least two shareholders present in person or by proxy, holding in the aggregate 33⅓% of the voting rights in our issued share capital.

The Annual General Meeting is currently scheduled to be held in person. If you intend to attend the Annual General Meeting, you must notify the Company by submitting your name and the number of registered shares you hold to our Investor Relations’ e-mail address at investors@jfrog.com by 9:00 a.m. Pacific time on Friday, May 9, 2025. Please read this proxy statement carefully to ensure that you have proper evidence of share ownership as of March 26, 2025, as we will not be able to accommodate guests without such evidence at the Annual General Meeting. Please see “How can I attend the Annual General Meeting in person?” in the Questions and Answers section in this proxy statement for more information.

Your vote is important. Regardless of whether you plan to attend the Annual General Meeting, it is important that your shares be represented and voted at the Annual General Meeting, and we hope you will vote as soon as possible. Prior to the Annual General Meeting, you may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the Notice of Internet Availability, or, if you received printed materials, your proxy card or voting instruction form. Voting over the Internet or by telephone, written proxy, or voting instruction form will ensure your representation at the Annual General Meeting regardless of whether you attend the Annual General Meeting.

If you have any questions regarding this information or the proxy materials, please contact Investor Relations at investors@jfrog.com.

Thank you for your ongoing support of, and continued interest in, JFrog Ltd.

Sincerely,

Shlomi Ben Haim
Chairman of the Board

Sunnyvale, California April 7, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2025

The proxy statement and the financial and other information contained in our annual report to shareholders are available at www.proxyvote.com, where you may also cast your vote.

JFROG LTD.

270 E. Caribbean Dr.

Sunnyvale, California 94089

PROXY STATEMENT FOR 2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to the holders of ordinary shares, NIS 0.01 par value per share, of JFrog Ltd., a company organized under the laws of the State of Israel (referred to as “we,” “us,” “our” or the “Company”), in connection with the solicitation by our board of directors of proxies for use at the 2025 annual general meeting of shareholders (the “Annual General Meeting”) and any postponements, adjournment or continuations thereof. The Annual General Meeting will be held on Tuesday, May 20, 2025, at 9:00 a.m., Pacific time, or at any adjournments thereof, at our U.S. headquarters located at 270 E. Caribbean Drive, Sunnyvale, California 94089.

At the Annual General Meeting, you will be requested to approve the following matters:

(1)
To elect as Class II directors the three nominees named in the accompanying proxy statement to serve until our 2028 annual general meeting of shareholders or until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal.
(2)
To approve and ratify the re-appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the independent auditors of the Company for the period ending at the close of the next annual general meeting.
(3)
To approve changes to the compensation of Shlomi Ben Haim, our Chief Executive Officer.
(4)
To approve changes to the compensation of Yoav Landman, our Chief Technology Officer.
(5)
To approve our 2025 Executive Officer and Director Compensation Policy.
(6)
To approve changes to the compensation program of our non-executive members of our board of directors.
(7)
To approve Shlomi Ben Haim’s service as both our Chief Executive Officer and Chairman of our board of directors for a period of three years.

In addition, shareholders will be requested to review at the Annual General Meeting the Company’s audited consolidated financial statements for the year ended December 31, 2024, and to transact such other business as may properly come before the Annual General Meeting in accordance with the Companies Law.

The Record Date for the Annual General Meeting is March 26, 2025. Only shareholders of record at the close of business on that date are entitled to vote at the Annual General Meeting. This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the Annual General Meeting, and any postponements, adjournments or continuations thereof.

By submitting your proxy, you authorize each of Shlomi Ben Haim, our Chief Executive Officer, or Shanti Ariker, our Chief Legal Officer, to represent you and vote your shares at the Annual General Meeting in accordance with your instructions. Each of the foregoing may also vote your shares to adjourn the Annual General Meeting and will be authorized to vote your shares at any adjournments, postponements, or continuations of the Annual General Meeting.

YOUR VOTE IS VERY IMPORTANT.

Board Recommendation	23
PROPOSAL NUMBER 5 TO APPROVE THE COMPANY'S 2025 EXECUTIVE OFFICER AND DIRECTOR COMPENSATION POLICY	24
Background	24
Proposed Resolution	25
Required Vote	25
Board Recommendation	25
PROPOSAL NUMBER 6 APPROVAL OF CHANGES TO THE COMPENSATION PROGRAM OF OUR NON-EXECUTIVE MEMBERS OF OUR BOARD OF DIRECTORS	26
Proposed Resolution	26
Required Vote	26
Board Recommendation	27
PROPOSAL NUMBER 7 APPROVAL OF SHLOMI BEN HAIM’S SERVICE AS BOTH OUR CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF OUR BOARD OF DIRECTORS FOR A PERIOD OF THREE YEARS	28
Proposed Resolution	28
Required Vote	28
Board Recommendation	28
EXECUTIVE OFFICERS	29
EXECUTIVE COMPENSATION	29
Compensation Discussion and Analysis	29
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS	47
Compensation Risk Assessment	47
2024 Summary Compensation Table	48
Grants of Plan-Based Awards in 2024	49
Outstanding Equity Awards at Fiscal 2024 Year-End	50
Option Exercises and Share Vested in 2024	51
Executive Employment Agreements	51
Potential Payments upon Termination or Change in Control	52
CEO Pay Ratio	54
Pay Versus Performance	54
Share Compensation Plan Information	57
Other Policies	58
RELATED PERSON TRANSACTIONS	59
Related Person Transactions	59
Limitation of Liability and Indemnification of Officers and Directors	59
Policies and Procedures for Related Party Transactions	59
SECURITY OWNERSHIP	60
OTHER MATTERS	62
Delinquent Section 16(a) Reports	62
2024 Annual Report	62
Company Website	62
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL GENERAL MEETING	63
Appendix A – 2025 Compensation Policy	A-1
Appendix B – Use of Non-GAAP Financial Measures	B-1
Appendix C – Operating Metrics	C-1

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Composition of our Board of Directors

Our board of directors is currently comprised of 10 members. Upon expiration of the term of a class of directors, directors in that class will be elected for a three-year term at the annual general meeting of shareholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The following table sets forth the names, ages, and certain other information for each of the directors with terms expiring at the Annual General Meeting (including each of the director nominees and each of the continuing members of our board of directors). All information is as of March 14, 2025.

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Frederic Simon	II	53	Co-Founder and Director	2008	2025	2028
Andy Vitus	II	51	Director	2016	2025	2028
Barry Zwarenstein	II	76	Director	2020	2025	2028
Continuing Directors
Shlomi Ben Haim	I	55	Co-Founder, Chief Executive Officer and Director	2008	2027	—
Jessica Neal	I	48	Director	2020	(1)	—
Yvonne Wassenaar	I	56	Director	2022	2027	—
Yoav Landman	III	53	Co-Founder, Chief Technology Officer and Director	2008	2026	—
Yossi Sela	III	72	Lead Independent Director	2012	2026	—
Elisa Steele	III	58	Director	2020	2026	—
Luis Felipe Visoso	III	56	Director	2024	2026	—

(1) Ms. Neal has informed us of her intention to leave our board of directors as of May 30, 2025. Additional information regarding Ms. Neal's departure from our board of directors may be found in our Current Report on Form 8-K filed with the SEC on March 26, 2025.

Nominees for Director

Frederic Simon. Mr. Simon is one of our co-founders and has served as a member of our board of directors since April 2008 and numerous other roles including as our Chief Architect from April 2008 to August 2013, Chief Presale Engineer from August 2013 to July 2018, and as Chief Data Scientist from January 2019 through June 2024. Prior to joining us, Mr. Simon co-founded AlphaCSP, Inc. (“AlphaCSP”) where he was global Chief Technology Officer from September 1998 to September 2000 and main consultant for the Israel branch from October 2000 to July 2008. Mr. Simon serves on the boards of directors of several private companies including Lulav Space, Ltd. since March 2021, and IncrediBuild Ltd., and Moonshot Space, Ltd, both since March 2024. He holds a first degree from Prytanée National Militaire de La Flèche in France and a Masters in Computer Science from École Centrale de Lille, France.

We believe that Mr. Simon is qualified to serve on our board of directors because of the perspective and experience he brings as a co-founder and his knowledge of the industry in which we operate.

Andy Vitus. Mr. Vitus has served as a member of our board of directors since January 2016. He joined Scale Venture Partners, a venture capital fund, in January 2003, and has served as a Partner of the firm since April 2010. Mr. Vitus currently serves as a director of several privately held companies. He holds a B.S. in Electrical Engineering from the University of Cape Town and an M.S. in Electrical Engineering from Stanford University.

We believe that Mr. Vitus is qualified to serve on our board of directors because of his business expertise gained from his experience in the venture capital industry.

Barry Zwarenstein. Mr. Zwarenstein has served as a member of our board of directors since January 2020. He served as Chief Financial Officer of Five9, Inc., a provider of cloud software for contact centers, from January 2012 to the end of March 2025, and as Interim Chief Executive Officer from December 2017 to May 2018. Mr. Zwarenstein served as Senior Vice President and Chief Financial Officer of SMART Modular Technologies, Inc., a designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers acquired by Silver Lake Partners in August 2011, and previously served as director of Dealertrack Technologies, Inc. Since July 2020, Mr. Zwarenstein has served on the board of directors of Aria Systems, Inc., a provider of a cloud-based billing and monetization platform. Since August 2020, Mr. Zwarenstein has served on the board of directors of On24, Inc. (NYSE:ONTF), a provider of a cloud-based digital experience platform used to market products and services. Mr. Zwarenstein holds a Bachelor of Commerce from the University of KwaZulu-Natal, South Africa and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Zwarenstein is qualified as a Chartered Accountant, South Africa.

We believe that Mr. Zwarenstein is qualified to serve on our board of directors because of his corporate finance and business expertise.

Continuing Directors

Shlomi Ben Haim. Mr. Ben Haim is one of our co-founders and has served as a member of our board of directors and as our Chief Executive Officer since April 2008 and as Chairman of our board of directors since January 2020. From October 2000 to June 2009, he was with AlphaCSP, a company implementing software applications that was acquired by Malam Group, most recently as Chief Executive Officer from June 2006 to June 2009 and as an executive director from October 2000 to June 2006. Prior to joining AlphaCSP, Mr. Ben Haim served in the Israeli Air Force from October 1988 to October 2000 where he led several military units and reached the rank of Major. Mr. Ben Haim holds a B.A. in Business Administration and Management from Ben-Gurion University, Israel and an M.Sc. from Clark University, MA USA.

We believe that Mr. Ben Haim is qualified to serve on our board of directors because of the perspective and experience he brings as our co-founder and Chief Executive Officer.

Jessica Neal. Ms. Neal has served as a member of our board of directors since March 2020. She has held her current position as Venture Partner at Technology Crossover Ventures (“TCV”) since November 2021. Prior to TCV, Ms. Neal served in various executive positions at Netflix, Inc., a media-services provider and production company, including as Chief Talent Officer from October 2017 to November 2021, Vice President of Talent from June 2017 to October 2017, and Vice President of Talent and Talent Acquisition from May 2006 to September 2013. From September 2015 to June 2017, Ms. Neal served as Chief People Officer at Scopely, Inc., an interactive entertainment company and mobile games developer and publisher. From October 2013 to July 2015, she served as Vice President-Talent at Coursera Inc., an online learning platform. Since December 2021, Ms. Neal has served on the boards of Public.com and Humu.com. Ms. Neal holds a B.F.A. in Fine Arts from the School of Visual Arts New York City.

We believe that Ms. Neal is qualified to serve on our board of directors because of her knowledge and experience in the software industry and professional experience as an executive of various technology companies.

Yvonne Wassenaar. Ms. Wassenaar has served as a member of our board of directors since September 2022. Ms. Wassenaar served as Chief Executive Officer of Puppet, Inc., an information technology automation software company from January 2019 to May 2022. From June 2017 to September 2018, Ms. Wassenaar served as Chief Executive Officer of Airware, an enterprise drone solutions company. From August 2014 to May 2017, Ms. Wassenaar served in various roles at New Relic, Inc., or New Relic, a public cloud-based observability platform company, most recently as Chief Information Officer. Prior to New Relic, Ms. Wassenaar held various senior positions at VMware, Inc., a public cloud computing and virtualization technology company. Ms. Wassenaar currently serves on the board of directors of Arista Networks, Inc. (NASDAQ: ANET) ("Arista"), a public cloud networking company, Braze, Inc. (NASDAQ: BRZE) ("Braze"), a customer engagement platform, Forrester Research, Inc. (NASDAQ: FORR), a public research and advisory company ("Forrester Research"), Rubrik (NYSE: RBRK), a public data security company ("Rubrik"), and Alation, Inc., a private data intelligence company. Her tenure on the board of directors of Forrester Research will end as of the date of Forrester Research's next annual meeting of shareholders currently scheduled to be held on May 13, 2025. Ms. Wassenaar previously served on the boards of directors of Anaplan, Inc., a public cloud-based business planning software company, acquired by Thoma Bravo, LLC, and Mulesoft, Inc., a public enterprise software company, acquired by Salesforce, Inc. Ms. Wassenaar also currently serves on the boards of directors of various non-profit institutions.

We believe that Ms. Wassenaar is qualified to serve on our board of directors because of her knowledge and experience in the software industry and professional experience as an executive of various technology companies.

Yoav Landman. Mr. Landman is one of our co-founders and has served as a member of our board of directors and as our Chief Technology Officer since April 2008. From January 2002 to December 2008, he was with AlphaCSP, where he served as a Senior Consultant and as a member of management. Mr. Landman is also the creator of JFrog Artifactory. Mr. Landman holds a Masters of Computing from The Royal Melbourne Institute of Technology, Australia and an LL.B. from the University of Haifa, Israel.

We believe that Mr. Landman is qualified to serve on our board of directors because of the perspective and experience he brings as our co-founder and Chief Technology Officer.

Yossi Sela. Mr. Sela has served as a member of our board of directors since May 2012 and as our lead independent director since January 2020. He has been with Gemini Israel Ventures, a venture capital fund, since January 1993 and Managing Partner since 1999, and the Chairman of Bridges Israel, an impact investment fund, since March 2018. Mr. Sela currently serves on the board of directors of Technion R&D Foundation, a subsidiary of the Technion Israel Institute of Technology, as well as several privately held companies. He holds a B.Sc. in Electrical Engineering from the Technion-Israel Institute of Technology, Israel and an M.B.A. from Tel Aviv University, Israel.

We believe that Mr. Sela is qualified to serve on our board of directors because of his business expertise gained from his experience in the venture capital industry, including his time spent serving on boards of directors of various companies and familiarity with Israeli companies.

Elisa Steele. Ms. Steele has served as a member of our board of directors since March 2020. Ms. Steele previously served as Chief Executive Officer of Namely, Inc. (“Namely”), a financial and human capital management software company, from August 2018 to July 2019. Prior to joining Namely, Ms. Steele served as Chief Executive Officer and President of Jive Software, Inc. (“Jive Software”) a communication and collaboration software company acquired by Aurea Software, Inc., from February 2015 to July 2017. From January 2014 to February 2015, Ms. Steele served in various executive positions at Jive Software, including President; Executive Vice President, Strategy and Chief Marketing Officer; and Executive Vice President, Marketing and Products. Prior to joining Jive Software, from August 2013 to December 2013, she served as Corporate Vice President and Chief Marketing Officer of Consumer Applications and Services at Microsoft Corporation, a provider of software, services and solutions. Ms. Steele joined Microsoft through its acquisition of Skype, an Internet communications company, where she served as Chief Marketing Officer from July 2012 to August 2013. Ms. Steele currently serves on the boards of Bumble Inc. (NASDAQ: BMBL) ("Bumble"), NextDoor Holdings, Inc. (NYSE: KIND) ("NextDoor"), Procore Technologies, Inc. (NYSE: PCOR) ("Procore"), and Amplitude, Inc. (NASDAQ: AMPL) ("Amplitude"). Her tenure on the Amplitude board of directors will end effective as of Amplitude's next annual meeting of shareholders which is currently expected to be held on June 12, 2025. Ms. Steele holds a B.S. in Business Administration from the University of New Hampshire and holds an M.B.A. from San Francisco State University.

We believe that Ms. Steele is qualified to serve on our board of directors because of her knowledge and experience in the software industry and professional experience as an executive of various technology companies.

Luis Felipe Visoso. Mr. Visoso currently serves as Chief Financial Officer of SanDisk Corporation (NASDAQ: SNDK) since February 2025 following its separation from Western Digital Corporation, where Mr. Visoso previously served as Chief Administrative Officer from August 2024. Prior to that, he served as Chief Financial Officer of Unity Software, Inc. from April 2021 to August 2024, and he served as Chief Financial Officer of Palo Alto Networks, Inc. from July 2020 through March 2021. Prior to joining Palo Alto Networks, from January 2020 until June 2020, Mr. Visoso served as the Chief Financial Officer of Amazon Web Services, a subsidiary of Amazon.com, Inc. ("Amazon") that provides on demand cloud computing platforms and APIs. From December 2018 until January 2020, Mr. Visoso served as the Chief Financial Officer of Amazon’s Worldwide Consumer organization. From February 2016 to December 2018, Mr. Visoso served as Senior Vice President, Business, Technology and Operations Finance for Cisco Systems, Inc. (“Cisco”), a multinational technology conglomerate. Prior to Cisco, Mr. Visoso worked at Procter & Gamble Company, an American multinational consumer goods corporation, for over 23 years, most recently serving as Vice President, F&A Global Business Units from September 2012 to February 2016. Mr. Visoso holds a bachelor’s degree from Tecnológico de Monterrey in Industrial Engineering and a minor degree from Tecnológico de Monterrey in International Business.

We believe that Mr. Visoso is qualified to serve on our board of directors because of his extensive experience in global enterprise leadership and board roles across the cybersecurity, cloud, and software industries.

Director Composition and Independence

Our board of directors has undertaken a review of its composition, the composition of its committees, and the independence of each director. Of the 10 members of our board of directors, currently thirty percent (30%) are women. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, and considering the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, our board of directors has determined that each of our directors, other than Messrs. Landman, Ben Haim, and, if re-elected, Mr. Simon, is an “independent director” as defined under the rules of the Nasdaq Global Select Market (“Nasdaq”). In addition, our board of directors determined that Messrs. Sela and Visoso, Ms. Steele, and, if re-elected, Mr. Zwarenstein, who are members of our audit committee, satisfy the enhanced independence standards for audit committee members established by applicable SEC and Nasdaq rules. Our board of directors has determined that Mses. Steele and Wassenaar, and, if re-elected, Mr. Vitus, who are members of our compensation committee, satisfy the enhanced independence standards for compensation committee members established by applicable SEC and Nasdaq rules. Our board of directors has determined that Mses. Steele and Wassenaar, who are members of our nominating and corporate governance committee, satisfy the independence standards for nominating and corporate governance committee members established by applicable SEC and Nasdaq rules.

In order to maintain good governance, our corporate governance guidelines provide that none of our directors should serve on the boards of directors of more than three public companies in addition to their service on our board of directors without the approval of our board of directors. Several of our directors have served on more than three public company boards in addition to ours during their tenure on our board. The nominating and corporate governance committee monitors outside board service of our board members and reviews the status of such service periodically. As of the date of this proxy statement, Ms. Steele serves on the boards of directors of Amplitude, Bumble, NextDoor, and Procore, in addition to her service on our board of directors. Ms. Steele's tenure on the board of directors of Amplitude will end as of Amplitude's next annual meeting of shareholders, which is currently expected to be held on June 12, 2025, and as of that date, she will serve on the boards of directors of three public companies in addition to her service on our board of directors. As of the date of this proxy statement, Ms. Wassenaar serves on the boards of directors of Arista, Braze, Forrester Research, and Rubrik, in addition to her service on our board of directors. Her tenure on the board of directors of Forrester Research will end as of the date of Forrester Research's next annual meeting of shareholders currently expected be held on May 13, 2025, and as of that date, she will serve on the board of directors of three public companies in addition to her service on our board of directors. Our board of directors has determined that Mses. Steele's and Wassenaar's service on four additional public company boards of directors during the periods disclosed above has not and is not in the future expected to impair their ability to effectively serve on our board of directors.

Frederic Simon, our co-founder and member of our board of directors, is married to the sister of Shlomi Ben Haim, our co-founder, Chief Executive Officer, Chairman and member of our board of directors. There are no other family relationships among any of our directors or executive officers.

Board Leadership Structure

Our board of directors has adopted corporate governance guidelines that provide that if our board of directors does not have an independent chairperson, our board of directors will appoint a lead independent director. The lead independent director will be responsible for calling separate meetings of the independent directors, determining the agenda and serving as chair of meetings of independent directors, reporting to the chairperson of our board of directors regarding feedback from executive sessions, serving as spokesperson for the company as requested, and performing such other responsibilities as may be designated by a majority of the independent directors from time to time. Our lead independent director is Mr. Sela.

Shareholder Engagement

We believe that regular, transparent communication with our shareholders and other stakeholders is essential to the Company’s long-term success. We value the views of our shareholders and other stakeholders, and the input that we receive informs our corporate governance practices. Our board of directors and management team have made a meaningful effort to engage with our shareholders and other stakeholders. Our Chief Executive Officer and Chief Financial Officer hold in-person and teleconference meetings every year with many of our institutional investors. We also participate at various investor conferences on a regular basis.

Role of Board in Risk Oversight Process

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. Our board of directors reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, cybersecurity, artificial intelligence, and data privacy, and, among other things, discusses and reviews with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to risks relating to our corporate governance practices, the qualifications and independence of our board of directors, and potential conflicts of interest. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, whether our compensation policies and programs have the potential to encourage excessive risk taking, and whether different compensation policies and practices could mitigate any such risk taking.

Our board of directors believes its current structure serves as a flexible framework within which our board of directors and its committees operate, subject to the requirements of applicable law and regulations. Under these guidelines, it is our policy that the positions of chairman of our board of directors and Chief Executive Officer may be held by the same person (subject to approval by our shareholders pursuant to the Companies Law). Under such circumstances, the guidelines also provide that our board of directors shall designate an independent director to serve as lead independent director who shall, among other things, discuss the agenda for board meetings with the chairman and approve such agenda, and chair executive sessions of the independent directors. Our board has designated Mr. Sela as our lead independent director.

Board Meetings

During our fiscal year ended December 31, 2024, our board of directors held seven meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served. We do not have a formal policy regarding attendance by members of our board of directors at annual general meetings of shareholders, but we strongly encourage our directors to attend. Eight of our then-active nine directors attended our 2024 annual meeting of shareholders.

Our board of directors has established standing committees as described below.

Committees of the Board

Our board of directors has established three standing committees, an audit committee, a compensation committee, and a nominating and corporate governance committee. Only independent directors under the listing standards of Nasdaq and the applicable rules and regulations of the SEC serve on our committees. In support of good governance practices, the board of directors periodically reviews the composition of its standing committees and rotates assignments in order to best utilize the skills of our current board members.

Our board of directors has adopted written charters for each of these committees, and copies of the charters are available on our website in the corporate governance section of our investor relations webpage at investors.jfrog.com. Each of the committee charters is reviewed annually by the respective committee, which may recommend appropriate changes for approval by our board of directors. None of the material on our website is part of this proxy statement or is incorporated by reference herein.

Audit Committee

Our audit committee currently consists of Messrs. Sela, Visoso, and Zwarenstein, and Ms. Steele, with Mr. Zwarenstein serving as chair. Each of the members of the audit committee meets the requirements for independence under the listing standards of Nasdaq and the applicable rules and regulations of the SEC. In addition, our board of directors has determined that Mr. Zwarenstein is an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Act. Our audit committee met five times during 2024.

Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee also:

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retains, oversees, compensates, evaluates and terminates our independent auditors, subject to the approval of our board of directors, and in the case of retention, to that of the shareholders;
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approves or, as required, pre-approves, all audit, audit-related and all permitted non-audit services and related fees and terms, other than de minimis non-audit services, to be performed by the independent registered public accounting firm;
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oversees the accounting and financial reporting processes of our Company and audits of our financial statements, the effectiveness of our internal control over financial reporting and prepares such reports as may be required of an audit committee under the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
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oversees and periodically reviews the state of our cybersecurity program, strategy, initiatives and public disclosures (currently delegated to the cybersecurity subcommittee discussed below);
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reviews with management, and our independent auditor, as applicable, our annual, semi-annual and quarterly audited and unaudited financial statements prior to publication and/or filing (or submission, as the case may be) to the SEC;
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recommends to our board of directors the retention, promotion, demotion and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law;
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approves the yearly or periodic work plan proposed by the internal auditor;
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reviews with our Chief Legal Officer and/or external counsel, as deemed necessary, legal or regulatory matters that could have a material impact on the financial statements or our compliance policies and procedures;
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reviews policies and procedures with respect to transactions (other than transactions related to the compensation or terms of services) between the company and officers and directors, or affiliates of officers or directors, or transactions that are not in the ordinary course of the company’s business;
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reviews and approves any engagements or transactions that require the audit committee’s approval under the Companies Law;
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receives and retains reports of suspected business irregularities and legal compliance issues, and suggests to our board of directors remedial courses of action; and
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establishes procedures for the handling of employee’s complaints as to the management of our business and the protection to be provided to such employees.

During 2024, the audit committee regularly reviewed cybersecurity and data protection matters as part of its meeting agendas. In 2025, the audit committee formed a cybersecurity subcommittee which focuses on our cybersecurity and data protection and privacy programs. All of the current members of the audit committee currently serve as members of the cybersecurity subcommittee.

Compensation Committee

Our compensation committee currently consists of Mses. Steele and Wassenaar, and Mr. Vitus, with Ms. Steele serving as chair. Each of the members of the compensation committee meets the requirements for independence under the listing standards of Nasdaq and the applicable rules and regulations of the SEC. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The compensation committee met seven times during 2024.

In accordance with the Companies Law, the roles of the compensation committee are, among others, as follows:

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recommend to our board of directors with respect to the approval of our compensation policy for office holders and, once every three years, regarding any extensions to a compensation policy that was adopted for a period of more than three years;
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review the implementation of our compensation policy and periodically recommend to our board of directors with respect to any amendments or updates to our compensation policy;
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resolve whether or not to approve arrangements with respect to the terms of office and employment of office holders; and
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exempt, under certain circumstances, certain transactions with our Chief Executive Officer that would otherwise require the approval of our shareholders.

An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director and any other manager directly subordinate to the general manager.

Our compensation committee oversees our corporate compensation programs. Our compensation committee also:

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oversees the development and implementation of our compensation policies in accordance with the requirements of the Companies Law as well as other compensation policies, incentive-based compensation plans, and the implementation of such policies, and recommends to our board of directors any amendments or modifications the committee deems appropriate, including as required under the Companies Law;
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reviews and approves the grants of options and other incentive awards to the Chief Executive Officer and other executive officers, including reviewing and approving corporate goals and objectives and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, as well as evaluating their performance in light of such goals and objectives;
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approves and exempts certain transactions regarding office holders’ compensation pursuant to the Companies Law;
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assists our board of directors with administering our equity-based compensation plans;
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selects and engages compensation consultants, legal counsel, financial advisors and such other advisors as it deems necessary and advisable to assist the committee in carrying out its responsibilities and functions;
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reviews, identifies and approves our peer group as a benchmark to establish appropriate targets for executive compensation;
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reviews succession planning for certain senior executives; and
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reviews and monitors our diversity and inclusion practices and our performance in the areas of diversity and inclusion in the workplace, marketplace and community.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is currently comprised of Mses. Steele and Wassenaar, with Ms. Wassenaar serving as chair. Each of the members of the nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq and the applicable rules and regulations of the SEC. The nominating and corporate governance committee met seven times during 2024.

Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Our nominating and corporate governance committee also:

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identifies and evaluates the qualifications of, or makes recommendations to our board of directors regarding, proposed nominees for election to our board of directors and its committees;

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identifies, evaluates and recommends director candidates consistent with the criteria approved by our board of directors and qualification requirements under the Companies Law;
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identifies, evaluates and recommends director candidates to ensure compliance with Nasdaq listing standards and the California Corporations Code;
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facilitates the annual performance review of our board of directors and of its committees;
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considers and makes recommendations to our board of directors regarding the composition, organization and governance of our board of directors and its committees;
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develops, evaluates and makes recommendations to our board of directors regarding corporate governance practices; and
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oversees and periodically reviews our environmental, social and governance strategy, initiatives, and public disclosures.

Executive Sessions of Non-Employee Directors

To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or management present on a periodic basis, but no less than two times per year. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a periodic basis, but no less than two times per year.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee during 2024 was an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of our board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

In its evaluation of director candidates, including the members of the board of directors eligible for re-election, our nominating and corporate governance committee considers the current composition, organization and governance of our board of directors, the needs of our board and its respective committees, and the desired board qualifications, expertise and characteristics, such as character, professional ethics and integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on our board and skills that are complementary to our board of directors, an understanding of the Company’s business, an understanding of the responsibilities that are required of a member of our board of directors, other time commitments, diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board.

Consistent with criteria approved by our board of directors and the qualification requirements set forth under the Companies Law, our nominating and corporate governance committee evaluates each individual in the context of the membership of our board of directors as a group, with the objective of having a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of viewpoints and experience in the various areas. Each director should be an individual of high character and integrity. Our board of directors annually evaluates the performance of our board of directors and its committees. Our nominating and corporate governance committee reviews the self-assessment questionnaires to evaluate the performance of individual members. In determining whether to recommend a director for re-election, our nominating and corporate governance committee also considers the director’s participation in and contributions to the activities of our board of directors and the company, the director’s other time commitments, and other qualifications and characteristics determined by our board of directors.

After completing their review and evaluation of director candidates, in accordance with Nasdaq rules and the Companies Law, our nominating and corporate governance committee will recommend a director nominee for selection by our board of directors. Our board of directors has the final authority in determining the selection of director candidates for nomination to our board of directors.

Shareholder Recommendations for Nominations to Our Board of Directors

From time to time, shareholders may present proposals, including to nominate a candidate to serve on our board of directors, that may be proper subjects to add to the agenda for consideration at a general meeting of shareholders. Under Section 66(b) of the Companies Law, one or more shareholders holding at least one percent (1%) of the voting rights at the general meeting of the shareholders may request, within seven days following our notice of convening a shareholders’ general meeting, that our board of directors include a matter in the agenda of a general meeting of the shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Notwithstanding the foregoing, as a company whose shares are traded on certain stock exchanges outside Israel (including the Nasdaq, where our ordinary shares trade), a matter relating to the appointment or removal of a director may only be requested by one or more shareholders holding at least five percent (5%) of the voting rights at the general meeting of the shareholders.

In addition, shareholder proposals may be submitted for inclusion in a proxy statement pursuant to Rule 14a-8 and Rule 14a-19 under the Exchange Act.

The deadline for submission of shareholder proposals for inclusion in our proxy materials for the 2026 annual general meeting of shareholders is December 8, 2025. In addition, Rule 14a-8 proposals must otherwise comply with the requirements of the rule.

Any nomination should be sent in writing to JFrog Ltd., 270 E. Caribbean Drive, Sunnyvale, CA 94089, Attn: Chief Legal Officer.

Communications with our Board of Directors

In cases where shareholders wish to communicate directly with our non-management directors, messages can be sent to our Chairman of the Board at JFrog Ltd., 270 E. Caribbean Drive, Sunnyvale, CA 94089, with copies sent to our Chief Legal Officer and Chief Financial Officer at JFrog Ltd., 270 E. Caribbean Drive, Sunnyvale, CA 94089 or at legal@jfrog.com. Our Chief Legal Officer will, in consultation with appropriate directors as necessary, review incoming shareholder communications and decide whether a response to any shareholder or interested party communication is necessary.

This procedure does not apply to (i) communications to non-management directors from our officers or directors who are shareholders, or (ii) shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which are discussed further in the Questions and Answers section below entitled “When are shareholder proposals due for our 2026 annual general meeting?”

Insider Trading Policy and Prohibitions on Hedging or Pledging of Securities

We have adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees, or our company itself, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us.

Under our insider trading policy, our employees, including our executive officers and members of our board of directors, are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than share options, restricted share units and other compensatory awards issued to such individuals by us), (3) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted to them by us as part of their compensation or held, directly or indirectly, by them, (4) pledging any of our securities as collateral for any loans, and (5) holding our securities in a margin account.

Code of Business Conduct and Ethics

Our board of directors has adopted a written code of business conduct and ethics (“Code of Conduct”) that applies to all employees, including our executive officers and members of our board of directors. The Code of Conduct is reviewed annually for updates by the nominating and corporate governance committee. The full text of our Code of Conduct is available in the corporate governance section of our website, which is located at https://investors.jfrog.com/corporate-governance/overview. We intend to disclose any amendments to our Code of Conduct, or waivers of its requirements, on our website or in filings under the Exchange Act. Our board of directors, through its audit committee, receives reports on compliance with our Code of Conduct.

We encourage employees to report suspected violations of our Code of Conduct to management. We also have an anonymous reporting hotline which makes reporting available to all of our employees and external parties at jfrog.ethicspoint.com and a telephone hotline system, also described on that website, which is available 24/7 and supplied and operated by a third party. The system allows individuals to make reports, including anonymously, to the Company or directly to the chair of the audit committee, and enables follow up directly with the reporter while maintaining anonymity, as needed. We maintain a non-retaliation policy for those who make reports via the reporting system. Management reports on the status of the anonymous reporting program to the audit committee, which the committee reviews quarterly.

Sustainability at JFrog

We are aware of and focused on the sustainability matters that are important to our investors, customers, employees and other stakeholders. Since formalizing our sustainability approach three years ago, we have continued to strive toward our objective to fully integrate these considerations into our corporate culture with a view toward enhancing and promoting employee, customers', partners' and community engagement. Both our management team and board of directors are committed to prioritizing sustainability considerations that take into account a variety of items including climate risks, governance considerations, and corporate social responsibility. Since 2023, our chief sustainability officer ("CSO") has helped accelerate shaping and executing our sustainability strategy and has reinforced our objectives. We also amended our nominating and corporate governance committee charter to explicitly give such committee oversight for sustainability matters, which the committee reviews quarterly.

We expect to publish our most recent sustainability report later in April 2025. Our report, and prior reports we have filed to date, are available in the Investor Relations section of our website at investors.jfrog.com. Our sustainability reports discuss the key components of our strategy, initiatives, and achievements, including but not limited to highlights in the following key areas.

Business Ethics

We have high standards for ethical business conduct and guide our employees to live up to these standards through training and regular conversations. Our Chief Legal Officer leads legal policy development and compliance globally. All of our employees are required to complete ethics and compliance training during onboarding. We also conduct regular training following onboarding and track employee participation for each area of focus. We also maintain business ethics policies, including our Code of Conduct (described above), our Global Anti-Corruption Compliance Policy, our External Communications Policy, our Supplier Code of Conduct, and our Whistleblower Policy.

In July 2024, we adopted our Modern Slavery Statement and, in February 2025, we adopted a Human Rights Statement, which outlines our commitment to respecting human rights and reducing risks across our global operations. Also in February 2025, we revised and republished our Code of Conduct and filed our Insider Trading Policy as Exhibit 19.1 to our annual report on Form 10-K filed with the SEC on February 14, 2025. Our Code of Conduct, Modern Slavery Statement, and Human Rights Statement are available in the governance section of our Investor Relations webpage at investors.jfrog.com. The contents of our investor relations website are not incorporated by reference in this proxy statement.

Our internal audit team has a comprehensive schedule of quarterly audits that cover ethical, legal, and compliance issues. Our audit committee oversees these matters and provides reports to the full board of directors on a quarterly basis.

Data Privacy and Cybersecurity

We are committed to protecting our employees' and users’ data and our platform, and work to monitor the threat landscape and provide transparency to our customers. In 2023, we increased our investment in data protection technology solutions by approximately 25% and expanded our security team with additional leaders in application security and cybersecurity incident response areas. We have advanced ISO certified security and compliance solutions to securely manage data privacy and cybersecurity risks, with compliance and third-party assurance including ISO 27001, 27701, and 27017, SOC 2 Type II, CSA start level 1, TISAX and KY3P by S&P Global certifications. We are also aligned to cybersecurity practices and controls recommended by the National Institute of Standards and Technology, part of the U.S. Department of Commerce. Our audit committee has established a cybersecurity subcommittee which oversees our information security program.

Human Capital Management

We offer a supportive work environment, competitive compensation, and a benefits package designed to unlock unique opportunities for our employees. Our global learning and development director leads our employee training program. We maintain formal training programs and a dedicated budget allowance for team recognition and team-building activities. In addition to competitive compensation, we offer our employees a wide range of benefits to support their well-being and work-life balance. We also conduct yearly employee engagement surveys. In light of conflicts in the Middle East, we maintain a business continuity plan with tools for both managers and employees in response to the outbreak of the war in Israel. Our compensation committee oversees our compensation policies and human capital management, including talent development and employee engagement. Our compensation committee discusses these topics at least quarterly, and when appropriate, matters are also raised at quarterly nominating and corporate governance committee meetings. Human capital management discussions are also reported up to the full board of directors on a regular basis.

Everyone Counts, Everyone Matters

Our CODEX values include a commitment to the principle that “everyone counts, everyone matters.” We believe that every employee has a significant and driving impact on our success. This commitment has been reflected in our practices since the early days of the company. We strive to foster a culture where all of our employees feel they are respected and treated equally.

We Give Back

We have been proud to give back to many organizations that share our values of doing good for the sake of good and have been proud to partner with organizations that empower women and other under-represented groups in technology, groups that promote environmental conservation in our communities, and non-profits that assist at-risk and troubled youth, and have directly supported families and communities affected by global conflicts. Our employees invested over 3,000 volunteer hours in 2024, supporting programs ranging from hack-a-thons for youth to tree-planting, supporting local food banks, and providing help for families in need. This support is an outcome of our inherent obligation to give back, and our employees reinforce that they want to work for a company that has such a passion for social and environmental justice.

Our Environmental Impact

We believe that helping to protect the planet for future generations must be integral to our value creation story. We evaluate our operations across our offices to consider where we can minimize, mitigate, or eliminate our environmental impact. While we have limited control over energy management across our ten leased office spaces, we work with our lessors to implement measures to reduce environmental impact. All three of our U.S. offices use sustainable lighting and lights are automatically turned off when no movement is detected, reducing energy waste. We have established our Global Green Operations Policy to guide us in minimizing our operational carbon footprint and promoting environmental sustainability across our value chain. We are also committed to regularly monitoring and measuring our environmental performance and setting targets for continuous improvement as well as maintaining records of our energy consumption and greenhouse gas emissions, where applicable. We prioritize the procurement of environmentally-friendly products and services whenever possible, including recycled office supplies and energy-efficient office equipment. We recycle or donate our end-of-life hardware to non-profit organizations and to support for people in need. This includes non-governmental organizations that distribute refurbished computers to low-income and ethnic minority families, and students in need.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Non-Employee Director Compensation Policy

Pursuant to our non-employee director compensation policy, each non-employee director is eligible to receive compensation consisting of cash retainers and equity awards for his or her service. Shlomi Ben Haim, as an employee director, is not compensated for his service as Chairman of the board of directors. Our board of directors or our compensation committee has the discretion to amend, suspend, or terminate the non-employee director compensation policy as it deems necessary or appropriate, subject to the terms of our Compensation Policy for Executive Officers and Directors (the "2020 Compensation Policy") and the Companies Law.

Cash Compensation

During 2024, all non-employee directors were entitled to receive the following annual cash compensation for their services:

Board member:	$30,000
Lead non-employee director:	$10,000
Audit committee chair:	$20,000
Member of audit committee:	$10,000
Compensation committee chair:	$15,000
Member of compensation committee:	$6,000
Nominating and governance committee chair:	$7,500
Member of nominating and governance committee:	$4,000

For clarity, each non-employee director who serves as the chair of a committee receives only the additional annual fee for services as the chair of the committee and not the additional annual fee for services as a member of the committee while serving as such chair, provided that the non-employee director who serves as the lead non-employee director receives the annual fee for services as the lead non-employee director and the annual fee for services as a board member.

Each annual cash retainer and additional annual fee is paid quarterly in arrears on a prorated basis to each non-employee director who served in the relevant capacity at any point during the immediately preceding fiscal quarter, and such payment is made no later than 30 days following the end of such immediately preceding fiscal quarter.

Equity Compensation

Non-employee directors are entitled to receive all types of awards other than incentive share options under our 2020 Equity Incentive Plan (the “2020 Plan”), including discretionary awards not covered under the non-employee director compensation policy. During 2024, our non-employee director compensation policy provided for the following nondiscretionary, automatic grants of equity awards to our non-employee directors:

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Initial Award. Each person who first becomes a non-employee director after the effective date of the policy (either by election or appointment) will be granted an equity award on the first trading day on or after such individual first becomes a non-employee director as follows: (i) with respect to each individual who first becomes a non-employee director on or prior to the one year anniversary of the effective date of the policy, the initial award will consist of options to purchase our ordinary shares with a value of $350,000, with any resulting fractional shares rounded down to the nearest whole share; and (ii) with respect to each individual who first becomes a non-employee director after the one year anniversary of the effective date of the policy, the initial award will consist of restricted share units (each an “RSU”) with a value of $350,000, with any resulting fractional shares rounded down to the nearest whole share. Each such initial award will vest as to 1/12th of the shares subject to such initial award on each three-month anniversary of the applicable non-employee director’s initial start date on the same day of the month as such start date, in each case subject to the non-employee director continuing to be a member of our board of directors through the applicable vesting date.

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Annual Award. Each non-employee director who has completed at least six months of continuous service as a non-employee director as of the date of each annual general meeting of our shareholders will be granted an award of RSUs on the first trading day immediately following such annual general meeting with a value of $175,000, with any resulting fractional shares rounded down to the nearest whole share. Each such annual award will be scheduled to vest as to 1/4th of the shares subject to the annual award on each three-month anniversary of the date of grant on the same day of the month as such date of grant, in each case subject to the non-employee director continuing to be a member of our board of directors through the applicable vesting date.

The “value” for the awards of options or RSUs described above means the grant date fair value determined in accordance with U.S. generally accepted accounting principles, or such other methodology as our board of directors or our compensation committee may determine prior to the grant of the applicable award.

Pursuant to our non-employee director compensation policy, in the event of our merger or sale, each outstanding and unvested equity award held by a non-employee director will accelerate and fully vest, subject to the director continuing to provide services to us as a non-employee director through the date of such merger or sale. In the event of any dividend or other distribution, recapitalization, share split, reverse share split, reorganization or other similar change in corporate structure of the company, the board of directors will adjust the number of shares issuable pursuant to awards under the policy in order to prevent diminution or enlargement of benefits intended to be made available under the policy.

Changes to Non-Employee Director Compensation in 2025

The compensation committee reviewed our non-employee director compensation program and recommended to our board of directors, which subsequently approved, the following changes for 2025: board member compensation increased from $30,000 to $35,000 per annum; lead non-employee director compensation increased from $10,000 to $15,000 per annum; nominating and corporate governance committee chair compensation increased from $7,500 to $8,000 per annum; compensation committee member compensation increased from $6,000 to $7,500 per annum; and the annual equity grant value increased from $175,000 to $200,000 per annum. The changes to the compensation of our non-employee directors have been presented to our shareholders for approval at this Annual Meeting. Please see Proposal 6 below for additional information.

Director Compensation Table

The following table provides information regarding compensation of our non-employee directors for service as directors for the year ended December 31, 2024. Each non-employee director’s reasonable, customary and properly documented travel expenses to attend board meetings is reimbursed by the company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)		Total ($)
Jessica Neal	45,000	149,678	—		194,678
Yossi Sela	50,000	149,678	—		199,678
Frederic Simon(3)	18,589	—	256,314	(2)	274,903
Elisa Steele	47,500	149,678	—		197,178
Luis Visoso	17,692	371,001	—		388,693
Andy Vitus	40,000	149,678	—		189,678
Yvonne Wassenaar	36,000	149,678	—		185,678
Barry Zwarenstein	50,000	149,678	—		199,678

____________________________________________

(1)
Amounts represent the grant date fair value of such awards, calculated based on the closing price of our ordinary shares on the applicable date of grant in accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 718.
(2)
Amounts represent $112,125 in salary, $7,645 in travel allowance, $25,788 in commissions paid, plus $21,505 in employee benefits for the time Mr. Simon was an employee of the Company prior to him moving into a consulting role in June 2024, and $89,251 in consulting fees paid for service after June 4, 2024, his last day as an employee.
(3)
Mr. Simon also serves as a consultant to the Company.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2024.

Name	Option Awards (#)		Stock Awards (#)
Jessica Neal	50,000	(1)	2,307	(2)
Yossi Sela	—		2,307	(2)
Frederic Simon	—		89,057	(3)
Elisa Steele	50,000	(1)	2,307	(2)
Luis Visoso	—		8,799	(4)
Andy Vitus	—		2,307	(2)
Yvonne Wassenaar	—		6,422	(5)
Barry Zwarenstein	43,750	(1)	2,307	(2)

____________________________________________

(1)
The share options are fully vested and exercisable.
(2)
The RSUs vest in two equal quarterly installments on each of February 21 and May 21, 2025, in each case subject to the director continuing to be a member of our board of directors through the applicable vesting date.
(3)
The share awards were granted to Mr. Simon while he was our employee. The share awards consist of (i) RSUs representing 3,462 ordinary shares, which vest in two equal quarterly installments on each of March 1 and June 1, 2025; (ii) RSUs representing 31,034 ordinary shares, which vest in six equal quarterly installments beginning March 1, 2025; and (ii) RSUs representing 54,561 ordinary shares, which vest in 10 equal quarterly installments beginning March 1, 2025, provided Mr. Simon remains a service provider to the Company through each applicable vesting date.

(4)
The RSUs vest in 11 equal quarterly installments beginning January 23, 2025, in each case subject to Mr. Visoso continuing to be a member of our board of directors through the applicable vesting date.

(5)
The share awards consist of (i) RSUs representing 4,115 ordinary shares, which vest in three equal quarterly installments on each of March 29, June 29, and September 29, 2025, and (ii) RSUs representing 2,307 ordinary shares, which vest in two equal quarterly installments on each of February 21 and May 21, 2025, all in each case subject to Ms. Wassenaar continuing to be a member of our board of directors through the applicable vesting date.

PROPOSAL NUMBER 1

ELECTION OF CLASS II DIRECTORS

Our board of directors is currently comprised of 10 directors and is divided into three staggered classes of directors. There are three Class I directors, three Class II directors, and four Class III directors. At the Annual General Meeting, three Class II directors will be elected to our board of directors by the holders of our ordinary shares to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected or until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

External Directors

Under the Companies Law, Israeli public companies are generally required to appoint at least two external directors who need to meet certain criteria and be appointed according to a specific procedure. However, according to the Israeli Companies Regulations (Relief for Companies whose Securities are Listed for Trading on a Stock Exchange Outside Israel), 2000 (the “Relief Regulations”), a company whose shares are traded on certain stock exchanges outside Israel (including the Nasdaq, such as us) that does not have a controlling shareholder and that complies with the requirements of the laws of the foreign jurisdiction where the company’s shares are listed, as they apply to domestic issuers, with respect to the appointment of independent directors and the composition of the audit committee and compensation committee, may elect to exempt itself from the requirements of Israeli law with respect to, among other things, (i) the requirement to appoint external directors and that one external director serve on each committee of our board of directors; and (ii) certain limitations on the employment or service of an external director or his or her spouse, children or other relatives, following the cessation of his or her service as an external director, by or for the company, its controlling shareholder or an entity controlled by the controlling shareholder. Prior to the effectiveness of our initial public offering, our board decided to opt out of these requirements.

Under the Relief Regulations, these concessions will continue to be available to us so long as (i) our shares are traded on a U.S. stock exchange, including the Nasdaq; (ii) we do not have a “controlling shareholder” (as such term is defined under the Companies Law); and (iii) we comply with the majority board independence requirements and audit committee and compensation committee requirements under U.S. laws applicable to U.S. domestic issuers.

Nominees for Director

Our Class II directors, whose terms will expire at the Annual General Meeting, are Frederic Simon, Andy Vitus, and Barry Zwarenstein. Our nominating and corporate governance committee has recommended director nominees for selection by our board of directors, and our board of directors has nominated Messrs. Simon, Vitus, and Zwarenstein for re-election as Class II directors.

If elected, Messrs. Simon, Vitus, and Zwarenstein will serve as Class II directors until the 2028 annual general meeting or until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. For more information concerning the nominees, please see the section entitled “Board of Directors and Corporate Governance.”

Messrs. Simon, Vitus, and Zwarenstein have each agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve.

Proposed Resolution

Shareholders are being asked to adopt the following resolution:

“RESOLVED, to re-elect each of Messrs. Simon, Vitus, and Zwarenstein to serve as a director of the Company to hold office until our 2028 annual general meeting of shareholders or until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal.”

Required Vote

The affirmative vote of the holders of a majority of the shares represented at the Annual General Meeting in person or by proxy and voting on the foregoing resolution is required. Each director nominee shall be voted separately.

Board Recommendation

Our board of directors recommends a vote “FOR” each in favor of Messrs. Simon, Vitus, and Zwarenstein in Proposal 1.

PROPOSAL NUMBER 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Under the Companies Law and our amended and restated articles of association, the shareholders of our Company are authorized to appoint the Company’s independent auditors. Under our amended and restated articles of association, our board of directors (or a committee, if it is so authorized by our board of directors) is authorized to determine the independent auditor’s remuneration. In addition, the approval by our audit committee of the independent auditor’s re-appointment and remuneration is required under the listing rules of Nasdaq. Following the recommendation by our audit committee and board of directors, it is proposed that Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global (“EY”), be reappointed as the independent auditors of the Company for the period ending at the close of the next annual general meeting.

A representative of EY is expected to be telephonically present at the Annual General Meeting, where he or she will be available to respond to appropriate questions and, if he or she desires, to make a statement.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed for professional audit services and other services rendered to us by EY for our fiscal years ended December 31, 2024 and 2023.

	Fiscal Year Ended
	2024	2023
Audit Fees(1)	$974,527	$923,171
Audit-related Fees(2)	24,790	—
Tax Fees(3)	103,673	22,694
All Other Fees(4)	29,600	23,400
Total Fees	$1,132,590	$969,265

____________________________________________

(1)
“Audit Fees” consist of professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)
“Audit-related Fees” consist of fees for due diligence associated with acquisition.
(3)
“Tax Fees” consist of fees for professional services for tax compliance, tax advice and tax planning.
(4)
“All Other Fees” consists of fees for services provided in connection with the assessment and reports of our compliance programs.

Auditor Independence

In 2024, there were no other professional services provided by EY that would have required our audit committee to consider their compatibility with maintaining the independence of EY.

Audit and Non-Audit Services Pre-Approval Policy

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee (or its delegate) may pre-approve services to be performed by our independent registered public accounting firm without consideration of specific case-by-case services or may require the specific pre-approval of the committee, in either case, in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to EY for our fiscal years ended December 31, 2024 and 2023 were pre-approved by our audit committee.

Proposed Resolution

Shareholders are being asked to adopt the following resolution:

“RESOLVED, to approve and ratify the re-appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the independent auditors of the Company for the period ending at the close of the next annual general meeting.”

Required Vote

The affirmative vote of the holders of a majority of the shares represented at the Annual General Meeting in person or by proxy and voting on the foregoing resolution is required.

Board Recommendation

Our board of directors recommends a vote “FOR” Proposal 2.

Report of the Audit Committee

The audit committee of our board of directors is responsible for assisting our board of directors in fulfilling its oversight responsibilities regarding the Company’s financial accounting and reporting processes, system of internal control, audit process, and process for monitoring compliance with laws and regulations.

Management of the Company has the primary responsibility for preparing the Company’s consolidated financial statements as well as establishing and maintaining the integrity of the Company’s financial reporting process, accounting principles and internal controls. Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles.

In this context, the audit committee of our board of directors reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2024, with the Company’s management and Kost Forer Gabbay & Kasierer. To ensure independence, the audit committee of our board of directors met separately with Kost Forer Gabbay & Kasierer and members of the Company’s management. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the audit committee of our board of directors received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB requiring independent registered public accounting firms to annually disclose in writing all relationships that, in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of independence, and it has discussed with Kost Forer Gabbay & Kasierer its independence from the Company.

Based on the reviews and discussions described above, the audit committee of our board of directors recommended to the board of directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Barry Zwarenstein (Chair)

Elisa Steele

Luis Visoso*

Andy Vitus**

*appointed July 23, 2024

**until March 20, 2025

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL NUMBER 3

TO APPROVE CHANGES TO THE COMPENSATION OF

SHLOMI BEN HAIM, THE CHIEF EXECUTIVE OFFICER OF THE COMPANY

Background

The Companies Law requires that the terms of service and employment of a company’s chief executive officer be approved by the company’s compensation committee, board of directors, and the shareholders of the company, in that order.

Our compensation committee and board of directors have approved the terms of service and employment of Mr. Ben Haim, our chief executive officer (“CEO”), in accordance with the Companies Law. The proposed changes to our CEO’s compensation were suggested by Mr. Ben Haim and were approved, first, by our compensation committee and, second, by our board or directors, while considering, among other factors, Mr. Ben Haim’s performance and contribution to us in general, his experience, the terms of our 2020 Compensation Policy, and other factors as required by the Companies Law.

In accordance with our 2020 Compensation Policy, our compensation committee and board of directors reviewed a comprehensive benchmark analysis of peer companies, which also included a survey of compensation terms of 19 peer companies prepared by an independent compensation advisor, Compensia, in December 2024. The Company’s 2025 compensation peer group (Appian, C3.ai, Confluent, Digital Ocean Holdings, Elastic N.V., Five9, GitLab, Intapp, Jamf Holding, nCino, PagerDuty, Payoneer Global, Qualys, Rapid7, Semrush Holdings, SentinelOne, Sprout Social, Tenable Holdings, and Varonis Systems, collectively referred to as the "2025 compensation peer group") was constructed with careful consideration and represents an appropriate comparison pool based on a peer group of other companies operating in technology sectors which are similar in their characteristics to the Company based on characteristics such as revenues, market capitalization, number of employees and operating arena (in Israel or globally). The criteria are used in the manner described below in the heading “Competitive Positioning” (e.g., revenues that are generally in the range of .5x to 3.0x our revenues, etc.) to determine which companies are similar. The peer group was approved by our compensation committee. According to such survey, Mr. Ben Haim’s total compensation approximated the 45th percentile compared to the chief executive officer terms of the above-mentioned group of peer companies.

In accordance with and subject to our Compensation Policy (either the 2020 Compensation Policy which is in effect prior to the date of the meeting or the 2025 Compensation Policy adopted, if approved by our shareholders, in accordance with Proposal 5 herein), as part of a long-term retention plan, and in light of Mr. Ben Haim’s performance and contribution to the Company in the past years, it is proposed to approve the following amendments to Mr. Ben Haim’s compensation arrangement as our CEO:

1.
To approve an increase of Mr. Ben Haim’s annual salary by $25,000 to $625,000 from $600,000 (the “Ben Haim Base Salary Increase”), a 4% increase from 2024, effective March 1, 2025 and paid retroactively following shareholder approval; and
2.
To approve the grant of 203,784 RSUs determined by dividing $7,000,000 by $34.35, the average closing price of our ordinary shares for the 20 trading days ending on and including the day prior to our February 10, 2025 Compensation Committee meeting, 25% of which will vest on March 1, 2026, after which the RSUs will continue to vest on a quarterly basis over the following 12 quarters, resulting in approximately four (4) total years, subject to Mr. Ben Haim’s continued service; and
3.
To approve the grant of 145,560 performance-based RSUs ("PSUs) determined by dividing $5,000,000 by $34.35, the average closing price of our ordinary shares for the 20 trading days ending on and including the day prior to our February 10, 2025 Compensation Committee meeting, which will vest only if the Company’s total shareholder return ("TSR") for 2025 is greater than the median TSR for the companies in the 2025 compensation peer group.* If the Company’s TSR is less than the median, no portion of the performance-based RSUs will be eligible to vest. If the applicable performance metric is achieved, 25% of the performance-based RSUs will vest on March 1, 2026, after which the performance-based RSUs will continue to vest on a quarterly basis over the following 12 quarters, subject to Mr. Ben Haim’s continued service (each such grant in items 2 and 3, a “Ben Haim Equity Award,” and such compensation changes as a whole, including the salary increase, the “Ben Haim Compensation Changes”).

* Total shareholder return for the Company and each peer will be calculated as the volume-weighted average price for shares traded in December 2025, assuming any dividends paid in 2025 were reinvested, divided by the volume-weighted average price for shares traded in December 2024.

The result of this structure is that 58% of the Ben Haim Equity Awards vest based solely on continued service to the Company and 42% have an additional performance requirement. Each Ben Haim Equity Award will also be subject to the terms and conditions of the 2020 Plan and the terms of an award agreement to be issued to Mr. Ben Haim pursuant to the 2020 Plan.

Mr. Ben Haim is not compensated for his role as a director nor for his role as chairperson. All other employment terms shall remain unchanged. For further information on the compensation terms of Mr. Ben Haim, please see the section entitled “Executive Employment Agreements”.

In September 2020, we entered into an employment agreement with Mr. Ben Haim, including a change in control and severance agreement. Pursuant to the employment agreement, Mr. Ben Haim continues to serve as our Chief Executive Officer. For 2025, Mr. Ben Haim’s bonus eligibility will be determined on an annual basis and will not be paid unless the Company achieves target performance with respect to a predetermined performance parameter.

The shareholders vote on this matter is binding under Israeli law and not merely advisory. If this proposal is not approved by the affirmative vote of our shareholders, the Company will not be authorized to implement the Ben Haim Compensation Changes as described in this proxy statement.

The proposed Ben Haim Compensation Changes were approved by our compensation committee and board of directors, reflect Mr. Ben Haim’s experience, and are based on a comprehensive compensation survey provided to our compensation committee and our board of directors and the terms of our 2020 Compensation Policy. The proposed Ben Haim Compensation Changes are consistent with both our 2020 Compensation Policy and the 2025 Compensation Policy being proposed for adoption under Proposal 5 herein.

Proposed Resolution

Shareholders are being asked to adopt the following resolution:

“RESOLVED, to approve the Ben Haim Compensation Changes with respect to Mr. Ben Haim, the Company’s Chief Executive Officer, as described in the Proxy Statement, dated April 7, 2025.”

Required Vote

The affirmative vote of the holders of a majority of the shares represented at the Annual General Meeting in person or by proxy and voting on the foregoing resolution is required.

Board Recommendation

Our board of directors recommends a vote “FOR” Proposal 3.

PROPOSAL NUMBER 4

TO APPROVE CHANGES TO THE COMPENSATION OF

YOAV LANDMAN, THE CHIEF TECHNOLOGY OFFICER OF THE COMPANY

Background

The Companies Law requires that the terms of service and employment of an executive who also serves as a director be approved by the company’s compensation committee, board of directors, and the shareholders of the company in that order.

Our compensation committee and board of directors have approved the terms of service and employment of Mr. Landman in accordance with the Companies Law. The proposed changes to Mr. Landman’s compensation were approved, first, by our compensation committee and, second, by our board of directors, while considering, among other factors, Mr. Landman’s performance and contribution to us in general, his experience, the terms of our 2020 Compensation Policy, and other factors as required by the Companies Law.

In accordance with our 2020 Compensation Policy, our compensation committee and board of directors reviewed a comprehensive benchmark analysis of peer companies, which also included a survey of compensation terms of 19 peer companies prepared by an independent compensation advisor, Compensia, in December 2024. The Company’s 2025 compensation peer group (as defined in Proposal 3) was constructed with careful consideration and represents an appropriate comparison pool based on a peer group of other companies operating in technology sectors which are similar in their characteristics to the Company based on characteristics such as revenues, market capitalization, number of employees and operating arena (in Israel or globally). The criteria are used in the manner described below in the heading “Competitive Positioning” (e.g., revenues that are generally in the range of .5x to 3.0x our revenues, etc.) to determine which companies are similar. The peer group was approved by our compensation committee. According to such survey, Mr. Landman’s total compensation approximated the 50th percentile compared to the chief technology officer terms of the above-mentioned group of peer companies.

In accordance with and subject to our 2020 Compensation Policy, as part of a long-term retention plan and in light of Mr. Landman’s performance and contribution to the Company in the past years, it is proposed to approve the following amendments to Mr. Landman’s compensation arrangement as our Chief Technology Office:

1.
To approve an increase of Mr. Landman’s annual salary (inclusive of an annual travel allowance) by NIS 73,000 to NIS 1,460,000 from NIS 1,387,000, effective as of March 1, 2025 and paid retroactively following shareholder approval (the “Landman Base Salary Increase”), which is the equivalent of a $19,730 increase from $374,865 to $394,595 based on the 2024 average exchange rate of 3.7 NIS to 1.000 USD. Salary and bonus is paid in NIS and dollar equivalents are shown for illustrative purposes only; and
2.
To approve the grant of 79,185 RSUs determined by dividing $2,720,000 by $34.35, the average closing price of our ordinary shares for the 20 trading days ending on and including the day prior to our February 10, 2025 Compensation Committee meeting, 25% of which will become vested on March 1, 2026, after which the RSUs will continue to vest on a quarterly basis over the following 12 quarters, resulting in approximately four (4) total years, subject to Mr. Landman’s continued service; and
3.
To approve the grant of 19,796 PSUs determined by dividing $680,000 by $34.35, the average closing price of our ordinary shares for the 20 trading days ending on and including the day prior to our February 10, 2025 Compensation Committee meeting, which will vest only if the Company’s total shareholder return ("TSR") for 2025 is greater than the median TSR for the companies in the 2025 compensation peer group. If the Company’s TSR is less than the median, no portion of the performance-based RSUs will be eligible to vest. If the applicable performance metric is achieved, 25% of the performance-based RSUs will vest on March 1, 2026, after which the performance-based RSUs will continue to vest on a quarterly basis over the following 12 quarters, subject to Mr. Landman’s continued service (each such grant in items 2 and 3, a “Landman Equity Award,” and such compensation changes as a whole, including the salary increase, the “Landman Compensation Changes”).

The result of this structure is that 80% of the Landman Equity Awards vest based solely on continued service and 20% have an additional performance requirement. The performance-based RSUs referred to above will vest only if the Company’s total shareholder return ("TSR") for 2025 is greater than the median TSR for the companies in the 2025 compensation peer group.* If the Company’s TSR is less than the median, no portion of the performance-based RSUs will be eligible to vest. If the applicable performance metric is achieved, 25% of the performance-based RSUs will vest on March 1, 2026, after which the performance-based RSUs will continue to vest on a quarterly basis over the following 12 quarters, subject to Mr. Landman’s continued service. Each Landman Equity Award will also be subject to the terms and conditions of the 2020 Plan and the terms of an award agreement to be issued to Mr. Landman pursuant to the 2020 Plan.

* Total shareholder return for the Company and each peer will be calculated as the volume-weighted average price for shares traded in December 2025, assuming any dividends paid in 2025 were reinvested, divided by the volume-weighted average price for shares traded in December 2024.

Mr. Landman is an employee and director of the company. Mr. Landman is not compensated for his role as a director. All other employment terms shall remain unchanged.

In September 2020, we entered into an employment agreement with Mr. Landman, including a change in control and severance agreement. Pursuant to the employment agreement, Mr. Landman continues to serve as our Chief Technology Officer. Pursuant to certain compensation changes approved by the Company’s shareholders in May 2022, Mr. Landman’s employment agreement provides for an annual base salary, the opportunity to receive bonuses with an annual target bonus amount of up to 60% of Mr. Landman’s annual base salary upon achievement of certain predetermined performance parameters, and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us. Mr. Landman’s employment agreement also provides that Mr. Landman will be eligible to receive reimbursements for certain travel expenses, in accordance with our expenses reimbursement policy.

The shareholders vote on this matter is binding under Israeli law and not merely advisory. If this proposal is not approved by the affirmative vote of our shareholders, the Company will not be authorized to implement the Landman Compensation Changes as described in this proxy statement.

The proposed Landman Compensation Changes were approved by our compensation committee and board of directors, reflect Mr. Landman’s experience, and are based on a comprehensive compensation survey provided to our compensation committee and board of directors and the terms of our Compensation Policy. The proposed Landman Compensation Changes are consistent with both our 2020 Compensation Policy and the 2025 Compensation Policy being proposed for adoption under Proposal 5 herein.

Proposed Resolution

Shareholders are being asked to adopt the following resolution:

“RESOLVED, to approve the Landman Compensation Changes with respect to Mr. Landman, the Company’s Chief Technology Officer, as described in the Proxy Statement, dated April 7, 2025.”

Required Vote

The affirmative vote of the holders of a majority of the shares represented at the Annual General Meeting in person or by proxy and voting on the foregoing resolution is required.

Board Recommendation

Our board of directors recommends a vote “FOR” Proposal 4.

PROPOSAL NUMBER 5

TO APPROVE THE COMPANY’S 2025 EXECUTIVE OFFICER

AND DIRECTOR COMPENSATION POLICY

Background

Under the Companies Law, companies incorporated under the laws of the State of Israel whose shares are listed for trading on a stock exchange or have been offered to the public in or outside of Israel, such as us, are required to adopt a policy governing the compensation of “office holders” (as defined in the Companies Law).

Accordingly, we maintain a 2020 Compensation Policy for our office holders. We are required under the Companies Law to submit the renewal of the 2020 Compensation Policy, or a new compensation policy, to our shareholders this year. In March 2025, our board of directors, following the recommendation of our compensation committee, approved our 2025 Executive Officer and Director Compensation Policy in the form attached hereto as Appendix A with changes marked versus the 2020 Compensation Policy (the “2025 Compensation Policy”) and our shareholders are being asked to approve the 2025 Compensation Policy at the Annual General Meeting.

Pursuant to the Companies Law and the regulations promulgated thereunder, the 2020 Compensation Policy remains in effect for a period of five years from the date of its approval on August 30, 2020. As such, if shareholders do not approve the 2025 Compensation Policy, the previous approval of the 2020 Compensation Policy will remain in effect until September 15, 2025.

The material differences between the 2025 Compensation Policy (which is described below under the section titled “2025 Executive Officer and Director Compensation Policy”) and the 2020 Compensation Policy are as follows (capitalized terms not defined in the following summary shall have the meaning ascribed to them under the 2025 Compensation Policy):

•
Compensation Ratio – has been revised to state that the value of the total annual bonus and equity-based compensation opportunity of each Executive Officer shall not exceed 97% of the total compensation package.
•
Benefits for Non-Israeli Executive Officers – has been revised to specify that Executive Officers not employed in Israel may receive domicile-applicable benefits, and they will not be entitled to duplicates or compensation ‘in-lieu’ of benefits provided in other domiciles.
•
Special Bonus Payment – has been revised so that the Special Bonus may be paid, in whole or in part, in equity in lieu of cash.
•
Non-Compete Grant – added provision for the Board to consider the existing entitlements of the Executive Officer in connection with the consideration of any non-compete grant.
•
Caps on Board Compensation – increases the maximum amounts that may be paid to non-executive members of our board of directors as set forth in Appendix A.

In recommending and approving the 2025 Compensation Policy, our board of directors and compensation committee considered the various factors set forth in the Companies Law, and reviewed various data and other information they deemed relevant, including, among others: (i) promoting the Company's objectives, business plan and long-term policy; (ii) creating appropriate incentives for our office holders, considering, among other issues, the Company's' risk management policy; (iii) the Company's size and nature of operations; and (iv) with respect to variable elements of compensation, the office holder’s contribution to achieving corporate objectives and increasing profits, with a long-term view and in accordance with his or her role.

Pursuant to the Companies Law, our Compensation Policy must be reviewed from time to time by our Compensation Committee and the board of directors, to ensure its alignment with the Company’s compensation philosophy and to consider its appropriateness for the Company. The Compensation Policy must generally be re-approved once every three years by the board of directors, after considering the recommendations of the compensation committee, and by the Company’s shareholders.

The 2025 Compensation Policy, if approved by our shareholders, will become effective immediately following the Annual General Meeting, for a period of three years. If the 2025 Compensation Policy is not approved by our shareholders, our 2020 Compensation Policy will remain in full force and effect until the earlier of its expiration or the adoption of a new compensation policy. To the extent not approved by our shareholders at the Annual General Meeting, our compensation committee and our board of directors may nonetheless approve the 2025 Compensation Policy, following re-discussion of the matter and for specified reasons under the Companies Law, provided such approval is in the best interests of the Company.

Proposed Resolution

Shareholders are being asked to approve the following resolution:

“RESOLVED, that the 2025 Executive Officer and Director Compensation Policy, in the form attached as Appendix A to JFrog Ltd.’s definitive proxy statement relating to the 2025 Annual Meeting of Shareholders, be, and hereby is, approved.”

Required Vote

The affirmative vote of the holders of a majority of the shares represented at the Annual General Meeting in person or by proxy and voting on the foregoing resolution is required.

Additionally, the proposal is subject to the fulfillment of one of the following additional voting requirements (the “Special Majority”): (i) the majority of the shares that are voted at the Annual General Meeting in favor of such proposal, excluding abstentions, including a majority of the votes of shareholders who are not controlling shareholders or do not have a personal interest (an “Interested Shareholder”) in the approval of such proposal; or (ii) the total number of shares of the shareholders mentioned in clause (i) above that are voted against the proposal does not exceed two percent (2%) of the total voting rights in the Company.

For additional information, see “What is the voting requirement to approve each of the proposals?” below.

Board Recommendation

Our board of directors recommends a vote “FOR” Proposal 5.

PROPOSAL NUMBER 6

 APPROVAL OF CHANGES TO THE COMPENSATION PROGRAM

OF OUR NON-EXECUTIVE MEMBERS OF

OUR BOARD OF DIRECTORS

Under the Companies Law, changes to director compensation require shareholder approval. The compensation program currently in effect for non-executive directors, pursuant to the limits set under the 2020 Compensation Policy, is as follows:

Cash Compensation:

Board member:	$30,000
Lead non-employee director:	$10,000
Audit committee chair:	$20,000
Member of audit committee:	$10,000
Compensation committee chair:	$15,000
Member of compensation committee:	$6,000
Nominating and governance committee chair:	$7,500
Member of nominating and governance committee:	$4,000

Equity Compensation: An initial grant for new directors of RSUs with a value of $350,000 which will vest in equal quarterly installments over a four-year period, and an annual equity award of RSUs with a value of $175,000 which will vest quarterly over one year, with each such grant subject to such director’s continued service through each vesting date.

See above under the title Compensation of Non-Employee Directors for additional information with respect to the compensation arrangements of our non-employee directors.

The compensation committee reviewed the board of directors’ compensation program and recommended to the board of directors, which subsequently approved, the following changes for 2025 (which shall apply to non-executive directors):

•
The annual cash fee retainer shall be increased from $30,000 to $35,000 per annum.
•
Lead-independent director compensation shall be increased from $10,000 to $15,000 per annum.
•
The compensation committee member compensation shall be increased from $6,000 to $7,500 per annum.
•
The nominating and governance committee chair compensation shall be increased from $7,500 to $8,000 per annum.
•
The annual equity grant value shall be increased from $175,000 to $200,000 per annum.

The changes proposed above are consistent with the limits set by the 2020 Compensation Policy currently in effect, as well as the limits set by the 2025 Compensation Policy currently subject to shareholder approval (see Proposal 5).

In the event this Proposal 6 is not approved, the current director compensation program will remain in place.

Proposed Resolution

Shareholders are being asked to approve the following resolution:

“RESOLVED, to approve changes to the compensation scheme of non-executive directors in accordance with JFrog Ltd.’s definitive proxy statement relating to the 2025 Annual Meeting of Shareholders.

Required Vote

The affirmative vote of the holders of a majority of the shares represented by the Annual General Meeting in person or by proxy and voting on the foregoing proposal is required.

Board Recommendation

Our board of directors recommends a vote “FOR” Proposal 6.

PROPOSAL NUMBER 7

 APPROVAL OF SHLOMI BEN HAIM’S SERVICE AS BOTH

OUR CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF OUR BOARD OF DIRECTORS

FOR A PERIOD OF THREE YEARS

Under the Companies Law, the chief executive officer of a public company may serve as the chairman of the board of directors or be vested with such authority, so long as authorized to do so by a special majority of shareholders at a general meeting. The shareholders’ approval can be provided for successive periods, each of up to three years.

Mr. Ben Haim has acted as the Chief Executive Officer and chairman of the board of directors since the Company’s inception. Effective as of the date of our initial public offering (“IPO”), Mr. Ben Haim was officially appointed as the Chief Executive Officer and Chairman of our board of directors for a period of five years from the date of our IPO.

Based on the recommendation of our nominating and corporate governance committee, our board of directors recommended that our shareholders ratify and approve the service of Mr. Ben Haim as both Chief Executive Officer and Chairman of the board of directors, for an additional three-year period commencing on September 16, 2025.

Pursuant to the Companies Law and the regulations promulgated thereunder, Mr. Ben Haim may serve as both Chief Executive Officer and Chairman of the board for a period of five years from the date of IPO. As such, if shareholders do not approve Mr. Ben Haim’s simultaneous service as both Chief Executive Officer and Chairman of our board of directors, the previous approval of this arrangement will remain in effect until September 15, 2025.

As recommended by our nominating and corporate governance committee, the board of directors has determined that it is in JFrog's best interest that Mr. Ben Haim continue to serve as Chairman of our board of directors, in addition to serving as Chief Executive Officer, effective for a period of three years

Proposed Resolution

Shareholders are being asked to approve the following resolution:

“RESOLVED, that, in accordance with the approval by the shareholders as described in the Company’s definitive proxy statement relating to the Annual General Meeting and the Companies Law, Shlomi Ben Haim’s service as both our Chief Executive Officer and Chairman of our board of directors for a period of three years is hereby approved.”

Required Vote

The affirmative vote of the holders of a majority of the shares represented at the Annual General Meeting in person or by proxy and voting on the foregoing resolution is required.

Additionally, the proposal is subject to the fulfillment of the Special Majority requirement through either: (i) the majority of the shares that are voted at the Annual General Meeting in favor of such proposal, excluding abstentions, including a majority of the votes of Interested Shareholders in the approval of such proposal; or (ii) the total number of shares of the shareholders mentioned in clause (i) above that are voted against the proposal does not exceed two percent (2%) of the total voting rights in the Company.

For additional information, see “What is the voting requirement to approve each of the proposals?” below.

Board Recommendation

Our board of directors recommends a vote “FOR” Proposal 7.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of March 14, 2025:

Name	Age	Position
Shlomi Ben Haim	55	Chief Executive Officer and Chairman of the Board
Eduard Grabscheid	51	Chief Financial Officer
Yoav Landman	53	Chief Technology Officer
Tali Notman	42	Chief Revenue Officer

For Mr. Ben Haim’s and Mr. Landman’s biographies, see “Continuing Directors” above.

Eduard Grabscheid

Mr. Grabscheid has served as our Chief Financial Officer since January 2024 and previously served as Vice President, Finance from August 2019 to December 2023. From January 2015 to July 2019, he was the Chief Financial Officer and Vice President of Finance at Atlona, Vice President of Finance at ServiceMax from 2014 to 2015, and Senior Director of Finance at Intermolecular from June 2011 to May 2014. Mr. Grabscheid holds a B.B.A. in Accounting from California State University, Fresno and an M.B.A. in Finance from San Jose State University.

Tali Notman

Ms. Notman has served as our Chief Revenue Officer since January 2019, Vice President, Sales from May 2015 to December 2018 and previously served as our Director of Sales from September 2012 to April 2015 and as our Customer and Community Relation Manager from June 2011 to September 2012. From December 2007 to September 2010, she was the Director of Human Resources at AlphaCSP. Ms. Notman holds a B.A. in Social Sciences and a Masters in Legal Studies from Bar-Ilan University, Israel.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information regarding the fiscal year 2024 compensation program for our principal executive officer, our principal financial officer, and our remaining two executive officers at fiscal year-end who were our most highly-compensated executive officers (our “Named Executive Officers”). For fiscal year 2024, our Named Executive Officers were:

•
Shlomi Ben Haim, our Chief Executive Officer (“CEO”) and Chairman of our board of directors;
•
Tali Notman, our Chief Revenue Officer (“CRO”);
•
Eduard Grabscheid, our Chief Financial Officer (“CFO”); and
•
Yoav Landman, our Chief Technology Officer (“CTO”).

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal year 2024 and provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it discusses the process and result of the specific compensation decisions that our compensation committee and board of directors made for fiscal 2024 compensation for our Named Executive Officers. All determinations regarding the compensation of our Named Executive Officers were approved first by our compensation committee and second by our board of directors, pursuant to the terms of our 2020 Compensation Policy and the Companies Law. Compensation determinations with respect to our executive officers who are members of our board of directors, including Messrs. Ben Haim and Landman, were also approved by our shareholders pursuant to the terms of the Companies Law.

Executive Summary

Who We Are

JFrog provides a hybrid, universal, end-to-end software supply chain platform for delivering trusted, secure software updates from code to production. Our goal is to function as the single source of truth for an organization’s software footprint, bridging digital gaps between developers, security teams, machine learning engineers, data scientists, and other business units to empower a world of always-on, always-current software which we refer to as “Liquid Software.” As of December 31, 2024, we had a global customer base of approximately 7,300 organizations across all industries and sizes, including approximately 82% of Fortune 100 organizations. All of the top 10 technology organizations and top 10 financial services organizations, eight of the top 10 retail organizations, eight of the top 10 healthcare organizations, and all of the top five telecommunications organizations in the Fortune 500 have adopted the JFrog platform, embarking on their journey towards Liquid Software. For the year ended December 31, 2024, our 10 largest customers represented approximately 8% of our total revenue and 40% of our revenue was generated from customers outside of the United States.

We have designed our subscription structure and go-to-market strategy to align our growth with the success of our customers. Our business model benefits from our ability to serve the needs of all customers, from individual software developers, security teams, MLOps teams, and IT operators to the largest organizations, in a value-oriented manner.

We generate revenue from the sale of subscriptions to customers. We offer subscription tiers for self-managed deployments, where our customers deploy and manage our products across their public cloud, on-premise, private cloud, or hybrid environments, as well as JFrog-managed public cloud deployments, which we refer to as our SaaS subscriptions. Revenue from SaaS subscriptions contributed 39% of our total revenue for the year ended December 31, 2024, compared to 34% for the year ended December 31, 2023.

Our self-managed subscriptions are offered on an annual and multi-year basis, and our SaaS subscriptions are offered on a monthly, annual, and multi-year basis. Revenue from Enterprise Plus subscription represented approximately 51% of our total revenue for the year ended December 31, 2024, compared to approximately 46% for the year ended December 31, 2023. The growth in revenue from our Enterprise Plus subscription demonstrates the increased demand for our end-to-end solutions for customers’ entire software supply chain management.

We have an unwavering commitment to the software developer, security teams, MLOps teams, and IT operator communities, and show this commitment by offering varying forms of free access to our products in addition to the paid subscriptions described above. This free access takes the form of free trials and open source software, and helps generate demand for our paid offerings within the software developer, security and IT operator communities.

Fiscal Year 2024 Financial Highlights

Our 2024 performance showcases our solid execution across our strategic pillars, driving growth in the cloud, leveraging complete software supply chain capabilities, and enhancing our security offerings – all supported by our focused transition to enterprise sales while building an efficient business. Our fiscal year 2024 financial and business highlights included the following:

•
Revenue equaled $428.5 million, up 22% year-over-year.
•
GAAP Gross Profit was $330.2 million; Non-GAAP Gross Profit was $359.1 million.*
•
GAAP Gross Margin was 77.1%; Non-GAAP Gross Margin was 83.8%.*
•
Operating Cash Flow was $110.9 million; Free Cash Flow of $107.8 million.*
•
Customers with greater than annual recurring revenue (“ARR”) of $100,000 increased to 1,018 customers as of December 31, 2024, compared with 886 as of December 31, 2023.**
•
Customers with greater than $1 million ARR increased to 52 customers as of December 31, 2024, up from 37 customers as of December 31, 2023.**

•
Net Dollar Retention rate for the trailing four quarters was 116%.**

* See Appendix B for a reconciliation of non-GAAP financial measures to the comparable GAAP measures.

** See Appendix C for explanations of operating metrics.

Executive Compensation Highlights

Eduard Grabscheid Appointment as CFO. Effective January 1, 2024, our board of directors appointed Eduard Grabscheid as Chief Financial Officer of the company. He had previously served as Vice President, Finance from August 2019 to December 2023. In connection with his appointment, the Company entered into an employment letter with Mr. Grabscheid providing for the following compensation recommended by the compensation committee and approved by our board of directors: annual base salary of $450,000; target bonus opportunity of 50% of annual base salary; and a grant of $2,000,000 in value of RSUs (representing 57,786 RSUs at the time of grant), 25% of which vested on March 1, 2025 and the remainder vesting quarterly thereafter over three years, subject to Mr. Grabscheid remaining a service provider to the Company through each applicable vesting date. The RSUs include a double trigger, 100% acceleration provision should the company be acquired. In addition, Mr. Grabscheid entered into a Change in Control and Severance Agreement with the Company as further described in the section entitled Post-Employment Compensation in this CD&A.

Key Fiscal Year 2024 Compensation Actions. Consistent with the Companies Law, our 2020 Compensation Policy and compensation objectives, and following a review of data summarizing the competitive market environment and the other factors described below, our compensation committee and board of directors took the following key actions with respect to the compensation of our Named Executive Officers for and during fiscal year 2024, other than Mr. Grabscheid's base salary and target bonus percentage which were set upon his appointment as CFO as noted above:

•
Base Salaries – As part of the annual review of our executive compensation program, our compensation committee and board of directors determined that the base salary of our Named Executive Officers, which remained unchanged during fiscal year 2023, would change as follows: Mr. Ben Haim's base salary increased by $100,000, from $500,000 to $600,000; Ms. Notman's base salary increased by $40,000, from $460,000 to $500,000; and Mr. Landman's base salary increased by NIS 137,000, from NIS 1,250,000 to NIS 1,387,000. Please see "Compensation Elements - Base Salary" below for more information.
•
Target Bonus – As part of the annual review of our executive compensation program, our compensation committee and board of directors determined that the annual target bonus for our Named Executive Officers, which remained unchanged during fiscal year 2023, would change as follows: Mr. Ben Haim's annual target bonus increased to 100% of base salary from 75% of base salary. Please see "Compensation Elements -- Annual Cash Incentives" below for more information.
•
Long-Term Incentive Compensation of Named Executive Officers – As part of the annual review of our executive compensation program, our compensation committee and board of directors granted long-term incentive compensation in the form of restricted share unit (“RSU”) and performance-based restricted share unit ("PSU") awards that may be settled for ordinary shares to each of our Named Executive Officers with approximate aggregate grant date fair values as follows:

Name	Number of RSUs	Approximate Targeted Aggregate Grant Date Fair Value of RSUs(1)	Number of PSUs	Approximate Targeted Aggregate Grant Date Fair Value of PSUs(1)
Shlomi Ben Haim	157,273	$6,000,000	157,274	$6,000,000
Tali Notman	91,742	$3,500,000	39,319	$1,500,000
Eduard Grabscheid	15,412	$588,000	6,606	$252,000
Yoav Landman	45,871	$1,750,000	19,659	$750,000

(1) The targeted values were converted to shares based on our 20 trading-day average closing share price for the period ending on the day prior to the grant date, which results in these target values being different than the values in the Summary Compensation Table below, which requires reporting based on fair value under the accounting rules.

Mr. Ben Haim received equity awards that were comprised of 50% RSUs and 50% PSUs. The other Named Executive Officers received equity awards that were comprised of 70% RSUs and 30% PSUs. Each of the PSU awards would become eligible to vest based on the achievement of a total shareholder return target for 2024. The RSU and PSU awards granted to Mr. Ben Haim and Mr. Landman were approved by the compensation committee and our board of directors in May 2024 and took effect in May 2024 following approval by our shareholders pursuant to the Companies Law. The RSU awards granted to Ms. Notman and Mr. Grabscheid were approved by the compensation committee and our board of directors and took effect in May 2024. The compensation committee and our board of directors determined the size of each Named Executive Officer’s equity awards based on consideration of the equity grant practices of the Company’s compensation peer group, as well as internal parity, scope and complexity of roles, experience, qualifications, skills and individual performance. Our board of directors certified achievement of the PSU performance target in February 2025 as discussed in "Compensation Elements -- Long Term Incentive Compensation -- 2024 Equity Awards" below.

Relationship Between Pay and Performance

We strive to design our executive compensation program to balance the goals of attracting, motivating, rewarding and retaining our Named Executive Officers with the goal of promoting the interests of our shareholders and other stakeholders, including our users, customers, employees, and creditors. To ensure this balance and to motivate and reward individual initiative and effort, we seek to ensure that our program is designed so that a meaningful portion of our Named Executive Officers’ annual target total direct compensation is both “at-risk” and variable in nature. While we do not determine either “variable” or “fixed” pay for each Named Executive Officer with reference to a specific percentage of target total direct compensation, consistent with our “pay-for-performance” philosophy, generally, we seek to emphasize variable pay over fixed pay.

Generally, this philosophy is reflected in the target total direct compensation opportunities of our Named Executive Officers. In fiscal year 2024, the majority of the target total direct compensation granted to Mr. Ben Haim consisted of variable pay in the form of a target annual cash incentive award and long-term incentive compensation in the form of an RSU award that may be settled for ordinary shares. Fixed pay, primarily consisting of base salary, made up only approximately 5.63% of Mr. Ben Haim’s target total direct compensation, while variable pay, consisting of his target annual cash incentive award and long-term incentive compensation in the form of RSU and PSU awards that may be settled for ordinary shares, made up approximately 94.37% of his target total direct compensation.

In the case of Ms. Notman, and Messrs. Grabscheid and Landman, their target total direct compensation packages were similar to that of Mr. Ben Haim, consisting of “at risk” variable pay in the form of a target annual cash incentive award and long-term incentive compensation in the form of RSU and PSU awards that may be settled for ordinary shares. Given the modest levels of their base salaries, variable pay made up approximately 90.37%, 86.56% and 86.49% of the target total direct compensation of Ms. Notman, and Messrs. Grabscheid and Landman, respectively, on an annualized basis.

As we continue to mature as a public company, we believe that the compensation elements provided to all of our Named Executive Officers will continue to emphasize “at risk” and variable pay that should enable us to provide a balanced set of incentives for our Named Executive Officers to meet our business objectives and drive long-term growth.

Our 2020 Compensation Policy

Due to our position as an Israeli company with an extensive global footprint, we aim to adopt compensation policies and practices that match those of similar global companies, but we must also comply with applicable Israeli law, including the requirement that Israeli publicly traded companies adopt a compensation policy which is brought for shareholders’ approval and contains certain limits on elements of compensation. All of our executive compensation decisions have been consistent with that policy.

As required by the Companies Law, we have adopted the 2020 Compensation Policy regarding the terms of office and employment of our “office holders,” including cash compensation, equity-based awards, releases from liability, indemnification and insurance, severance and other benefits. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director and any other manager directly subordinate to the general manager. Each of the Named Executive Officers is an “office holder” within the meaning of the Companies Law.

An amendment to an existing arrangement with an office holder who is not the CEO or a director requires the approval of our compensation committee and board of directors, if the amendment is consistent with the company’s compensation policy; otherwise the approval of the shareholders shall also be required. However, according to regulations promulgated under the Companies Law, an amendment to an existing arrangement with an office holder (who is not a director) who is subordinate to the CEO shall not require the approval of the compensation committee and board of directors if (i) the amendment is approved by the CEO and the company’s compensation policy provides that a non-material amendment to the terms of service of an office holder (other than the CEO) may be approved by the CEO and (ii) the engagement terms are consistent with the company’s compensation policy. Our 2020 Compensation Policy allows for the CEO’s approval of immaterial amendments to agreements with executive officers (other than the CEO).

Under the Companies Law, the compensation of a public company’s Chief Executive Officer is required to be approved by: (i) the company’s compensation committee; (ii) the company’s board of directors, and (iii) the company’s shareholders (by a special majority vote as required by the Companies Law). However, if the shareholders of the company do not approve the compensation arrangement with the CEO, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and board of directors provide a detailed report for their decision. The approval of each of the compensation committee and board of directors should be in accordance with the company’s stated compensation policy; however, in special circumstances, they may approve compensation terms of a CEO that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained (by a special majority vote as required by the Companies Law). In addition, the compensation committee may waive the shareholder approval requirement with regards to the approval of the engagement terms of a candidate for the CEO position, if they determine that the compensation arrangement is consistent with the company’s stated compensation policy and that the CEO did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the CEO candidate. In the event that the CEO also serves as a member of our board of directors, his or her compensation terms as CEO will be approved in accordance with the rules applicable to approval of compensation of directors (i.e., shareholders approval will be required).

Our 2020 Compensation Policy is designed to promote retention and motivation of directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance, and provide a risk management tool. To that end, a portion of an executive officer’s compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. On the other hand, our 2020 Compensation Policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer, and minimum vesting periods for equity-based compensation.

Our 2020 Compensation Policy also addresses our executive officers’ individual characteristics (such as his or her respective position, education, scope of responsibilities, and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our 2020 Compensation Policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses, and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort, or outstanding company performance), equity-based compensation, benefits, and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary.

An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers other than our Chief Executive Officer will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our Chief Executive Officer and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers other than our Chief Executive Officer may alternatively be based entirely on a discretionary evaluation. Furthermore, our Chief Executive Officer will be entitled to approve performance objectives for executive officers who report to him. The performance objectives and the weight to be assigned to each achievement in the overall evaluation will be based on overall company performance measures, which may be based on actual financial and operational results, such as (but not limited to) revenues, operating income and cash flow, and may further include divisional or personal objectives, which may include operational objectives, such as (but not limited to) market share, initiation of new markets and operational efficiency, customer focused objectives, project milestone objectives and investment in human capital objectives, such as employee satisfaction, employee retention and employee training and leadership programs.

The measurable performance objectives of our Chief Executive Officer will be determined annually by our compensation committee and board of directors. A portion of the Chief Executive Officer’s annual cash bonus may be based on a discretionary evaluation of the Chief Executive Officer’s overall performance by our compensation committee and board of directors, based on quantitative and qualitative criteria. The measurable performance (which include the objectives and the weight to be assigned to each achievement in the overall evaluation) will be based on overall company performance measures, which may be based on company and personal objectives. Company objectives may include actual financial and operational results, such as (but not limited to) revenues, sales, operating income, cash flow or our annual operating plan and long-term plan.

The equity-based compensation under our 2020 Compensation Policy for our executive officers (including members of our board of directors) is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our 2020 Compensation Policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with our share incentive plan then in place. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of the awarded executive officers. The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role, and the personal responsibilities of the executive officer.

In addition, our 2020 Compensation Policy contains compensation recovery, or clawback provisions, in the event of an accounting restatement, provisions which allow us under certain conditions to recover bonuses, bonus compensation or performance-based equity compensation paid in excess, enable our Chief Executive Officer to approve an immaterial change in the terms of employment of an executive officer who reports directly him (provided that the changes of the terms of employment are in accordance with our 2020 Compensation Policy) and allow us to exculpate, indemnify, and insure our executive officers and directors to the maximum extent permitted by Israeli law, subject to certain limitations set forth therein.

Our 2020 Compensation Policy also provides for compensation to the members of our board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in our 2020 Compensation Policy.

Under the Companies Law, our 2020 Compensation Policy initially remained in effect for a term of five years (i.e., until August 30, 2025, unless amended earlier). This year, our 2025 Compensation Policy has been submitted to the shareholders for approval and will remain in effect until it is presented for re-approval at least every three years thereafter. Please see Proposal 5 in this proxy statement for a summary of the 2025 Compensation Policy to be considered by our shareholders.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our 2020 Compensation Policy, executive compensation programs and practices. The compensation committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation-related policies and practices that were in effect during fiscal year 2024:

What We Do:

•
Compensation Policy Adoption. The compensation committee and our board of directors adopts a compensation policy that is approved by shareholders.
•
Independent Compensation Committee. The compensation committee is composed solely of independent directors who determine our compensation policies and practices and who have established effective means for communicating with our shareholders regarding their executive compensation views and concerns, as described in this proxy statement.
•
Periodic Executive Compensation Review. The compensation committee reviews and, together with the board of directors, approves our compensation strategy periodically, including a review of our compensation peer group used for comparative purposes.

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Maintain Independent Compensation Advisor. The compensation committee has engaged Compensia, a nationally-recognized compensation consulting firm to advise it on executive compensation matters. Compensia performed no services for the company other than those performed at the direction of the compensation committee.
•
Compensation At-Risk. Our executive compensation program is designed so that in setting or recommending our Named Executive Officers’ compensation in a given year, the compensation committee considers whether a sufficient portion of their compensation is “at risk” based on corporate performance to align the interests of our Named Executive Officers and shareholders.
•
Multi-Year Vesting Requirements. The annual equity awards granted to our Named Executive Officers vest over multi-year periods, consistent with current market practice and our retention objectives.
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Only “Double-Trigger” Change-in-Control Arrangements. Under our severance arrangements with our Named Executive Officers, there are no payments made only because of the occurrence of a change-in-control. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid).
•
Health or Welfare Benefits. Our Named Executive Officers participate in broad-based Company-sponsored health and welfare benefit programs on the same basis as our other employees in the country of their employment.
•
Succession Planning. Our board of directors and our compensation committee review the risks associated with our executive officer positions to ensure adequate succession plans are in place, including prioritizing key executives and their impact on the continuity of the Company.

What We Don’t Do:

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No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, any special retirement plans, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all employees in the country in which they work. Our Named Executive Officers located in the United States are eligible to participate in our Section 401(k) plan on the same basis as our other employees in the United States.
•
No “Golden Parachute” Tax Payments on Change-in-Control Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company that our Named Executive Officers might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).
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No Hedging or Pledging of our Securities. We prohibit our employees, including our officers, and the members of our board of directors from engaging in hedging transactions or pledging our securities as collateral for a loan or holding our securities in a margin account.

Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. We strive to provide an executive compensation program that is competitive, rewards achievement of our business objectives and aligns our Named Executive Officers’ interests with those of our shareholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

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provide market competitive compensation and benefit levels that will attract, motivate, reward and retain a highly talented team of executives within the context of responsible cost management;
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establish a direct link between our financial and operational results and strategic objectives and the compensation of our executives;
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align the interests and objectives of our executives with those of our shareholders by linking their long-term incentive compensation opportunities to shareholder value creation and their cash incentives to our annual performance; and

•
offer total compensation opportunities to our executives that, while competitive, are internally consistent and fair.

We structure the annual compensation of our Named Executive Officers using base salary and long-term incentive compensation in the form of equity awards. In addition, each of our Named Executive Officers are eligible to earn annual cash incentive awards. The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our Named Executive Officers and shareholders and to link pay with performance.

We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. As described below, our compensation committee and our board of directors consider a variety of factors in determining the appropriate yearly mix among such compensatory elements, including our compensation philosophy and the value of unvested equity awards granted previously. All compensation decisions by our compensation committee and our board of directors with respect to our Named Executive Officers conform to the requirements of our 2020 Compensation Policy and the Companies Law.

Compensation-Setting Process

Limitations Under Our 2020 Compensation Policy Designed to Reduce Excessive Risk-Taking

As discussed above, our 2020 Compensation Policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long-term, including the following limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer, and minimum vesting periods for equity-based compensation:

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The maximum annual cash bonus that an executive officer, other than the CEO, will be entitled to receive for any given calendar year will not exceed 200% of such executive officer’s annual base salary. The maximum annual cash bonus that the CEO will be entitled to receive for any given calendar year will not exceed 250% of his annual base salary.
•
With respect to equity-based compensation issued to our executive officers, the total fair market value of such compensation at the time of grant shall not exceed: (i) with respect to the CEO, the higher of (A) 500% of his annual base salary, or (B) 0.50% of the Company’s fair market value, and (ii) with respect to each of the other executive officers, the higher of (A) 300% of his or her annual base salary or (B) 0.35% of the Company’s fair market value.
•
Pursuant to the 2020 Compensation Policy, the value of the total annual bonus and equity-based compensation opportunity of an executive officer shall not exceed 95% of the value of the total compensation package of such executive officer on an annual basis, as determined based on the accounting principles used by the Company for its financial statements or such other method as determined by the compensation committee or the board of directors.
•
Unless determined otherwise in a specific award agreement approved by the compensation committee and the board of directors, grants to executive officers other than non-employee directors shall vest over a period of between one and five years, or based on performance.

Role of the Compensation Committee and the Board

In accordance with the Companies Law, the decisions with respect to fiscal year 2024 executive officer compensation, including the compensation of our Named Executive Officers, are governed by our Compensation Policy for directors and officers, and made by the compensation committee and our board of directors, with input from our CEO (except with respect to his own compensation) and Compensia, an independent compensation consultant within the meaning of the rules of the SEC and Nasdaq.

The compensation committee believes our CEO has valuable insight into the day-to-day contributions of our executive officers, and solicits the advice and input from him with respect to performance objectives under our annual bonus plan and target compensation levels for our executive officers, including our Named Executive Officers. Our CEO does not provide input on his own compensation, which is determined by the compensation committee and the board of directors in accordance with the 2020 Compensation Policy and the Companies Law. Other factors our compensation committee and our board of directors consider in setting executive compensation include one or more of the following: individual performance and skills, management input, internal relative alignment of compensation levels, anticipated future contributions to our company, and the judgment and experience of the members of the compensation committee and our board of directors.

In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our Named Executive Officers when making decisions and recommendations with respect to their compensation.

The compensation committee’s authority, duties and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the “Investor Relations” section of our website, which is located at investors.jfrog.com by clicking on “Governance Documents” under “Governance.”

The compensation committee retains a compensation consultant, currently Compensia, to provide support in its review and assessment of our executive compensation program; however, the compensation committee exercises its own judgment in making its decisions and recommendations with respect to the compensation of our Named Executive Officers. Please see "Role of Compensation Consultant" below.

Setting Target Total Direct Compensation

Each year, the compensation committee conducts an annual review of the compensation arrangements of our Named Executive Officers, typically during the first quarter of the fiscal year. As part of this review, the compensation committee evaluates the base salary levels and long-term incentive compensation of our Named Executive Officers, as well as the annual cash incentive awards for our Named Executive Officers, and all related performance criteria.

The compensation committee does not establish a specific target for formulating the target total direct compensation of our Named Executive Officers. In making decisions and recommendations about the compensation of our Named Executive Officers, the members of the compensation committee are initially presented with a competitive market analysis prepared by its compensation consultant based on data gathered from the companies in our compensation peer group and considerations from broader executive compensation trends for its review and consideration. Drawing on this data, the members of the compensation committee then apply their professional experience to consider the following factors as applicable:

•
our executive compensation program objectives;
•
our performance against the financial, operational and strategic objectives established by the compensation committee and our board of directors;
•
each individual Named Executive Officer’s knowledge, skills, experience, qualifications and tenure relative to other similarly-situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;
•
the scope of each Named Executive Officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;
•
the prior performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team;
•
the potential of each individual Named Executive Officer to contribute to our long-term financial, operational and strategic objectives;
•
our CEO’s compensation relative to that of our other Named Executive Officers, and compensation parity among our Named Executive Officers;
•
the compensation practices of our compensation peer group and broader executive compensation trends and the positioning of each Named Executive Officer’s compensation in a ranking of executive officer compensation levels based on an analysis of competitive market data; and
•
the recommendations of our CEO with respect to the compensation of our Named Executive Officers (except with respect to his own compensation).

These factors provide the framework for compensation decision-making regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The compensation committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions and recommendations. The members of the compensation committee consider this information in view of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer and business judgment in making their decisions and recommendations.

The compensation committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions and recommendations with respect to our Named Executive Officers. Instead, in making its determinations, the compensation committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment, as well as from more broad-based compensation surveys to gain a general understanding of market compensation levels.

Role of Management

In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation and other compensation-related matters for our Named Executive Officers (except with respect to his own compensation) based on his evaluation of their performance for the prior year.

The compensation committee reviews and discusses such proposals and recommendations with our CEO and considers them as one factor in determining and approving the compensation of our Named Executive Officers. Our CEO also attends meetings of our board of directors and the compensation committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.

Role of the Compensation Consultant

The compensation committee has the authority to retain an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation consultant reports directly to the compensation committee and its chair, and serves at the discretion of the compensation committee, which reviews the engagement annually.

In fiscal year 2024, the compensation committee engaged Compensia to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our Named Executive Officers, and with the data analysis and selection of the compensation peer group.

During fiscal year 2024, Compensia attended meetings of the compensation committee as requested and provided various services including the following:

•
the review, analysis and updating of our compensation peer group;
•
the review and analysis of the base salary levels, target annual cash incentive awards and long-term incentive compensation of our Named Executive Officers against competitive market data based on the companies in our compensation peer group and/or selected broad-based compensation surveys;
•
an assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;
•
assisting in the risk assessment of our compensation programs; and
•
support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement includes reporting directly to the compensation committee chair. Compensia also coordinated with our management for data collection and job matching for our executive officers. In fiscal year 2024, Compensia performed no services for the company other than those performed at the direction of the compensation committee.

The compensation committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that Compensia provided, the quality of those services and the fees associated with the services provided during fiscal year 2024. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Section 5605(d)(3) of the Nasdaq Stock Market Listing Rules relating to the independence of the compensation committee’s compensation advisors and such other factors as were deemed relevant under the circumstances, the compensation committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.

Competitive Positioning

The compensation committee believes that peer group comparisons are useful guides to measure the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization and industry focus. The competitive data drawn from this compensation peer group is one of several factors that the compensation committee considers in making its decisions and recommendations with respect to the compensation of our Named Executive Officers.

The compensation peer group for fiscal year 2024, which was developed in October 2023 with the assistance of Compensia to analyze the compensation of our Named Executive Officers, was composed of publicly-traded technology companies against which we compete for executive talent. This peer group was used to provide data used in the process of determining our Named Executive Officer compensation and was used to assess performance for the Named Executive Officers' 2024 PSU awards. In identifying and selecting the companies for the compensation peer group, Compensia considered the following primary criteria:

•
publicly-traded U.S.-based software companies identified on a national basis;
•
similar revenues – within a range of ~0.5x to ~3.0x our trailing four fiscal quarters’ revenue (subject to certain exceptions for companies with similar businesses, revenue growth and certain other factors); and
•
similar market capitalization – within a range of ~0.5x to ~3.0x our then-market capitalization based on a 30-day trading average (subject to certain exceptions for companies with similar businesses, revenue growth and certain other factors).

After consultation with Compensia, the compensation committee approved the following compensation peer group for use when making its fiscal year 2024 executive compensation decisions:

Alteryx	GitLab	Rapid7
Appian	HashiCorp	Semrush Holdings
C3.ai	Intapp	Sprout Social
DigitalOcean Holdings	Jamf Holding	Tenable Holdings
Elastic N.V.	nCino	Varonis Systems
Fastly	PagerDuty
Five9	Qualys

The compensation committee used data gathered by Compensia from the public filings of the companies in our compensation peer group, as well as data from custom data cuts drawn from the Radford Global Technology Survey database that are similar to us in revenue, market capitalization and industry for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points. This data permitted us to evaluate the competitive market when determining the total direct compensation packages for our Named Executive Officers, including base salary, target annual cash incentive awards and long-term incentive compensation.

The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements

Our executive compensation program consists principally of base salary and long-term incentive compensation in the form of equity awards. In addition, each of our Named Executive Officers are also eligible to receive target annual cash incentive awards.

Base Salary

Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.

Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our Named Executive Officers each year as part of its annual review of our executive compensation program, with input from our CEO (except with respect to his own base salary), and makes adjustments (other than with respect to our CEO) that it determines are reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.

In March 2024, the compensation committee reviewed the base salaries of our Named Executive Officers employed by the Company at such time. Based on the compensation committee’s review, our compensation committee and board of directors determined that the base salary of each of our Named Executive Officers should be increased to be more competitive with the base salaries of similarly-situated executives at companies of comparable size and stage of maturity. In making these decisions, our compensation committee and board of directors took into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own base salary) and the current retention risks and challenges facing us, as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Subsequently, our shareholders approved the increase in the base salary of Messrs. Ben Haim and Landman in May 2024 at our annual shareholder meeting. The base salary increases for each of our Named Executive Officers took effect on April 1, 2024.

The base salaries of our incumbent Named Executive Officers as determined in February for fiscal year 2024 were as follows. The base salary for each Named Executive Officer other than Ms. Notman was effective April 1, 2024. Ms. Notman's salary increase was effective July 1, 2024.

Named Executive Officer	Fiscal Year 2023 Base Salary ($)	Fiscal Year 2024 Base Salary ($)	Percentage Change
Shlomi Ben Haim	500,000	600,000	20.00%
Tali Notman	460,000	500,000	8.70%
Eduard Grabscheid(1)	—	450,000	—
Yoav Landman(2)	337,838	374,865	10.96%

____________________________________________

(1)
Mr. Grabscheid was not a Named Executive Officer in fiscal year 2023.
(2)
Mr. Landman’s base salary (inclusive of his travel allowance) is paid as a fixed amount in NIS. For comparative purposes, his base salary for both 2024 and 2023 was converted into United States Dollars (“USD”) at an exchange rate of 3.7 NIS for each 1.000 USD, which was the average exchange rate in effect for fiscal year 2024.

The base salaries paid to our Named Executive Officers during fiscal year 2024 are set forth in “Executive Compensation Tables—2024 Summary Compensation Table” below.

Annual Cash Incentives

The 2020 Compensation Policy enables our compensation committee and board of directors to provide cash incentive awards to selected employees, including our Named Executive Officers, based upon our actual achievement as measured against performance metrics established by the compensation committee. The compensation committee and board of directors believe that the financial performance measures used in the 2020 Compensation Policy contribute to driving the creation of long-term stakeholder value, including shareholder value, and play an important role in influencing the performance of our Named Executive Officers, who are most directly responsible for our overall success. Incentive cash bonuses are entirely performance-based, are not guaranteed, and may vary materially from year-to-year.

Typically, our compensation committee and board of directors, with input from our CEO (except with respect to his own cash bonus opportunity), establishes cash bonus opportunities under the 2020 Compensation Policy pursuant to an annual cash bonus plan that measures and rewards our executive officers for our actual corporate and individual performance over our fiscal year. The cash bonus plan is designed to pay below-target bonuses when we do not achieve our objectives and above-target bonuses when we exceed our objectives.

In March and May 2024, our compensation committee and board of directors determined to award cash bonus opportunities to our executive officers, including our Named Executive Officers, pursuant to the cash bonus plan for 2024 (the “Fiscal Year 2024 Bonus Plan”). Under the Fiscal Year 2024 Bonus Plan, our compensation committee and board of directors had the authority to select the performance measures and related target levels applicable to the annual cash bonus opportunities for our executive officers, subject to the terms of the 2020 Compensation Policy and the Companies Law.

Target Annual Cash Incentive Award Opportunities

For fiscal year 2024, the target annual cash bonus opportunities for each of our Named Executive Officers under the Fiscal Year 2024 Bonus Plan, were as follows:

Named Executive Officer	Annual Base Salary for 2023 ($)	Annual Base Salary for 2024 ($)	Target Bonus Opportunity for 2023 (as a percentage of base salary)	Target Bonus Opportunity for 2024 (as a percentage of base salary)	Target Bonus Opportunity for 2023(1) ($)	Target Bonus Opportunity for 2024(1) ($)	Percentage Point Increase in Target Bonus Opportunity from 2023 to 2024 (as a percentage of base salary)
Shlomi Ben Haim	500,000	600,000	75%	100%	375,000	543,750	45.00%
Tali Notman	460,000	500,000	100%	100%	460,000	490,000	6.52%
Eduard Grabscheid(2)	—	450,000	—	50%	—	225,000	—
Yoav Landman(3)	337,838	374,865	60%	60%	202,703	219,365	8.22%

____________________________________________

(1)
This amount is calculated with respect to each Named Executive Officer prorated to the effective date of the increase in their base salary in 2024, except for Ms. Notman, whose base salary increase was effective April 1, 2024 for her prorated target bonus. Accordingly, the incremental increase of each Named Executive Officer’s Target Bonus Opportunity for 2024 over 2023 reflects the upward adjustment to each Named Executive Officer’s annual base salary that occurred in 2023.
(2)
Mr. Grabscheid was not a Named Executive Officer in fiscal year 2023.
(3)
Mr. Landman’s base salary (inclusive of his travel allowance) is paid as a fixed amount in NIS. For comparative purposes, his base salary for 2024, 2023 and 2022 was converted into USD at an exchange rate of 3.7 NIS for each 1.000 USD, which was the average exchange rate in effect for fiscal year 2024. Base salary for 2022 was used to compute the “Target Bonus Opportunity for 2023” in the table.

For purposes of the Fiscal Year 2024 Bonus Plan, target annual cash incentive awards were to be based upon a specific percentage of each eligible Named Executive Officer’s annual base salary. In March and May 2024, as part of its annual review of our executive compensation program, the compensation committee reviewed the target annual cash incentive award opportunities of each Named Executive Officer. The compensation committee and board of directors determined that the target annual cash incentive award opportunity of each Named Executive Officer other than Mr. Ben Haim, remain at the level set for fiscal year 2023. The compensation committee and board of directors determined that the target annual cash incentive award opportunity for Mr. Ben Haim be increased from 75% of base salary to 100% of base salary. Subsequently, our shareholders approved the target annual cash incentive award opportunity of Mr. Ben Haim in May 2024 at our annual shareholder meeting.

In determining to change the approach for Mr. Ben Haim’s target annual cash incentive award opportunity and in making the decisions for the target annual cash incentive award opportunities of the other Named Executive Officers, our compensation committee and board of directors took into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own target annual cash incentive opportunity) and the current retention risks and challenges facing us, as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above.

Under the Fiscal 2024 Bonus Plan, the target annual cash bonus opportunities of our executive officers, including the Named Executive Officers, were weighted 100% on corporate financial objectives. The compensation committee and board of directors determined this allocation to be appropriate to focus our executive officers on our short-term financial objectives as reflected in our annual operating plan while at the same time recognizing their contributions to the achievement of these objectives and the successful execution of their individual roles and responsibilities.

Corporate Performance Metrics

For purposes of the Fiscal Year 2024 Bonus Plan, the sole corporate performance measure was based on net new annual recurring revenue ("NNARR") (see Appendix C for a description of this operating metric) with corporate performance targets measured both quarterly and annually. While management uses NNARR internally as an indicator of our pipeline, we do not publicly disclose NNARR targets or results because we believe disclosure of the measure would result in competitive harm. The compensation committee and board of directors believed this performance measure was appropriate for our business and aligned with the company's growth targets and guidance. The compensation committee established target performance levels for this measure that it believed to be challenging, but attainable, through the successful execution of our annual operating plan.

Each of our Named Executive Officers was eligible to receive their annual target bonus under the Fiscal Year 2024 Bonus Plan based on the achievement of targets set based on our annual NNARR goal, with portions of such amount paid on a quarterly basis. The actual payment amounts are calculated as a percentage of each such Named Executive Officer’s target bonus amount based on the degree to which the NNARR target was achieved for fiscal 2024.

2024 Performance Results and Decisions

In March 2024, the Compensation Committee recommended, and the Board of Directors approved, the NNARR performance targets for the Fiscal Year 2024 Bonus Plan. Subsequently, the Compensation Committee and the Board approved adjustments to these targets to reflect company 2024 guidance.

When initially established, there was no threshold level of achievement required and the maximum level of achievement was capped at 200% of the applicable target. When approving the adjusted bonus plan targets, the board of directors capped the bonus at 100% unless the original full-year target was exceeded.

For fiscal year 2024, the overall level of achievement of the Company’s NNARR goal against the revised target was approximately 112%. While the 2024 NNARR exceeded this revised full-year target, it did not exceed the original full-year target and thus the bonus payment was capped at 100%. This resulted in the total annual cash incentive awards paid to our Named Executive Officers for fiscal year 2024 set forth below in “Executive Compensation Tables—2024 Summary Compensation Table.”

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our ordinary shares and, thereby, to align their interests with the interests of our shareholders. The realized value of these equity awards bears a direct relationship to our ordinary share price, and, therefore, these awards are intended to provide an incentive for our Named Executive Officers to create value for our shareholders. We believe equity awards also help us retain our Named Executive Officers in a highly competitive market and as such contribute to the long-term value creation for all our shareholders.

For 2024, we used both RSU awards with time-based vesting requirements and PSUs with a performance goal (measured as of December 31, 2024) that may be settled for ordinary shares to motivate, reward and retain our Named Executive Officers for long-term increases in the value of our ordinary shares. The compensation committee and board of directors believe that these

RSU and PSU awards would help us to achieve our incentive and retention objectives and are generally aligned with market practice among similarly situated executives at the companies in our compensation peer group.

The compensation committee and board of directors believe that because RSU awards have value to the recipient even in the absence of ordinary share price appreciation, we are able to incentivize and retain our Named Executive Officers using fewer ordinary shares than would be necessary if we used share options to provide an equity stake in the Company. Since the value of RSU awards increases or decreases with any increase or decrease in the value of the underlying ordinary shares, RSU awards also provide incentives to our Named Executive Officers that are aligned with the interests of our stakeholders. For 2024 and 2023, 50% of Mr. Ben Haim’s equity awards had a performance requirement. For 2024, we expanded the use of performance-based equity awards to our other Named Executive Officers with a split of 70% time-based and 30% performance-based awards for Named Executive Officers other than Mr. Ben Haim.

Subject to the Companies Law, to date, our compensation committee and board of directors have not applied a rigid formula in determining the size of the equity awards to be granted to our Named Executive Officers as part of our annual focal review of equity awards (all subject to the ratio limitation within our 2020 Compensation Policy). Instead, in making these decisions, our compensation committee and board of directors have exercised their judgment as to the amount of the awards after considering the unvested equity holdings of each Named Executive Officer and the ability of these unvested holdings to satisfy our retention objectives, as well as the fierce market for senior executive talent in the San Francisco Bay Area and Israel. In addition, in granting equity awards to all of our employees, including our Named Executive Officers, our compensation committee and board of directors consider the proportion of our total ordinary shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the annual burn rate ranges of the companies in our compensation peer group and other recently-public technology companies with which the members of our compensation committee and board of directors are familiar, the potential economic and voting power dilution to our shareholders in relation to the median practice of the companies in our compensation peer group and other recently-public technology companies and the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above.

2024 Equity Awards

In March, as part of its annual review of our executive compensation program, and after taking into consideration a competitive market analysis prepared by Compensia and the recommendations of our CEO (except with respect to his own equity award), as well as the factors described in the preceding paragraph, our compensation committee and board of directors determined that equity awards should be granted to each of our Named Executive Officers in the form of RSU awards with time-based vesting requirements and PSU awards with time-based and performance-based vesting requirements Mr. Ben Haim, Ms. Notman, Mr. Grabscheid, and Mr. Landman each received RSU and PSU awards that may be settled for ordinary shares with an approximate aggregate grant date fair value as follows:

Name	Number of RSUs	Approximate Targeted Aggregate Grant Date Fair Value of RSUs(1)	Number of PSUs	Approximate Targeted Aggregate Grant Date Fair Value of PSUs(1)
Shlomi Ben Haim	157,273	$6,000,000	157,274	$6,000,000
Tali Notman	91,742	$3,500,000	39,319	$1,500,000
Eduard Grabscheid	15,412	$588,000	6,606	$252,000
Yoav Landman	45,871	$1,750,000	19,659	$750,000

(1) The targeted values were converted to shares based on our 20 trading-day average closing share price for the period ending on the day prior to the grant date, which results in these target values being different than the values in the Summary Compensation Table below, which requires reporting based on fair value under the accounting rules.

Each RSU award will vest over a four-year period with 25% of the total original number of shares subject to the applicable RSU award vesting on the one-year anniversary of June 1, 2024, the vesting commencement date for the 2024 RSUs, and the remainder vesting ratably thereafter on a quarterly basis over the following three years in accordance with our equity grant practices, subject to the Named Executive Officer’s continued service through each vesting date.

Each PSU award was only eligible to vest if our total shareholder return for 2024 was greater than the median of the total shareholder return for the companies in our 2024 compensation peer group, calculated as the volume-weighted average price for shares traded in December 2024, assuming any dividends paid in 2024 were reinvested, divided by the volume-weighted average price for shares traded in December 2023. If JFrog’s total shareholder return did not meet that goal, no portion of the PSU awards would be eligible to vest. In February 2025, our board of directors verified the achievement of the total shareholder return performance goal under the 2024 PSU Award, so 25% of the total original number of shares subject to the PSU Award vested on March 1, 2025, the one year anniversary of the PSU vesting commencement date, with the remainder vesting ratably thereafter on a quarterly basis over the following three years, subject to each Named Executive Officer's continued service through each vesting date.

The equity awards granted to our Named Executive Officers during fiscal year 2024 are set forth in “Executive Compensation Tables—2024 Summary Compensation Table” and “Executive Compensation Tables—Grants of Plan-Based Awards in 2024 Table” below.

Health, Welfare and Retirement Benefits

Our Named Executive Officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time, salaried employees in the jurisdiction where the Named Executive Officer is located. These benefits include medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance and commuter benefits.

We maintain a Section 401(k) plan for our employees, including our Named Executive Officers located in the United States. The Section 401(k) plan is intended to qualify under Section 401(k) of the Code, so that contributions to the plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn, and so that contributions made by us, if any, will be deductible by us when made. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limits and to have the amount of such reduction contributed to their accounts under the Section 401(k) plan. The Section 401(k) plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees. Typically, we match 50% of employee contributions to the plan up to 6% of the participating employee’s eligible compensation, to a maximum match of $10,350 for calendar year 2024, $9,900 for calendar year 2023, and $9,150 for calendar year 2022. All participating employees’ interests in our matching contributions, if any, vest immediately at the time of contribution. The Section 401(k) plan also contains a Roth component.

We also maintain defined-contribution plans for employees in certain other countries.

We do not offer any retirement benefits to employees located in Israel, except to the extent certain social benefits required pursuant to Israeli labor laws or are common practice in Israel, and such social benefits are applicable to all Israeli employees. Specifically, based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement. We make a payment of 8.33% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability payable to our employees upon termination of their employment. In addition, we make a payment of 6.5% of each employee’s monthly base salary to another insurance or pension fund, and this accrued amount may be withdrawn by the employee only upon retirement. We generally provide all of our Israeli employees with a fixed travel allowance for commuting costs, except that we provide Mr. Landman with an allowance up to a maximum amount of NIS 5,500 per month. Also, as is customary in Israel applicable to all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary up to NIS 15,712) for the benefit of each employee’s study and training purposes. The amounts of the above referenced benefits contributed by us to Mr. Landman in 2024 are specified in the 2024 All Other Compensation Table of this proxy statement.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes.

Pursuant to Mr. Ben Haim’s offer letter with the Company, Mr. Ben Haim is eligible to receive reimbursements for certain expenses incurred by him related to his relocation from Israel to the United States, up to a maximum amount of $50,000 per calendar year, in accordance with our standard expenses reimbursement policy, and we will provide Mr. Ben Haim with additional amounts sufficient to make such reimbursements tax neutral to Mr. Ben Haim. During fiscal year 2024, the Company provided Mr. Ben Haim with payments pursuant to the relocation reimbursement provisions of Mr. Haim’s offer letter with an aggregate value of $73,583, counting both the reimbursements and tax neutrality payments.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee and board of directors.

Employment Arrangements

We have entered into written employment letters with each of our Named Executive Officers. The employment arrangements with each of our Named Executive Officers were approved by our compensation committee and board of directors. We believe that these arrangements were necessary to secure the service of these individuals in a highly competitive job market.

Each of these employment arrangements does not have a specific term, and with respect to Messrs. Ben Haim and Grabscheid, and Ms. Notman provides for “at will” employment (meaning that either we or the Named Executive Officer may terminate the employment relationship at any time without cause). Each employment arrangement generally sets forth the Named Executive Officer’s initial base salary, target annual cash incentive opportunity, if applicable, and eligibility to participate in our standard employee benefit plans and programs.

For detailed descriptions of the employment arrangements with our Named Executive Officers, see “Report of the Compensation Committee of the Board of Directors - Executive Employment Agreements” below.

Post-Employment Compensation

We entered into change in control and severance agreements with each of Mr. Ben Haim, Mr. Grabscheid, and Ms. Notman, our Named Executive Officers located in the United States (collectively, the “Severance Arrangements”). The Severance Arrangements provide for certain protections in the event of specified involuntary terminations of employment, including an involuntary termination of employment in connection with a change in control of the Company, in exchange for executing a separation agreement and release of claims in our favor that becomes effective and irrevocable.

The Severance Arrangements provide reasonable compensation in the form of severance pay and certain limited benefits to a Named Executive Officer if he or she leaves our employ under certain circumstances to facilitate his or her transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a separation agreement and release of claims in a form and with terms acceptable to us providing for a general release of all claims as a condition to receiving post-employment compensation payments or benefits. We also believe that the Severance Arrangements help maintain our Named Executive Officers’ continued focus and dedication to their assigned duties to maximize stakeholder value if there is a potential transaction that could involve a change in control of the Company.

Under the Severance Arrangements, all payments and benefits in the event of a change in control of the Company are payable only if there is a connected involuntary loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction. The “double-trigger” equity vesting acceleration is documented in each Named Executive Officer’s award grant letters.

In the event of a change in control of the Company, to the extent that any of the amounts provided for under the Severance Arrangements would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, a Named Executive Officer will receive such payment as would entitle him or her to receive the greatest after-tax benefit, even if it means that we pay the Named Executive Officer a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

We have entered into an employment letter with Mr. Landman, our Named Executive Officer located in Israel, that provides for certain severance benefits in connection with an involuntary termination of employment that are generally consistent with the severance benefits we provide to our Named Executive Officers located in the United States pursuant to the Severance Agreements, although Mr. Landman’s employment letter does not provide for equity vesting acceleration. Mr. Landman’s “double-trigger” equity vesting acceleration is documented in his award grant letter.

We do not provide any tax reimbursement payments (or “gross-ups”) on excise taxes relating to a change in control of the Company with respect to any of our executive officers, including our Named Executive Officers.

We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the Company, are essential to attracting and retaining highly qualified executive officers. The compensation committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our Named Executive Officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

For detailed descriptions of the post-employment compensation arrangements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Compensation Recovery (“Clawback”)

Pursuant to the 2020 Compensation Policy, in the event of an accounting restatement, the Company shall be entitled to recover from its executive officers the bonus compensation or performance-based equity compensation in the amount in which such compensation exceeded what would have been paid under the financial statements, as restated, provided that a claim is made by the Company prior to the second anniversary of fiscal year end of the restated financial statements. However, such compensation recovery will not be triggered by a financial restatement that is required due to changes in the applicable financial reporting standards, or if the compensation committee has determined that recovery proceedings in the specific case would be impossible, impractical or not commercially or legally efficient.

In October 2023, we adopted a clawback policy in accordance with SEC and Nasdaq requirements. This policy provides for the non-discretionary recovery of excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement, in accordance with SEC and Nasdaq requirements.

Insider Trading Policy and Prohibition on Hedging and Pledging of Securities

We have adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees, or our company itself, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. Under our Insider Trading Policy, our employees, officers, consultants, contractors, the members of our board of directors, and other agents are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than share options, share appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company). This includes any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our employees, including officers, and the members of our board of directors may not engage in short sales (that is, the sale of a security that must be borrowed to make delivery) or “sell short against the box” (that is, a sale with a delayed delivery) involving our securities.

Also, under our Insider Trading Policy, our employees, officers, consultants, contractors, the members of our board of directors, and other agents may not pledge our securities as collateral for a loan or hold our securities in a margin account.

Tax and Accounting Considerations

The compensation committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.

Deductibility of Executive Compensation

Section 162(m) of the Code, generally limits the amount a public company may deduct for federal income taxes purposes for compensation paid to its chief executive officer, chief financial officer, and certain other executive officers up to $1 million per executive office per year, subject to certain exceptions. As a publicly-traded company, the compensation committee and our board of directors are mindful of the benefits of full deductibility of compensation, and intend to operate our executive compensation program to be most efficient and effective for our shareholders, which may include compliance with Section 162(m) of the Code.

The compensation committee and our board of directors believe it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Accounting for Share-Based Compensation

The compensation committee and our board of directors take accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain share-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The compensation committee of our board of directors has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K for our fiscal year ended December 31, 2024.

Respectfully submitted by the members of the compensation committee of the board of directors:

Jessica Neal (Chair)*

Yossi Sela*

Yvonne Wassenaar

*until March 20, 2025

This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and this report and the information contained therein will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act.

Compensation Risk Assessment

The compensation committee of our board of directors believes that our employee compensation policies and programs do not encourage excessive and unnecessary risk-taking and are not reasonably likely to have a material adverse effect on our company. The compensation committee oversaw the performance of a risk assessment of our compensation policies and programs as generally applicable to our employees to ascertain any potential material risks that may be created by our compensation programs. The compensation committee considered the findings of the assessment conducted by management with the assistance of Compensia, the compensation committee’s compensation consultant, and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage employees to take unnecessary or excessive risks, and that the level of risk that they might encourage is not reasonably likely to materially harm our business or financial condition, after considering mitigating controls.

2024 Summary Compensation Table

The following table presents information concerning the total compensation of our Named Executive Officers for services rendered to us in all capacities during the years ended December 31, 2024, 2023, and 2022.

Name and Principal Position	Year	Salary ($)	Share Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)
Shlomi Ben Haim, Chief Executive Officer	2024	575,000	9,099,840	543,750	74,209	(3)	10,292,799
	2023	500,000	6,638,140	—	26,890		7,165,030
	2022	483,958	3,051,728	229,487	42,949		3,808,122
Tali Notman, Chief Revenue Officer	2024	480,000	4,014,392	489,002	9,600	(4)	4,992,994
	2023	460,000	3,999,994	448,730	9,200		4,917,924
	2022	445,000	2,989,246	295,183	8,900		3,738,329
Eduard Grabscheid, Chief Financial Officer	2024	450,000	2,674,380	224,806	10,350	(4)	3,359,536
Yoav Landman, Chief Technology Officer(5)	2024	347,769	2,007,184	219,365	73,727	(6)	2,648,045
	2023	320,865	1,999,997	198,271	69,509		2,588,642
	2022	348,063	1,464,834	150,730	75,470		2,039,097

____________________________________________

(1)
Amounts reported represent the aggregate grant date fair value of equity awards granted to our executives, calculated in accordance with ASC Topic 718. For more information regarding the valuation of these awards, please refer to the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 14, 2025. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the executive officers.
(2)
The amounts reported represent payments made to applicable Named Executive Officers under our annual incentive bonus arrangements, which generally provided for quarterly and annual payments based on achievement of quarterly and annual net new annual recurring revenue goals, as described in more detail in the Compensation Discussion and Analysis.
(3)
The amount reported represents expenses in the amount of $50,000 reimbursed by us to Mr. Ben Haim for expenses and an additional amount of $23,583 sufficient to make such reimbursements tax neutral to Mr. Ben Haim, as well as company contributions made under our 401(k) plan in the amount of $626.
(4)
The amount reported represents company contributions made under our 401(k) plan.
(5)
All amounts reported for Mr. Landman with respect to “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” were paid in NIS. All compensation paid in NIS to Mr. Landman has been converted into USD at an annual average exchange rate of 3.7 NIS for each 1.000 USD for fiscal year 2024, 3.690 NIS for each 1.000 USD for fiscal year 2023, and 3.360 for fiscal year 2022.
(6)
The amount reported represents (i) contributions by us of $28,969 in value of NIS to a severance fund under a Section 14 Arrangement pursuant to Israeli Severance Pay Law, (ii) contributions by us of $23,098 in value of NIS to a pension and manager’s insurance fund pursuant to Israeli labor laws, (iii) contributions by us of $3,822 in value of NIS to an education savings fund, and (iv) travel allowance for commuting costs of $17,838 in NIS.

For purposes of satisfying requirements under the Companies Law, the total compensation for fiscal year 2024 of Mr. Sagi Dudai, our Chief Product and Engineering Officer was $2,578,305, comprised of salary of $320,757, share awards of $2,007,184, non-equity incentive plan compensation of $197,028, and all other compensation of $53,336, with each such amount calculated pursuant to the same applicable methodology as under our 2024 Summary Compensation Table. Mr. Dudai’s salary, non-equity incentive plan compensation, and all other compensation were paid in NIS which were converted into USD at an annual average exchange rate of 3.7 NIS for each 1.000 USD.

Grants of Plan-Based Awards in 2024

The following table summarizes incentive plan-based awards granted to our Named Executive Officers during the fiscal year ended December 31, 2024.

		Date of Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Share Awards: Number of Shares	Grant Date Fair Value
Name	Grant Date	by Board of Directors	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)	Maximum (#)	of Shares or Units(3) (#)	of Share Awards(4) ($)
Shlomi Ben Haim	5/20/2024	5/20/2024	—	—	—	—		157,274	157,274	—	3,881,522
	5/20/2024	5/20/2024	—	—	—	—		—	—	157,273	5,218,318
	—	5/20/2024	—	543,750	543,750	—		—	—	—	—
Tali Notman	5/20/2024	5/20/2024	—	—	—	—		39,319	39,319	—	970,392
	5/20/2024	5/20/2024	—	—	—	—		—	—	91,742	3,044,000
	—	5/20/2024	—	490,000	490,000	—	—	—	—	—	—
Eduard Grabscheid	1/1/2024	9/28/2023	—	—	—	—		—	—	57,786	1,999,974
	5/20/2024	5/20/2024	—	—	—	—		6,606	6,606	—	163,036
	5/20/2024	5/20/2024	—	—	—	—		—	—	15,412	511,370
	—	5/20/2024	—	225,000	225,000	—		—	—	—	—
Yoav Landman	5/20/2024	5/20/2024	—	—	—	—		19,659	19,659	—	485,184
	5/20/2024	5/20/2024	—	—	—	—		—	—	45,871	1,522,000
	—	5/20/2024	—	219,365	219,365	—		—	—	—	—

____________________________________________

(1)
The amounts reported represent payments made to applicable Named Executive Officers under our annual incentive bonus arrangements which provide the target payouts with no threshold or maximum (except for a threshold level of achievement with respect to Mr. Ben Haim), as described in more detail in the Compensation Discussion and Analysis.
(2)
Shares reported represent PSUs granted under the 2020 Plan. As of December 31, 2024, the performance condition was satisfied. Thus the PSUs are further subject to service-based vesting criteria described in the footnotes to the table below titled “Outstanding Equity Awards at Fiscal Year End.”
(3)
Shares reported represent awards of RSUs granted under the 2020 Plan. Each award of RSUs is subject to service-based vesting criteria described in the footnotes to the table below titled “Outstanding Equity Awards at Fiscal Year End,” except as otherwise indicated in the footnotes to this table.
(4)
Amounts reported represent the aggregate grant date fair value of share awards granted to our executives, calculated in accordance with ASC Topic 718. The fair value of RSUs is measured based on the closing price of the Company’s ordinary shares, and the fair value of PSU is measured using a Monte Carlo simulation model, as discussed in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 14, 2025. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the executive officers.

Outstanding Equity Awards at Fiscal 2024 Year-End

The following table presents information concerning all outstanding equity awards held by each of our Named Executive Officers as of December 31, 2024:

			Options Awards					Share Awards
Names of Executive Officer	Grant Date		Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested(1) ($)
Shlomi Ben Haim	5/20/2024	(2)	—		—	—	—	157,273	(3)	4,625,399
	5/20/2024	(2)	—		—	—	—	157,274	(4)	4,625,428
	5/15/2023	(2)	—		—	—	—	109,122	(5)	3,209,278
	5/15/2023	(2)	—		—	—	—	98,210	(6)	2,888,356
	5/16/2022	(2)	—		—	—	—	64,655	(7)	1,901,504
	5/13/2021	(2)	—		—	—	—	9,437	(8)	277,542
Tali Notman	5/20/2024	(2)	—		—	—	—	91,742	(3)	2,698,132
	5/20/2024	(2)	—		—	—	—	39,319	(4)	1,156,372
	5/15/2023	(2)	—		—	—	—	109,122	(5)	3,209,278
	2/9/2022	(2)	—		—	—	—	41,379	(7)	1,216,956
	11/3/2021	(2)	—		—	—	—	6,068	(9)	178,460
	2/22/2021	(2)	—		—	—	—	5,987	(8)	176,078
	7/29/2020	(13)	15,000	(10)	—	23.00	7/29/2030	—		—
	2/3/2020	(13)	2,500	(10)	—	15.12	2/3/2030	—		—
Eduard Grabscheid	5/20/2024	(2)	—		—	—	—	15,412	(3)	453,267
	5/20/2024	(2)	—		—	—	—	6,606	(4)	194,282
	1/1/2024	(2)	—		—	—	—	57,786	(11)	1,699,486
	8/1/2023	(2)	—		—	—	—	8,525	(5)	250,720
	6/17/2022	(2)	—		—	—	—	7,500	(7)	220,575
	8/4/2021	(2)	—		—	—	—	562	(12)	16,528
	9/4/2019	(2)	20,360		—	9.31	9/4/2029	—		—
Yoav Landman	5/20/2024	(2)	—		—	—	—	45,871	(3)	1,349,066
	5/20/2024	(2)	—		—	—	—	19,659	(4)	578,171
	5/15/2023	(2)	—		—	—	—	54,561	(5)	1,604,639
	5/16/2022	(2)	—		—	—	—	31,034	(7)	912,710
	5/13/2021	(2)	—		—	—	—	4,262	(8)	125,345

____________________________________________

(1)
The market value of the share awards that have not vested is calculated by multiplying the number of shares by the fair market value per share of our ordinary shares on December 31, 2024, or $29.41 per share.
(2)
Each of the awards was granted pursuant to our 2020 Plan.
(3)
One-fourth of the shares vest on June 1, 2025 and one-sixteenth vest quarterly thereafter until the award fully vests, subject to continued service with us through the applicable vesting date.
(4)
Shares represent PSUs for which the performance-based vesting condition was satisfied, one-fourth of which vested on March 1, 2025 and one-sixteenth vest quarterly thereafter until the award fully vests, subject to continued service with us through the applicable vesting date.
(5)
One-fourth of the shares vested on June 1, 2024 and one-sixteenth vest quarterly thereafter until the award fully vests, subject to continued service with us through the applicable vesting date.
(6)
Shares represent PSUs for which the performance-based vesting condition was satisfied, one-fourth of which vest on March 1, 2024 and one-sixteenth vest quarterly thereafter until the award fully vests, subject to continued service with us through the applicable vesting date.
(7)
One-fourth of the shares vest on June 1, 2023 and one-sixteenth vest quarterly thereafter until the award fully vests, subject to continued service with us through the applicable vesting date.

(8)
One-fourth of the shares vest on June 1, 2022 and one-sixteenth vest quarterly thereafter until the award fully vests, subject to continued service with us through the applicable vesting date.
(9)
One-fourth of the shares vest on December 1, 2022 and one-sixteenth vest quarterly thereafter until the award fully vests, subject to continued service with us through the applicable vesting date.
(10)
One-fifth of the shares subject to the option vested on the first anniversary of grant date, and the remaining shares subject to the option vest in sixteen equal quarterly installments thereafter, subject to continued service through the applicable vesting date.
(11)
One-fourth of the shares vest on March 1, 2025 and one-sixteenth vest quarterly thereafter until the award fully vests, subject to continued service with us through the applicable vesting date.
(12)
One-fourth of the shares vest on September 1, 2022 and one-sixteenth vest quarterly thereafter until the award fully vests, subject to continued service with us through the applicable vesting date.
(13)
Each of the outstanding option awards was granted pursuant to our 2011 Israeli Share Option Plan (“2011 Plan”).

Option Exercises and Shares Vested in 2024

The following table shows certain information regarding option exercises and the vesting of stock awards by our Named Executive Officers during the fiscal year ended December 31, 2024:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Shlomi Ben Haim	—	—	203,838	7,114,217
Tali Notman	72,770	1,818,193	111,103	3,599,452
Eduard Grabscheid	—	—	10,865	355,543
Yoav Landman	—	—	61,952	2,017,483

____________________________________________

(1)
The aggregate value realized is calculated by multiplying (i) the number of ordinary shares acquired upon exercise by (ii) the difference between the closing price of our ordinary shares on the date of exercise, as reported by Nasdaq, and the applicable exercise price of the option, and does not represent actual amounts received by our Named Executive Officers as a result of the option exercises.
(2)
The aggregate value realized is calculated by multiplying (i) the number of ordinary shares acquired upon vesting of RSUs and PSUs by (ii) the closing price of our ordinary shares on the vest date (or, in the event the vest date occurs on a holiday or weekend, the closing price of our ordinary shares on the immediately preceding trading day), as reported by Nasdaq.

Executive Employment Agreements

Shlomi Ben Haim

In September 2020, we entered into a new offer letter with Mr. Ben Haim effective on September 1, 2020. Pursuant to the offer letter, Mr. Ben Haim will continue to serve as our Chief Executive Officer on an “at will” basis. Mr. Ben Haim’s offer letter provides for an annual base salary (currently $600,000), eligibility, upon compliance with predetermined performance parameters, to receive bonuses with an annual target bonus amount equal to a percentage of Mr. Ben Haim’s annual base salary (currently 75%), and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us.

Mr. Ben Haim’s offer letter also provides that Mr. Ben Haim will be eligible to receive reimbursements for certain expenses incurred by him related to his relocation from Israel to the United States, up to a maximum amount of $50,000 per calendar year, in accordance with our standard expenses reimbursement policy, and we will provide Mr. Ben Haim with additional amounts sufficient to make such reimbursements tax neutral to Mr. Ben Haim.

If Mr. Ben Haim’s employment is relocated to Israel, no additional reimbursements will be provided to Mr. Ben Haim for relocation expenses incurred more than 90 days after the date of such relocation, but we will provide Mr. Ben Haim with a lump sum payment of $35,000 within 30 days following the date of such relocation.

Tali Notman

In September 2020, we entered into a new offer letter with Ms. Notman effective on September 1, 2020. Pursuant to the offer letter, Ms. Notman will continue to serve as our Chief Revenue Officer on an “at will” basis. Ms. Notman’s offer letter provides for an annual base salary (currently $500,000), eligibility, upon compliance with predetermined performance parameters, to receive bonuses with an annual target bonus amount equal to a percentage of Ms. Notman’s annual base salary (currently 100%), and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us.

Eduard Grabscheid

In December 2023, we entered into a new offer letter with Mr. Grabscheid effective on January 1, 2024. Pursuant to the offer letter, Mr. Grabscheid will serve as our Chief Financial Officer on an “at will” basis. Mr. Grabscheid’s offer letter provides for an annual base salary (currently $450,000), eligibility, upon compliance with predetermined performance parameters, to receive bonuses with an annual target bonus amount equal to a percentage of Mr. Grabscheid’s annual base salary (currently 50%), and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us.

Yoav Landman

In September 2020, we entered into a new employment agreement with Mr. Landman effective on September 1, 2020. Pursuant to the employment agreement, Mr. Landman will continue to serve as our Chief Technology Officer. Mr. Landman’s employment agreement provides for an annual base salary (currently NIS 1,387,000), eligibility, upon compliance with predetermined performance parameters, to receive bonuses with an annual target bonus amount equal to a percentage of Mr. Landman’s annual base salary (currently 60%), and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us, including certain statutory severance, pension and manager insurance fund benefits required to be provided under the laws of Israel.

Potential Payments upon Termination or Change in Control

In September 2020, we entered into a new change in control and severance agreement with Mr. Ben Haim, and Ms. Notman, our Named Executive Officers located in the United States, with each agreement effective on September 1, 2020. We entered into a change and control and severance agreement with Mr. Grabscheid following his appointment as CFO in January 2025.

Pursuant to each change in control and severance agreement, if we terminate the employment of an executive without “cause” (excluding terminations due to death or disability) or the executive resigns for “good reason” (as such terms are defined in the applicable agreement), and, within 60 days following such termination, the executive executes a waiver and release of claims in our favor that becomes effective and irrevocable, the executive will be entitled to receive (i) a lump sum payment equal to 6 months (12 months with respect to Mr. Ben Haim) of the executive’s then current annual base salary, (ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the executive and the executive’s respective dependents for up to 6 months (12 months with respect to Mr. Ben Haim), and (iii) with respect to Mr. Ben Haim, a lump sum severance relocation payment of $35,000.

Additionally, we have entered into an employment letter with Mr. Landman, our Named Executive Officer located in Israel, that provides for certain severance benefits in connection with an involuntary termination of employment that are generally consistent with the severance benefits we provide to our Named Executive Officers located in the United States pursuant to the change in control and severance agreements, although Mr. Landman’s employment letter does not provide for equity vesting acceleration. Mr. Landman’s “double-trigger” equity vesting acceleration is documented in his award grant letter.

The following table describes (i) the potential payments that would have been provided to each of Mr. Ben Haim, Mr. Grabscheid and Ms. Notman, pursuant to the applicable change in control and severance agreements, and Mr. Landman, pursuant to his employment agreement (with amounts converted into USD at an annual average exchange rate of 3.7 NIS for each 1.000 USD) in the event that they were terminated without “cause” or resigned for “good reason” and executed a waiver and release of claims in our favor, as described above, assuming such termination occurred on December 31, 2024,:

Named Executive Officer	Cash Compensation ($)	Health Benefits ($)	Social and Other Benefits ($)	Acceleration of Outstanding Equity Awards ($)	Relocation Payment ($)	Total ($)
Shlomi Ben Haim	600,000	32,589	—	—	35,000	667,589
Tali Notman	250,000	16,294	—	—	—	266,294
Eduard Grabscheid	225,000	13,011	—	—	—	238,011
Yoav Landman	178,514	28,384	—	—	—	206,898

Pursuant to each change in control and severance agreement, if, within the 3 month period prior to or the 12 month period following a “change of control” (as defined in the applicable agreement), we terminate the employment of an executive without cause (excluding death or disability) or the executive resigns for good reason, and, within 60 days following such termination, the executive executes a waiver and release of claims in our favor that becomes effective and irrevocable, the executive will be entitled to receive (i) a lump sum payment equal to 12 months (18 months with respect to Mr. Ben Haim) of the executive’s then current annual base salary, (ii) a lump sum payment equal to the executive’s pro rata target annual bonus amount for the year of termination, (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the executive and the executive’s respective dependents for up to 12 months (18 months with respect to Mr. Ben Haim), (iv) vesting acceleration as to 100% of the then-unvested shares subject to each of the executive’s then outstanding equity awards (and in the case of awards with performance vesting, unless specified in the applicable award agreement governing such award, all performance goals will be deemed achieved at target levels), and (v) with respect to Mr. Ben Haim, a lump sum severance relocation payment of $35,000 (this payment would be made because Mr. Ben Haim moved to the U.S. at the Company’s request, so it is appropriate to relocate him back to Israel if his employment is terminated).

The following table describes (i) the potential payments that would have been provided to each of Mr. Ben Haim, Ms. Notman, and Mr. Grabscheid pursuant to the applicable change in control and severance agreements, and Mr. Landman, pursuant to his employment agreement (with amounts converted into USD at an annual average exchange rate of 3.7 NIS for each 1.000 USD), in the event that they were terminated within the 3 month period prior to or the 12 month period following a “change of control” without “cause” or resigned for “good reason” and executed a waiver and release of claims in our favor, as described above, assuming such termination occurred on December 31, 2024:

Named Executive Officer	Cash Compensation ($)	Pro Rata Bonus Payment ($)	Health Benefits ($)	Social and Other Benefits ($)	Acceleration of Outstanding Equity Awards ($)	Relocation Payment ($)	Total ($)
Shlomi Ben Haim	900,000	900,000	48,883	—	17,527,507	35,000	19,411,390
Tali Notman	500,000	500,000	32,589	—	8,767,151	—	9,799,740
Eduard Grabscheid	450,000	225,000	26,022	—	2,834,859	—	3,535,881
Yoav Landman	357,027	224,919	—	56,769	4,569,932	—	5,208,647

Pursuant to each change in control and severance agreement, in the event any payment to an executive would be subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the executive will receive such payment as would entitle the executive to receive the greatest after-tax benefit, even if it means that we pay the executive a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, we are reporting the ratio of annual total compensation of our median compensated employee to that of Shlomi Ben Haim, our current CEO.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and applicable guidelines. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. The pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, shareholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow shareholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

To identify the median employee in fiscal year 2024, we aggregated the annual base salary or base wages, actual commission and bonus earned, and equity awards received for each of our employees as of December 31, 2024, whether on a full-time or part-time basis, excluding our CEO. For employees paid other than in U.S. dollars, we converted their annual base salary and base wages to U.S. dollars using the applicable average annual exchange rate for fiscal year 2024. With respect to equity awards, we granted RSUs during 2024 and determined the grant date fair value in accordance with FASB ASC Topic 718.

We calculated annual total compensation for the median employee according to the methodology used to report the annual compensation of our Named Executive Officers in the Summary Compensation Table. For fiscal year 2024, the total compensation for our CEO, Mr. Ben Haim, was $10,292,799, as reported in the “Total” column of the 2024 Summary Compensation Table of this proxy statement. The fiscal year 2024 annual total for our median employee was $213,228. Thus, the ratio of our CEO’s total fiscal year 2024 compensation to our median employee’s total fiscal year 2024 compensation was 48.3:1.

Neither the compensation committee nor our management used this pay ratio in making compensation decisions.

Pay Versus Performance

Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules; however, additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our “Compensation Discussion and Analysis”.

The following table presents information concerning the compensation of our CEO (our "principal executive officer" or "PEO") and other Named Executive Officers for the years ended December 31, 2024, 2023, 2022, 2021, and 2020.

					Value of Initial Fixed $100 Investment Based On:
	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(4) ($)	Average Compensation Actually Paid to Non-PEO NEOs(2)(5) ($)	Total Shareholder Return(6) ($)	Peer Group Total Shareholder Return(7) ($)	Net Income (Loss)(8) (in thousand, $)	Company-Selected Measure(9)
2024	10,292,799	9,039,765	3,666,858	2,828,584	45	229	(69,236)	None
2023	7,165,030	14,793,949	4,514,896	4,436,706	53	169	(61,256)	None
2022	3,808,122	3,756,514	2,886,987	665,379	33	108	(90,184)	None
2021	3,361,202	(10,664,266)	4,047,263	(4,973,525)	46	152	(64,203)	None
2020	26,671,048	40,040,525	2,793,376	19,607,565	97	114	(9,405)	None

____________________________________________

(1)
Amounts present total compensation reported for Mr. Ben Haim, who served as CEO for each year presented.

(2)
Compensation actually paid does not mean that the identified individual was actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of summary compensation table total compensation under the methodology prescribed under the relevant rules as shown in the adjustment table below, computed in accordance with Item 402(v) of Regulation S-K. The amounts include (i) the year-end value of equity awards granted during the reported year, and (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested, or through the end of the reported fiscal year. Equity awards consist of share options, RSU awards and PSU awards. On each valuation date, the fair value of each share option is estimated using the Black-Scholes option pricing model, the fair value of each RSU award is based on the fair value of the underlying ordinary shares, and the fair value of each PSU award is based on the fair value of the underlying ordinary shares because the performance condition was satisfied on the measurement date.
(3)
The following table presents adjustments to Mr. Ben Haim’s total compensation for each year to determine the compensation actually paid to him:

	2024	2023	2022	2021	2020
Summary Compensation Table Total for PEO	$10,292,799	$7,165,030	$3,808,122	$3,361,202	$26,671,048
Equity Award Adjustments:
Less: Reported grant date fair value of equity awards	(9,099,840)	(6,638,140)	(3,051,728)	(2,598,710)	(25,969,446)
Add: Vesting date fair value of equity awards granted and vested in the year	—	—	—	—	6,089,600
Add: Year-end fair value of outstanding and unvested equity awards granted in the year	9,250,827	12,085,536	3,677,591	2,242,350	33,249,323
Add: Change in fair value between the end of the prior year and the vesting date of equity awards granted in prior years that vested in the year	59,384	374,513	(282,516)	(13,669,108)	—
Add: Change in fair value between the end of the prior year and the end of the year of outstanding and unvested equity awards granted in prior years	(1,463,405)	1,807,010	(394,955)	—	—
Compensation Actually Paid to PEO	$9,039,765	$14,793,949	$3,756,514	$(10,664,266)	$40,040,525
(4)
Amounts reported present the average of total compensation reported for our Named Executive Officers other than Mr. Ben Haim, which included Ms. Notman, Mr. Landman and Mr. Grabscheid for 2024, Ms. Notman, Jacob Shulman (our former CFO) and Mr. Landman for 2023, 2022, and 2021, and Ms. Notman and Mr. Shulman for 2020.
(5)
The following presents adjustments to the average total compensation to our non-PEO Named Executive Officers for each year to determine the average compensation actually paid to them:

	2024	2023	2022	2021	2020
Summary Compensation Table Total for Non-PEO	$3,666,858	$4,514,896	$2,886,987	$4,047,263	$2,793,376
Equity Award Adjustments:
Less: Reported grant date fair value of equity awards	(2,898,652)	(3,666,662)	(2,232,007)	(3,349,931)	(2,176,156)
Add: Vesting date fair value of equity awards granted and vested in the year	—	—	—	—	—
Add: Year-end fair value of outstanding and unvested equity awards granted in the year	2,709,592	3,388,561	1,961,386	1,963,566	7,109,580
Add: Change in fair value between the end of the prior year and the vesting date of equity awards granted in prior years that vested in the year	(146,835)	243,329	(809,996)	(1,836,322)	221,200
Add: Change in fair value between the end of the prior year and the end of the year of outstanding and unvested equity awards granted in prior years	(502,380)	835,263	(1,140,991)	(5,798,101)	11,659,565
Less: Fair value at end of prior year of awards granted in prior years that were forfeited during year	—	(790,520)	—	—	—
Less: Incremental fair value of awards modified during year	—	(88,161)	—	—	—
Compensation Actually Paid to Non-PEO	$2,828,584	$4,436,706	$665,379	$(4,973,525)	$19,607,565
(6)
Presents the cumulative total shareholder return (“TSR”) since our initial public offering on September 16, 2020 (the “IPO”). TSR is calculated by assuming that a $100 investment was made on at the close of trading on the first full day of trading of our ordinary shares (September 16, 2020) and reinvesting all dividends until the last day of each reported fiscal year.
(7)
Presents the TSR of S&P Information Technology Index since September 16, 2020. S&P Information Technology Index is a peer group presented in accordance with Item 201(e) of Regulation S-K under the Exchange Act in our Annual Report on

Form 10-K for the year ended December 31, 2024. TSR is calculated by assuming that a $100 investment was made at the close of trading on the first full day of trading of our ordinary shares (September 16, 2020) and reinvesting all dividends until the last day of each reported fiscal year.
(8)
The dollar amounts reported are our net loss reflected in our audited financial statements.
(9)
We did not use a financial performance measure as defined in the Section 402(v) rules, other than our ordinary share price, to link the compensation actually paid to our CEO or other named executive officers for each year presented. As noted in the tabular list below, the operating metric net new annual recurring revenue links compensation actually paid to performance.

Tabular List of Performance Measures

Our ordinary share price was the only financial performance measure used to link compensation actually paid to performance.
Additionally, we used the operating metric, net new annual recurring revenue, to link compensation actually paid to performance.

Description of Relationships of Information Presented in the Pay Versus Performance Table

Compensation Actually Paid vs. TSR

As reflected in the following graph, the compensation actually paid (the “CAP”) to our CEO and other Named Executive Officers correlated to our TSR because equity awards constituted a significant part of the compensations for our Named Executive Officers. Equity awards strongly align our Named Executive Officers’ interests with those of our shareholders by providing a continuing financial incentive to maximize long-term value for our shareholders and by encouraging our executive officers to continue their service for the long-term.

Compensation Actually Paid vs. Net loss

Since our IPO, we have continued to invest in our business and incurred losses for the years presented. Historically, we have not looked to net income or loss as a performance measure for our Named Executive Officers. As discussed under Compensation Discussion and Analysis above, net new annual recurring revenue goal is utilized to determine part of our executives’ cash bonus.

Share Compensation Plan Information

The following table summarizes information about our share compensation plans as of December 31, 2024. Information is included for equity compensation plans approved by our shareholders. We do not have any non-shareholder approved equity compensation plans.

Plan Category	(a) Total Number of Securities Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		(b) Weighted-average Exercise Price Of Outstanding Options, Warrants and Rights(2) ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	14,187,475	(3)	$10.45	20,295,627	(4)
Equity compensation plans not approved by security holders	—		—	—
Total	14,187,475		—	20,295,627

____________________________________________

(1)
Prior to our initial public offering, we granted awards under our 2011 Plan. Following our initial public offering, we granted awards under our 2020 Plan.
(2)
The weighted average price does not reflect the shares that will be issued upon the vesting of RSUs or PSUs, which have no exercise price.
(3)
The number consists of 3,086,267 shares to be issued upon exercise of options to purchase ordinary shares under our 2011 Plan, 20,000 shares to be issued upon exercise of options and 11,081,208 shares to be issued upon the vesting of RSUs and PSUs under our 2020 Plan.
(4)
As of December 31, 2024, an aggregate of 15,310,794 ordinary shares, par value NIS 0.01 per share were available for issuance under the 2020 Plan and 4,984,833 ordinary shares were available for issuance under the 2020 Employee Share Purchase Plan (“2020 ESPP”). The 2020 Plan provides that on the first day of each year beginning on January 1, 2021, the number of ordinary shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 9,100,000 shares, (ii) 5% of the outstanding shares of our ordinary shares as of the last day of our immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. The ESPP provides that on the first day of each year beginning January 1, 2021, the number of ordinary shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 2,100,00 shares, (ii) 1% of the outstanding shares of all classes of our ordinary shares as of the last day of our immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. On January 1, 2025, the number of ordinary shares available for issuance under the 2020 Plan and the 2020 ESPP increased by 6,400,773 shares and 1,127,548 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

Other Policies

Our insider trading policy prohibits directors, officers, employees, consultants, contractors and other agents (e.g., independent contractors) from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to our securities. This prohibition extends to any hedging or similar transactions designed to decrease the risks associated with holding our securities. Share options, share appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are not subject to the prohibition described in this paragraph.

RELATED PERSON TRANSACTIONS

Related Person Transactions

The following is a summary of transactions since January 1, 2024 to which we have been or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors, nominees for director, promoters or beneficial holders of more than 5% of any class of our capital share, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement titled “Executive Compensation.”

On May 20, 2024, our shareholders approved a consulting arrangement with Mr. Simon (our co-founder, our former Chief Data Scientist, a member of our board of directors, and the brother-in-law of our Chief Executive Officer, Mr. Ben Haim) effective as of June 5, 2024, pursuant to which Mr. Simon's employment would terminate on June 4, 2024, and starting on June 5, 2024, Mr. Simon would provide us with various services as an independent contractor and not as an employee, at a daily rate of pay of $1,600 for up to two days of consultancy per week. Under the consulting agreement, Mr. Simon has received $89,251 in payments for various services. The consulting agreement also contains provisions regarding confidentiality, non-competition and invention assignment, as well as provisions regarding term and termination (including a three-month advance notice of termination), warranties, relationship of parties and miscellaneous matters. A copy the consulting agreement is filed as exhibit 10.1 to our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2024 as filed with the SEC on August 8, 2024.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated articles of association permit us to exculpate, indemnify, and insure certain of our office holders to the fullest extent permitted by the Companies Law. We have entered into agreements with certain office holders, exculpating them from a breach of their duty of care and undertaking to indemnify them, each to the fullest extent permitted by law, subject to certain exceptions.

We maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act, and we intend to enter into agreements with our directors and executive officers to provide contractual indemnification to bear attorneys’ fees and costs that are not otherwise covered by insurance for directors prevailing in a third-party action.

We believe that this insurance and these agreements are necessary to attract qualified directors and executive officers.

These agreements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

Certain of our non-employee directors may, through their relationship with their employers or partnerships, be insured against certain liabilities in their capacity as members of our board of directors.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and recommending to our board of directors to approve or disapprove “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our ordinary shares, in each case since the beginning of the most recently completed year and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of our capital share as of March 14, 2025 by:

•
each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our ordinary shares;
•
each of our Named Executive Officers;
•
each of our directors and nominees for director; and
•
all executive officers and directors as a group.

Applicable percentage ownership is based on 114,557,654 ordinary shares outstanding on March 14, 2025. Shares of ordinary shares issuable upon the exercise of share options exercisable or pursuant to RSUs that are subject to vesting conditions within 60 days of March 14, 2025, are deemed to be outstanding and beneficially owned by the person holding the options, or the RSUs, for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

Unless otherwise indicated in the footnotes below, each shareholder named in the following table possesses sole voting and investment power over the shares listed. The information does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise noted below, the address of each person listed on the table is c/o JFrog Ltd., 270 E. Caribbean Drive, Sunnyvale, CA 94089.

	Ordinary Shares
Name of Beneficial Owner	Number	Percent
Named Executive Officers and Directors:
Shlomi Ben Haim	4,428,196	3.9
Eduard Grabscheid(1)	24,094	*
Tali Notman(2)	372,231	*
Yoav Landman	6,319,188	5.5
Jessica Neal(3)	75,636	*
Yossi Sela	319,424	*
Frederic Simon	4,297,734	3.8
Elisa Steele(4)	70,081	*
Luis Visoso(5)	2,400	*
Andy Vitus(6)	183,918	*
Yvonne Wassenaar(7)	23,808	*
Barry Zwarenstein(8)	69,386	*
All executive officers and directors as a group (12 persons)(9)	16,186,096	14.1
Greater than 5% Shareholders:
The Vanguard Group(10)	8,836,526	7.7

____________________________________________

* Represents beneficial ownership of less than 1%.

(1)
Consists of (i) 13,353 ordinary shares held of record by Mr. Grabscheid and (ii) share options to purchase 10,741 ordinary shares exercisable within 60 days of March 14, 2025.
(2)
Consists of (i) 332,866 ordinary shares held of record by Ms. Notman and (ii) share options to purchase 39,365 ordinary shares exercisable within 60 days of March 14, 2025.
(3)
Consists of (i) 25,636 ordinary shares held of record by Ms. Neal and (ii) share options to purchase 50,000 ordinary shares exercisable within 60 days of March 14, 2025.
(4)
Consists of (i) 20,081 ordinary shares held of record by Ms. Steele and (ii) share options to purchase 50,000 ordinary shares exercisable within 60 days of March 14, 2025.

(5)
Consists of (i) 1,600 ordinary shares held of record by Ms. Visoso and (ii) 800 ordinary shares issuable upon the vesting of RSUs within 60 days of March 14, 2025.
(6)
Consists of (i) 3,461 ordinary shares held of record by Mr. Vitus and (ii) 180,457 ordinary shares held by Mt. Vitus' trust.
(7)
Consists of (i) 22,437 ordinary shares held of record by Ms. Wassenaar and (ii) 1,371 ordinary shares issuable upon the vesting of RSUs within 60 days of March 14, 2025.
(8)
Consists of (i) 25,636 ordinary shares held of record by Mr. Zwarenstein and (ii) share options to purchase 43,750 ordinary shares exercisable within 60 days of March 14, 2025.
(9)
Consists of (i) 15,990,069 ordinary shares beneficially owned by our current executive officers and directors, (ii) share options to purchase 193,856 ordinary shares exercisable within 60 days of March 14, 2025, and (iii) 2,171 ordinary shares issuable upon the vesting of RSUs within 60 days of March 14, 2025.
(10)
According to a Schedule 13G/A filed with the SEC on January 30, 2025, reporting beneficial ownership as of December 31, 2024, consists of 8,836,526 ordinary shares held by The Vanguard Group. Of the ordinary shares beneficially owned, The Vanguard Group reported that it had sole dispositive power with respect to 8,740,029 ordinary shares, shared dispositive power with respect to 96,497 ordinary shares, and shared voting power with respect to 20,950 ordinary shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes of ownership with the SEC. Such Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms we have received or written representations from Reporting Persons that they filed all required reports, we believe that all of our executive officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them during fiscal 2024, other than a Form 4 that was filed late on behalf of Tali Notman reflecting an exercise and hold of certain share options in December 2024 and a Form 4 for Eduard Grabscheid that did not reflect his purchase of certain ESPP shares in February 2024 and therefore was considered delinquent, each due to administrative error.

2024 Annual Report

Our financial statements for our fiscal year ended December 31, 2024 are included in our 2024 annual report, which we will make available to shareholders at the same time as this proxy statement. You may also obtain a copy of our 2024 annual report, including the financial statements and the financial statement schedules, free of charge, by sending a written request to our Investor Relations department at JFrog Ltd., 270 E. Caribbean Drive, Sunnyvale, CA 94089 Attention: Investor Relations.

Company Website

We maintain a website at https://jfrog.com/. Information contained on, or that can be accessed through, our website is not incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

*********

We know of no other matters to be submitted at the Annual General Meeting. If any other matters properly come before the Annual General Meeting, the persons named in the proxy will have discretion to vote the shares of our ordinary shares they represent in accordance with their own judgment on such matters. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.

It is important that your shares be represented at the Annual General Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

Sunnyvale, California

April 7, 2025

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS AND ANNUAL GENERAL MEETING

The information provided in the “Questions and Answers” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read the entire proxy statement carefully.

Why am I receiving these proxy materials?

We have mailed the Notice of Internet Availability and have made the proxy statement and the annual report available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at the 2025 Annual General Meeting and any adjournments, postponements or continuations thereof. The Annual General Meeting will be held on Tuesday, May 20, 2025 at 9:00 a.m., Pacific time at 270 E. Caribbean Drive, Sunnyvale, California 94089.

Shareholders as of the Record Date are invited to attend the Annual General Meeting and are requested to vote on the items of business described in this proxy statement. The proxy materials and our 2024 annual report can be accessed online at www.proxyvote.com.

If you intend to attend the Annual General Meeting in person, you must notify the Company by submitting your name and the number of registered shares you hold to our Investor Relations’ e-mail address at investors@jfrog.com by 9:00 a.m. Pacific time on Friday, May 9, 2025. Please read this proxy statement carefully to ensure that you have proper evidence of share ownership as of March 26, 2025, as we will not be able to accommodate guests without such evidence at the Annual General Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?

The Companies Law has adopted rules to allow companies to post proxy materials on the Internet and provide only a Notice of Internet Availability of Proxy Materials to shareholders. Therefore, we have elected to provide access to our proxy materials primarily over the Internet, in accordance with the Companies Law and applicable SEC rules. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to most of our shareholders of record and beneficial owners. All shareholders receiving the Notice of Internet Availability will have the ability to access the proxy materials over the Internet and request a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy of the proxy materials may be found in the Notice of Internet Availability. In addition, the Notice of Internet Availability contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis. The Notice of Internet Availability also instructs you how to submit your proxy electronically over the Internet or by mail.

Who is entitled to vote at the Annual General Meeting?

Holders of our ordinary shares as of the close of business on March 26, 2025, the Record Date for the Annual General Meeting are entitled to vote at the Annual General Meeting. Shareholders are not permitted to cumulate votes with respect to the election of directors. Each ordinary share is entitled to one vote on each matter properly brought before the Annual General Meeting. The total number of outstanding ordinary shares, NIS 0.01 par value per share, as of March 26, 2025 was 114,561,447.

Shareholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (“Equiniti”), then you are a shareholder of record. As a shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card, to vote at the Annual General Meeting, or by Internet, by telephone, or by mail by following the instructions on the Notice of Internet Availability or proxy card.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name”. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual General Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the voting instructions your broker, bank or other nominee provides. You are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may not vote your shares at the Annual General Meeting unless you obtain a legal proxy from your broker, bank or other nominee, giving you the right to vote the shares as well as a statement from such record holder that it did not vote such shares.

What proposals am I voting on?

You are being asked to vote on six proposals:

(1)
To elect as Class II directors the three nominees named in the accompanying proxy statement to serve until our 2028 annual general meeting of shareholders or until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal.
(2)
To approve and ratify the re-appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the independent auditors of the Company for the period ending at the close of the next annual general meeting.
(3)
To approve changes to the compensation of Shlomi Ben Haim, our Chief Executive Officer.
(4)
To approve changes to the compensation of Yoav Landman, our Chief Technology Officer.
(5)
To approve our 2025 Executive Officer and Director Compensation Policy.
(6)
To approve changes to the compensation program of our non-executive members of our board of directors.
(7)
To approve Shlomi Ben Haim’s service as our Chief Executive Officer and Chairman of our board of directors for a period of three years.

You will also be voting on any other business as may properly come before the Annual General Meeting or any adjournments, postponements, or continuations thereof.

How many votes do I have?

Holders of our ordinary shares are entitled to one vote for each share held as of the Record Date.

What is the voting requirement to approve each of the proposals?

According to our amended and restated articles of association and the Companies Law, approval of each proposal requires the majority of the voting power present and voting at the Annual General Meeting or at any adjournments, postponements, or continuations thereof.

This means that the numbers of shares voted “For” the proposal must exceed the numbers of shares voted “Against” the proposal. Abstentions and broker non-votes are not considered votes cast for this purpose and will have no effect on the vote (other than in regards to calculating the quorum at the Annual General Meeting).

The approval of Proposal Nos. 5 and 7, are also subject to the fulfillment of one of the following Special Majority requirements through either: (i) the majority of the shares that are voted at the Annual General Meeting in favor of such proposal, excluding abstentions, includes a majority of the votes of Interested Shareholders in the approval of such proposal; or (ii) the total number of shares of the shareholders mentioned in clause (i) above that are voted against the proposal does not exceed two percent (2%) of the total voting rights in the Company.

For purposes of determining whether a shareholder is an Interested Shareholder, a “controlling shareholder” is any shareholder that has the ability to direct the Company’s activities (other than by means of being a director or office holder of the Company) including a person who holds 25% or more of the voting rights in the general meeting of the Company if there is no other person who holds more than 50% of the voting rights in the Company; for the purpose of a holding, two or more persons holding voting rights in the Company each of which has a personal interest in the approval of the transaction being brought for approval of the Company shall be considered to be joint holders. A person is presumed to be a controlling shareholder if it holds or controls, by himself or together with others, one half or more of any one of the “means of control” of a company.

“Means of control” is defined as any one of the following: (i) the right to vote at a general meeting of a company, or (ii) the right to appoint directors of a company or its chief executive officer.

A “personal interest” of a shareholder in an action or transaction of a company includes a personal interest of any of the shareholder’s relatives (i.e. spouse, brother or sister, parent, grandparent, child as well as child, brother, sister or parent of such shareholder’s spouse or the spouse of any of the above) or an interest of a company with respect to which the shareholder or the shareholder’s relative (as defined above) holds 5% or more of such company’s issued shares or voting rights, in which any such person has the right to appoint a director or the chief executive officer or in which any such person serves as director or the chief executive officer, including the personal interest of a person voting pursuant to a proxy which the proxy grantor has a personal interest, whether or not the person voting pursuant to such proxy has discretion with regards to the vote; and excludes an interest arising solely from the ownership of ordinary shares of a company.

As of March 26, 2025, we are not aware of any “controlling shareholders”, and in addition we believe that other than our directors and executive officers, none of our shareholders should have a personal interest in Proposal No. 5, and other than Mr. Shlomi Ben Haim, our Chief Executive Officer and Chairman of the Board, none of our shareholders should have a personal interest in Proposal No. 7.

AS SUCH, UNLESS YOU NOTIFY THE COMPANY OF ANY PERSONAL INTEREST YOU MAY HAVE IN ANY OF THE PROPOSALS OR THAT YOU ARE (WHETHER ALONE OR WITH OTHERS) TO BE DEEMED AS A CONTROLLING SHAREHOLDER OF THE COMPANY, WE WILL COUNT YOUR SHARES AS DULY VOTED AND, CONSISTENT WITH APPLICABLE REGULATIONS, YOU WILL BE DEEMED NOT TO HAVE A PERSONAL INTEREST AND NOT TO BE A CONTROLLING SHAREHOLDER.

Apart from for the purpose of determining a quorum, broker non-votes will not be counted as present and are not entitled to vote. Accordingly, broker non-votes will have no effect on the outcome of the vote. Abstentions will not be treated as either a vote “FOR” or “AGAINST” a matter.

How does our board of directors recommend that I vote?

Our board of directors recommends that you vote “FOR” each of the proposals that are further described in the proxy statement.

How can I vote my shares?

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in one of the following ways:

•
You may vote by mail. To vote by mail, complete, sign and date the proxy card that accompanies this proxy statement and return it promptly in the postage-prepaid envelope provided. Your completed, signed and dated proxy card must be received by 11:59 p.m., Eastern time, on Monday, May 19, 2025.
•
You may vote by telephone. To vote over the telephone, call 1-800-690-6903 from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. You will be asked to provide the control number from your proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern time, on Monday, May 19, 2025.
•
You may vote via the Internet. To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card (have your proxy card in hand when you visit the website) or scan the QR code on the proxy card with your smartphone. You will be asked to provide the control number from your proxy card. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern time, on Monday, May 19, 2025.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee

If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Beneficial owners of shares should generally be able to vote by returning the voting instruction card to their broker, bank or other nominee, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares at the Annual General Meeting unless you obtain a legal proxy from your broker, bank or other nominee, giving you the right to vote these shares.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy, Shlomi Ben Haim, our Chief Executive Officer, and Shanti Ariker, our Chief Legal Officer, have been designated as proxies for the Annual General Meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted electronically at the Annual General Meeting in accordance with the instruction of the shareholder on such proxy. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above and, if any other matters are properly brought before the Annual General Meeting, the shares will be voted in accordance with the proxies’ judgment.

Can I change my vote or revoke my proxy?

Shareholder of Record: Shares Registered in Your Name. If you are a shareholder of record, you can change your vote or revoke your proxy by:

•
entering a new vote by telephone or via the Internet (until the applicable deadline for each method as set forth above);
•
returning a later-dated proxy card (which automatically revokes the earlier proxy);
•
providing a written notice of revocation prior to the Annual General Meeting to our Chief Legal Officer at our principal executive offices as follows: JFrog Ltd., 270 E. Caribbean Drive, Sunnyvale, California 94089, Attn: Chief Legal Officer; or
•
attending the Annual General Meeting and voting in-person. Attendance at the Annual General Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or cast your vote in-person at the Annual General Meeting.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

What is the quorum requirement for the Annual General Meeting?

A quorum is the minimum number of shares required to be present or represented at the Annual General Meeting for the meeting to be properly held under our amended and restated articles of association and the Companies Law. The quorum required for our Annual General Meeting consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 33⅓% of the total outstanding voting rights, within half an hour of the time fixed for the commencement of the meeting. A meeting adjourned for lack of a quorum shall be adjourned to the same day in the next week, at the same time and place. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum.

What are broker non-votes?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee, as applicable, as to how to vote on matters deemed “non-routine” and there is at least one “routine” matter to be voted upon at the Annual General Meeting. Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank or other nominee votes shares on the “routine” matters but does not vote shares on the “non-routine” matters, those shares will be treated as broker non-votes with respect to the “non-routine” proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

What matters are considered “routine” and “non-routine”?

Only the ratification of the appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for our fiscal year ending December 31, 2025 (Proposal No. 2) is considered “routine” under applicable federal securities rules and the Companies Law. The other proposals currently on the agenda for the meeting are considered “non-routine” under applicable federal securities rules.

What are the effects of abstentions and broker non-votes?

If you submit a proxy but do not indicate any voting instructions, the proxy holders will vote in accordance with the recommendations of our board of directors. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, the broker, bank or other nominee may generally vote in its discretion on “discretionary” matters. However, if the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a “non-discretionary” matter, it will be unable to vote your shares on that matter. When this occurs, it is generally referred to as a “broker non-vote.”

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual General Meeting but will not be counted for purposes of determining the number of votes cast on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on applicable proposals.

Who will count the votes?

Votes will be counted by the inspector of election appointed for the Annual General Meeting, who will separately count “For” and “Against” votes, abstentions, and broker non-votes.

What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?

Shareholder of Record: Shares Registered in Your Name. If you are a shareholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•
“FOR” each of the three nominees for Class II director named in this proxy statement.
•
“FOR” the ratification of the appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for our fiscal year ending December 31, 2025.
•
“FOR” the vote to approve changes to the compensation of Shlomi Ben Haim, our Chief Executive Officer.
•
“FOR” the vote to approve changes to the compensation of Yoav Landman, our Chief Technology Officer.
•
“FOR” the vote to approve our 2025 Executive Officer and Director Compensation Policy.
•
"FOR" the vote to approve changes to the compensation program of our non-executive members of our board of directors.
•
“FOR” the vote to approve Shlomi Ben Haim’s service as both our Chief Executive Officer and Chairman of our` board of directors for a period of three years.

In addition, if any other matters are properly brought before the Annual General Meeting or any adjournments, postponements, or continuations thereof, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. Brokers, banks and other nominees holding shares of ordinary shares in “street name” for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter-Proposal No. 2 (ratification of the appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global). Absent direction from you, however, your broker, bank or other nominee will not have the discretion to vote on any of the other proposals on the agenda.

How can I contact JFrog’s transfer agent?

You may contact our transfer agent, Equiniti, by telephone at (800) 937-5449 (toll-free for United States residents), or by email at helpast@equiniti.com. Materials may be mailed to Equiniti at:

Equiniti Trust Company, LLC

ATTN: EQ Mail Services

C/O DFX Logistics

1 United Lane

Teterboro, NJ 07608

How can I attend the Annual General Meeting?

The Annual General Meeting will be held at 270 E. Caribbean Drive, Sunnyvale, California 94089. Space for the Annual General Meeting is limited. If you intend to attend the Annual General Meeting in person, you must notify the Company by submitting your name and the number of registered shares you hold to our Investor Relations’ e-mail address at investors@jfrog.com by 9:00 a.m. Pacific time on Friday, May 9, 2025. Please read this proxy statement carefully to ensure that you have proper evidence of share ownership as of March 26, 2025, as we will not be able to accommodate guests without such evidence at the Annual General Meeting. Registration will open at 8:30 a.m. Pacific time and the Annual General Meeting will begin at 9:00 a.m. Pacific time.

Each shareholder who attends the Annual General Meeting should be prepared to present:

•
valid government photo identification, such as a driver’s license or passport; and
•
if you are a street name shareholder, proof of beneficial ownership as of the Record Date, such as your most recent account statement reflecting your share ownership as of that date, along with a copy of the voting instruction form provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual General Meeting. Photography and video are prohibited at the Annual General Meeting.

We encourage shareholders who plan to attend the Annual General Meeting to check our website at https://investors.jfrog.com prior to the meeting where we will post relevant updates and instructions.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you were a beneficial owner of shares that are held in “street name” at the close of business on the Record Date, you may not vote your shares at the Annual General Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee who is the shareholder of record with respect to your shares. You may still attend the Annual General Meeting even if you do not have a legal proxy.

How are proxies solicited for the Annual General Meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the Annual General Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We have retained Innisfree M&A Incorporated ("Innisfree"), an independent firm specializing in the solicitation of proxies, to assist in the solicitation of proxies on our behalf. We have agreed to pay a base fee of approximately $25,000, plus costs and expenses. We will bear all proxy solicitation costs. If shareholders need assistance with casting or changing their vote, they should contact our proxy solicitor, Innisfree, toll-free at 877-750-8307.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Where can I find the voting results of the Annual General Meeting?

We will announce preliminary voting results at the Annual General Meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual General Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual General Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?

If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.

I share an address with another shareholder, and we received only one paper copy of the Notice of Internet Availability or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?

We have adopted an SEC-approved procedure called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, proxy statement and annual report, to multiple shareholders who share the same address unless we receive contrary instructions from one or more of the shareholders. This procedure reduces our printing and mailing costs. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, proxy statement and annual report, to any shareholder at a shared address to which we delivered a single copy of the Notice of Internet Availability and, if applicable, proxy statement and annual report. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability and, if applicable, proxy statement and annual report, you may contact us as follows:

JFrog Ltd.

Attention: Investor Relations

270 E. Caribbean Drive

Sunnyvale, CA 94089

Tel: (408) 329-1540

Shareholders who hold shares in street name may contact their broker, bank or other nominee to request information about householding.

Is there a list of shareholders entitled to vote at the Annual General Meeting?

The names of shareholders of record entitled to vote at the Annual General Meeting will be available from our Investor Relations department ten days prior to the meeting for any purpose germane to the Annual General Meeting, Monday through Friday, between the hours of 9:00 a.m. and 4:30 p.m., Pacific time, at our corporate headquarters located at 270 E. Caribbean Drive, Sunnyvale, California 94089. Please contact Investor Relations at investors@jfrog.com a reasonable time in advance to make appropriate arrangements, but in no event less than 48 hours in advance of your desired visiting time.

What other matters may be brought before the Annual General Meeting?

As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the Annual General Meeting. If any other matters are properly brought before the Annual General Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

In accordance with the Companies Law, one or more shareholders of the Company holding at least one percent (1%) of the outstanding voting rights of the Company for the meeting may submit to the Company a proposed additional agenda item for the meeting, provided that the item is appropriate for discussion at the general meeting. However, for matters relating to the appointment or removal of a director, one or more shareholders must hold at least five percent (5%) of the voting rights to make such a request. Submissions should be sent to our offices: JFrog Ltd., 270 E. Caribbean Drive, Sunnyvale, California 94089, Attn: Chief Legal Officer, no later than April 14, 2025. To the extent that there are any additional agenda items that our board of directors determines to add as a result of any such submission, we will publish an updated agenda and proxy card with respect to the meeting, no later than April 21, 2025, which will be filed with the SEC as definitive additional materials, and made available to the public on the SEC’s website at www.sec.gov and our Investor Relations website referenced above.

When are shareholder proposals due for our 2026 annual general meeting?

Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual general meeting of shareholders by submitting their proposals in writing to our Chief Legal Officer in a timely manner. For a shareholder proposal to be considered timely for our 2026 annual general meeting, our Chief Legal Officer must receive the written proposal at our principal executive offices not later than December 8, 2025. In addition, shareholder proposals must comply with the requirements of Rule 14a-8 and 14a-19 under the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals should be addressed to: JFrog Ltd., Attn: Chief Legal Officer, 270 E. Caribbean Drive, Sunnyvale, CA 94089.

Appendix A

2025 COMPENSATION POLICY

JFROG LTD.

Compensation Policy for Executive Officers and Directors

Last Approval Date: [DATE], 2025

1.
Introduction

This document sets forth the Compensation Policy for Executive Officers and Directors (this “Compensation Policy” or “Policy”) of JFrog Ltd. (“JFrog” or the “Company”), in accordance with the requirements of the Companies Law, 5759-1999 (the “Companies Law”) and the regulations promulgated thereunder.

Compensation is a key component of JFrog’s overall human capital strategy to attract, retain, reward, and motivate highly skilled individuals that will enhance JFrog’s value and otherwise assist JFrog to reach its business and financial long-term goals. Accordingly, the structure of this Policy is established to tie the compensation of officers and directors to JFrog’s goals and performance.

For purposes of this Policy, “Executive Officers” shall mean “Office Holders” as such term is defined in Section 1 of the Companies Law, excluding, unless otherwise expressly indicated herein, JFrog’s directors.

This policy is subject to applicable law and is not intended and should not be interpreted as limiting or derogating from provisions of applicable law to the extent not permitted by such law.

This Policy shall apply to compensation agreements and arrangements which will be approved after the date on which this Policy is adopted and shall serve as JFrog’s Compensation Policy for ~~five (5)~~ three (3) years, commencing as of its adoption, unless amended earlier.

The Compensation Committee and the Board of Directors of JFrog (the “Compensation Committee” and the “Board”, respectively) shall review and reassess the adequacy of this Policy from time to time, as required by the Companies Law.

In determining the terms of the compensation pursuant to this Policy, the Compensation Committee will take into consideration information prepared and presented by the Company’s management, Company’s management’s recommendations, as well as information that may be provided by third party advisors who may be engaged by the Compensation Committee from time to time.

2.
Objectives

JFrog’s objectives and goals in setting this Policy are to attract, motivate and retain highly experienced leaders who will contribute to JFrog’s success and enhance shareholder value, while demonstrating professionalism in a highly achievement-oriented culture that is based on merit and rewards excellent performance in the long term, and embedding JFrog’s core values as part of a motivated behavior. To that end, this Policy is designed, among others:

2.1.
To closely align the interests of the Executive Officers with those of JFrog’s shareholders in order to enhance shareholder value;
2.2.
To align a significant portion of the Executive Officers’ compensation with JFrog’s short and long-term goals and performance;
2.3.
To provide the Executive Officers with a structured compensation package, including competitive salaries, performance-motivating cash and equity incentive programs and benefits, and to be able to present to each Executive Officer an opportunity to advance in a growing organization;
2.4.
To strengthen the retention and the motivation of Executive Officers in the long term;
2.5.
To provide appropriate awards in order to incentivize superior individual excellency and corporate performance; and

2.6.
To maintain consistency ~~among Executive Officers~~ in the way Executive Officers are compensated.
3.
Compensation Instruments

Compensation instruments under this Policy may include the following:

3.1.
Base salary;
3.2.
Benefits;
3.3.
Cash bonuses;
3.4.
Equity-based compensation;
3.5.
Change of control terms; and
3.6.
Retirement and termination terms.
4.
Overall Compensation - Ratio Between Fixed and Variable Compensation
4.1.
This Policy aims to balance the mix of “Fixed Compensation” (comprised primarily of base salary and benefits) and “Variable Compensation” (comprised primarily of cash bonuses and equity-based compensation) in order to, among other things, appropriately incentivize Executive Officers to meet JFrog’s short and long-term goals while taking into consideration the Company’s need to manage a variety of business risks.
4.2.
Notwithstanding anything to the contrary herein, the value of the total annual bonus and equity based compensation opportunity of each Executive Officer shall not exceed ~~95%~~ 97% of the value of the total compensation package of such Executive Officer on an annual basis, as determined based on the accounting principles used by the JFrog for its financial statements or such other method as determined by the Compensation Committee or the Board.
5.
Inter-Company Compensation Ratio
5.1.
In the process of drafting and updating this Policy, JFrog’s Board and Compensation Committee have examined the ratio between employer cost associated with the engagement of the Executive Officers and directors, and the average and median employer cost associated with the engagement of JFrog’s other employees (including contractor employees as defined in the Companies Law) (the “Ratio”).
5.2.
The possible ramifications of the Ratio on the daily working environment in JFrog were examined and will continue to be examined by JFrog from time to time in order to ensure that levels of executive compensation, as compared to the overall workforce will not have a negative impact on work relations in JFrog.

B. Base Salary and Benefits

6.
Base Salary – The Objective
6.1.
A base salary provides stable compensation to Executive Officers and allows JFrog to attract and retain competent executive talent and maintain a stable management team. The base salary varies among Executive Officers, and is individually determined according to the educational background, prior vocational experience, qualifications, role at the company, business responsibilities and the past performance of each Executive Officer.

6.2.
Since a competitive base salary is essential to JFrog’s ability to attract and retain highly skilled professionals, JFrog will seek to establish a base salary that is competitive with base salaries paid to Executive Officers in a peer group of other companies operating in technology sectors which are similar in their characteristics to JFrog’s, as much as possible, while considering, among others, such companies’ size and characteristics including (but not limited to) their revenues, profitability rates, growth rates, market capitalization, number of employees and operating arena (in Israel or globally), the list of which shall be reviewed and approved by the Compensation Committee at least every two years. To that end, JFrog shall utilize as a reference, comparative market data and practices, which will include a compensation survey that compares and analyses the level of the overall compensation package offered to an Executive Officer of the Company with compensation packages in similar positions to that of the relevant officer in such companies. Such compensation survey may be conducted internally or through an external independent consultant.
6.3.
The Compensation Committee and the Board may periodically consider and approve base salary adjustments for Executive Officers. The main considerations for salary adjustment are similar to those used in initially determining the base salary, but may also include change of role or responsibilities, recognition for professional achievements, regulatory or contractual requirements, budgetary constraints or market trends, or such other factors as determined by the Compensation Committee or the Board. The Compensation Committee and the Board will also consider the previous and existing compensation arrangements of the Executive Officer whose base salary is being considered for adjustment. Annual base salary shall be calculated as twelve multiplied by the monthly base salary applicable at the time of consideration of the respective grant or benefit.
7.
Benefits
7.1.
The following benefits may be granted to the Executive Officers in order, among other things, to comply with legal requirements:
7.1.1.
Vacation days in accordance with market practice;
7.1.2.
Sick days in accordance with market practice;
7.1.3.
Convalescence pay according to applicable law;
7.1.4.
Monthly remuneration for a study fund, as allowed by applicable law and with reference to JFrog’s practice and the practice in peer group companies (including contributions on bonus payments);
7.1.5.
JFrog may contribute on behalf of the Executive Officer to an insurance policy, a pension fund or retirement fund, as allowed or required by applicable law and with reference to JFrog’s policies and procedures and the practice in similar companies (including contributions on bonus payments); and
7.1.6.
JFrog shall contribute on behalf of the Executive Officer towards work disability insurance and life insurance, as allowed or required by applicable law and with reference to JFrog’s policies and procedures and the practice in similar companies (including contributions on bonus payments).
7.2.
~~Non-Israeli~~Executive Officers not employed in Israel may receive domicile-applicable, based on, and subject to, the principles of this Policy, as customary and ~~benefits~~ as applicable benefits in the relevant jurisdiction in which they are employed and will not be entitled to any duplicates or such benefits that are not applicable in such domicile or any compensation ‘in’lieu’ of benefits provided in other domiciles. Such customary benefits shall be determined based on the methods described in Section 6.2 of this Policy (with the necessary changes and adjustments).

7.3.
In the event~~s~~ of relocation or repatriation of an Executive Officer to another geography, such Executive Officer may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which he or she is employed following the relocation, in lieu of the benefits otherwise applicable to the relocating Executive Officer in the origin country, and may be entitled to ~~or~~ additional payments to reflect adjustments in cost of living. Such benefits may include reimbursements, stipends or other payments for out-of-pocket one-time payments and other ongoing expenses, such as housing allowance, car allowance, home leave visit, tax equalization payments, and other similar costs.
7.4.
JFrog may offer additional benefits to its Executive Officers to the extent such benefits are reasonable and necessary or comparable to customary market practices, such as, but not limited to: cellular and land line phone benefits, company car and travel benefits, reimbursement of business travel (including a daily stipend when traveling) and other business related expenses, insurances, other benefits (such as newspaper subscriptions, academic and professional studies), etc., provided, however, that such additional benefits shall be determined in accordance with JFrog’s policies and procedures.

C. Cash Bonuses

8.
Cash Bonuses - The Objective
8.1.
Compensation in the form of an annual or other periodic cash bonus is an important element in aligning the Executive Officers’ compensation with JFrog’s objectives and business goals. Therefore, JFrog’s compensation philosophy reflects a pay-for-performance element, in which bonus payout eligibility and levels are generally determined based on actual financial or operational results, as well as individual performance in addition to other factors the Compensation Committee may determine.
8.2.
A cash bonus may be awarded to an Executive Officer upon the attainment of pre-set periodic objectives and individual targets determined by the Compensation Committee (and, if required by law, by the Board) at the beginning of each calendar or fiscal year or bonus period, or upon engagement, in case of newly-hired Executive Officers, or upon establishment of a new bonus program, taking into account JFrog’s short and long-term goals, as well as its compliance and risk management policies. The Compensation Committee and the Board shall also determine applicable minimum thresholds that must be met for entitlement to a cash bonus (all or any portion thereof) and the formula for calculating any such cash bonus payout. In special circumstances, as determined by the Compensation Committee and the Board (e.g., regulatory changes, significant changes in JFrog’s business environment, a significant organizational change, a significant merger and acquisition events, or other similar events etc.), the Compensation Committee and the Board may modify the objectives and/or their relative weights and the amount of bonus payouts (including decreasing such amounts to zero) during the applicable bonus period.
8.3.
In the event the employment of an Executive Officer is terminated prior to the end of a bonus period, the Company may (but shall not be obligated to) pay such Executive Officer a full cash bonus for the applicable period (based on achievement of bonus targets during such period) or a prorated one, or no bonus.
8.4.
The actual cash bonus with respect to a bonus period to be awarded to Executive Officers other than the CEO shall be recommended by the CEO and approved by the Compensation Committee and the Board (and, if required by law, the general meeting of shareholders of JFrog).

9.
Annual Cash Bonuses - The Formula

Executive Officers other than the CEO

9.1.
The performance objectives for the annual cash bonus ~~opportunity~~ of JFrog’s Executive Officers, other than the chief executive officer (the “CEO”), will generally be based on performance objectives and a discretionary evaluation of the Executive Officer’s overall performance by the CEO and subject to minimum thresholds. The performance objectives will be determined by JFrog’s CEO and approved by the Compensation Committee and the Board at the commencement of each calendar year (or upon engagement, in case of newly hired Executive Officers or in special circumstances as determined by the Compensation Committee and the Board) on the basis of, but not limited to, company, division and individual objectives. The performance objectives and the weight to be assigned to each achievement in the overall evaluation, will be based on overall company performance measures, which may be based on actual financial and operational results, such as (but not limited to) revenues, operating income and cash flow and may further include, divisional or personal objectives which may include operational objectives, such as (but not limited to) market share, initiation of new markets and operational efficiency, customer focused objectives, project milestones objectives and investment in human capital objectives, such as employee satisfaction, employee retention and employee training and leadership programs. The Company may also grant annual cash bonuses to its Executive Officers, other than the CEO, on a discretionary basis, subject to the limitation included in this Policy.
9.2.
The maximum annual cash bonus that an Executive Officer, other than the CEO, will be entitled to receive for any given calendar year, will not exceed 200% of such Executive Officer’s annual base salary.

CEO

9.3.
The performance objectives for the annual cash bonus ~~opportunity~~ of JFrog’s CEO will be mainly based on performance ~~measurable~~ objectives and subject to minimum thresholds as provided in Section 8.2 above. Such performance ~~measurable~~ objectives will be determined annually by the Compensation Committee and the Board at the commencement of each calendar year (or upon engagement, in case of newly hired CEO or in special circumstances as determined by Compensation Committee the Board). The performance ~~measurable~~ objectives ~~(which include the objectives~~ and the weight to be assigned to each achievement in the overall evaluation, will be based on overall company performance measures, which may be based on, company and personal objectives. Company objectives may include actual financial and operational results, such as (but not limited to) revenues, sales, operating income, cash flow or Company’s annual operating plan and long-term plan.
9.4.
In addition, a less significant portion of the annual cash bonus opportunity granted to JFrog’s CEO, and in any event not more than 30% of the annual cash bonus, may be based on a discretionary evaluation of the CEO’s overall performance by the Compensation Committee and the Board based on quantitative and qualitative criteria or such other criteria as determined by the Compensation Committee and the Board.
9.5.
The maximum annual cash bonus that the CEO will be entitled to receive for any given calendar year, will not exceed 250% of his or her annual base salary.
10.
Other Bonuses
10.1.
Special Bonus. JFrog may grant its Executive Officers a special bonus as an award for special achievements (such as in connection with mergers and acquisitions, offerings, achieving target budget or business plan under exceptional circumstances or special recognition in case of retirement) or as a retention award at the CEO’s discretion (and in the CEO’s case, at the Compensation Committee and the Board’s discretion), subject to any additional approval as may be required by the Companies Law (the “Special Bonus”). The

Special Bonus will not exceed 150% of the Executive Officer’s annual base salary and may be paid, in whole or in part, in equity in lieu of cash.
10.2.
Signing Bonus. JFrog may grant a newly-recruited Executive Officer a signing bonus at the CEO’s discretion (and in the CEO’s case, at the Board’s discretion), subject to any additional approval as may be required by the Companies Law (the “Signing Bonus”). The Signing Bonus will not exceed 200% of the Executive Officer’s annual base salary.
10.3.
Relocation/ Repatriation Bonus. JFrog may grant its Executive Officers a special bonus in the event of relocation or repatriation of an Executive Officer to another geography (the “Relocation Bonus”). The Relocation bonus will include customary benefits associated with such relocation and its monetary value will not exceed 200% of the Executive Officer’s annual base salary.
10.4.
Periodic Bonus. The Board may grant Executive Officers, other than the CEO, periodic cash bonus opportunities (other than the annual cash bonus opportunity described in Section 9) in accordance with the terms of Section 8, but subject to the ratio limitation described in Section 9.2.
11.
Compensation Recovery (“Clawback”)
11.1.
In the event of an accounting restatement, JFrog shall be entitled to recover from its Executive Officers the bonus compensation or performance-based equity compensation in the amount in which such compensation exceeded what would have been paid under the financial statements, as restated, provided that a claim is made by JFrog prior to the second anniversary of fiscal year end of the restated financial statements.
11.2.
Notwithstanding the aforesaid, the compensation recovery will not be triggered in the following events:
11.2.1.
The financial restatement is required due to changes in the applicable financial reporting standards; or
11.2.2.
The Compensation Committee has determined that Clawback proceedings in the specific case would be impossible, impractical or not commercially or legally efficient.
11.3.
~~Nothing in~~This Section 11 is in addition to and does not derogate~~s~~ from any other “Clawback” or similar provisions regarding disgorging of ~~profits~~ compensation imposed on Executive Officers by virtue of applicable securities laws, exchange rules, a separate contractual obligation, or a compensation recovery policy of the Company.

D. Equity Based Compensation

12.
Equity-Based Compensation - The Objective
12.1.
The equity-based compensation for JFrog’s Executive Officers is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the Executive Officers’ interests with the long-term interests of JFrog and its shareholders, and to strengthen the retention and the motivation of Executive Officers in the long term. In addition, since equity-based awards are structured to vest over several years, their incentive value to recipients is aligned with longer-term strategic plans.
12.2.
The equity-based compensation offered by JFrog is intended to be in ~~a~~ the form of share options and/or other equity-based awards, such as restricted stock unit awards, in accordance with the Company’s equity incentive plan in place as may be updated from time to time.

12.3.
All equity-based ~~incentives~~ compensation granted to Executive Officers shall be subject to vesting periods in order to promote long-term retention of the awarded Executive Officers. Unless determined otherwise in a specific award agreement approved by the Compensation Committee and the Board, grants to Executive Officers other than non-employee directors shall vest gradually over a period of between one (1) to five (5) years or based on performance. The exercise price of options shall be determined in accordance with JFrog’s policies, the main terms of which shall be disclosed in the annual report of JFrog.
12.4.
All other terms of the equity-based compensation ~~awards~~ shall be in accordance with JFrog’s equity incentive plans and other related practices and policies. Accordingly, the Compensation Committee or Board may, extend the period of time for which an award is to remain exercisable and make provisions with respect to the acceleration of the vesting period of any Executive Officer’s awards, including, without limitation, in connection with a corporate transaction involving a change of control, and may otherwise modify or amend outstanding awards in accordance with JFrog’s equity incentive plans and other related practices and policies, subject to any additional approval as may be required by the Companies Law.
13.
General Guidelines for the Grant of Awards
13.1.
The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the Executive Officer, and such other criteria as determined by the Compensation Committee and the Board.
13.2.
In determining the equity-based compensation granted to each Executive Officer, the Compensation Committee and Board shall consider the factors specified in Section 13.1 above, and in any event the total fair market value of any annual equity-based compensation at the time of grant shall not exceed: (i) with respect to the CEO - the higher of (w) 500% of his or her annual base salary or (x) 0.5% of the Company’s fair market value; and (ii) with respect to each of the other Executive Officers - the higher of (y) 300% of his or her annual base salary or (z) 0.35% of the Company’s fair market value.
13.3.
The fair market value of the equity-based compensation for the Executive Officers will be determined according to acceptable valuation practices at the time of grant.
13.4.
JFrog may satisfy tax withholding obligations related to equity-based compensation by net issuance, sale to cover or any other mechanism as determined by the Board from time to time.

E. Retirement and Termination of Service Arrangements

14.
Advanced Notice Period

JFrog may (but is not obligated to, unless otherwise required by applicable law) provide an Executive Officer, according to his/her seniority in the Company, his/her contribution to the Company’s goals and achievements and the circumstances of retirement, a prior notice of termination (or equivalent value in cash and other severance benefits) of up to eighteen (18) months in the case of the CEO and twelve (12) months in the case of other Executive Officers, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her equity-based compensation.

15.
Adjustment Period

JFrog may (but is not obligated to, unless otherwise required by applicable law) provide an additional adjustment period (or equivalent value in cash and other severance benefits) of up to nine (9) months to an Executive Officer, according to his/her seniority in the Company, his/her contribution to the

Company’s goals and achievements and the circumstances of retirement, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her equity-based compensation.

16.
Additional Retirement and Termination Benefits

JFrog may provide additional retirement and terminations benefits and payments as may be required by applicable law (e.g., mandatory severance pay under Israeli labor laws), or which will be comparable to customary market practices.

17.
Non-Compete Grant

Upon termination of employment and subject to applicable law, JFrog may grant to its Executive Officers a non-compete cash or equity award as an incentive to refrain from competing with JFrog for a defined period of time. The terms and conditions of the non-compete grant shall be decided by the Board and the grant date value of such grant (as determined in accordance with generally accepted accounting principles or such other method as determined by the Board) shall not exceed such Executive Officer’s monthly base salary multiplied by twelve (12). The Board shall consider the existing entitlements of the Executive Officer in connection with the consideration of any non-compete grant.

18.
Limitation Retirement and Termination of Service Arrangements

The total non-statutory payments under Section 14-17 above shall not exceed the Executive Officer’s monthly base salary multiplied by twenty-four (24).

F. Exculpation, Indemnification and Insurance

19.
Exculpation

JFrog may exempt its directors and Executive Officers in advance for all or any of ~~his/her~~ their liability for damage in consequence of a breach of the duty of care vis-a-vis JFrog, to the fullest extent permitted by applicable law.

20.
Insurance and Indemnification
20.1.
JFrog may indemnify its directors and Executive Officers to the fullest extent permitted by applicable law, for any liability and expense that may be imposed on the director or the Executive Officer, as provided in the indemnity agreement between such individuals and JFrog, all subject to applicable law and the Company’s articles of association.
20.2.
JFrog will provide directors’ and officers’ liability insurance (the “Insurance Policy”) for its directors and Executive Officers as follows:
20.2.1.
The limit of liability of the insurer shall not exceed the greater of $150 million or 50% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval by the Compensation Committee; and
20.2.2.
The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering JFrog’s exposures, the scope of coverage and the market conditions and that the Insurance Policy reflects the current market conditions (at the time of extension or renewal, as the case may be), and it shall not materially affect the Company’s profitability, assets or liabilities.

20.3.
Upon circumstances to be approved by the Compensation Committee (and, if required by law, by the Board), JFrog shall be entitled to enter into a “run off” Insurance Policy of up to seven (7) years, with the same insurer or any other insurance, as follows:
20.3.1.
The limit of liability of the insurer shall not exceed the greater of $150 million or 30% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval by the Compensation Committee;
20.3.2.
The annual premium shall not exceed 500% of the last paid annual premium; and
20.3.3.
The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering the Company’s exposures covered under such policy, the scope of cover and the market conditions, and that the Insurance Policy reflects the current market conditions and that it shall not materially affect the Company’s profitability, assets or liabilities.
20.4.
JFrog may extend the Insurance Policy in place to include cover for liability pursuant to a future public offering of securities as follows:
20.4.1.
The additional premium for such extension of liability coverage shall not exceed 200% of the last paid annual premium; and
20.4.2.
The Insurance Policy, as well as the additional premium shall be approved by the Compensation Committee (and if required by law, by the Board) which shall determine that the sums are reasonable considering the exposures pursuant to such public offering of securities, the scope of cover and the market conditions and that the Insurance Policy reflects the current market conditions, and it does not materially affect the Company’s profitability, assets or liabilities.

G. Arrangements upon Change of Control

21.
The following benefits may (but are not required to) be provided to the Executive Officers upon an involuntary termination of service that occurs 3 months prior to or 24 months following a “Change of Control” as shall be defined in the respective incentive plan or employment agreement:
21.1.
Up to 100% vesting acceleration of outstanding options or other equity-based awards, including vesting at up to the maximum level possible for performance-based equity-based awards;
21.2.
Extension of the exercising period of equity-based compensation for JFrog’s Executive Officers for a period of up to one (1) year in case of an Executive Officer other than the CEO and two (2) years in case of the CEO, following the date of employment termination; and
21.3.
Up to an additional six (6) months of continued base salary and benefits following the date of employment termination (the “Additional Adjustment Period”). For avoidance of doubt, such additional Adjustment Period may be in addition to the advance notice (or equivalent value in cash or other severance benefits) and adjustment periods pursuant to Sections 14 and 15 of this Policy, but subject to the limitation set forth in Section 18 of this Policy.
21.4.
A cash bonus not to exceed 150% of the Executive Officer’s annual base salary(including the value of any benefits, other than equity) in case of an Executive Officer other than the CEO and 200% in case of the CEO.

H. Board of Directors Compensation

22.
The following benefits may be provided to JFrog's Board members:
22.1.
All JFrog’s Board members, excluding the chairman of the Board, may be entitled to an annual cash fee retainer of up to ~~$60,000~~ $70,000, JFrog committee membership annual cash fee retainer of up to $20,000 and committee chairperson annual cash fee retainer of up to $40,000 (for the avoidance of doubt, annual payments for committee membership and chairing of such committee shall be in addition to the annual case fee retainer). The committee fee may be payable for each committee upon which a board member serves. The chairperson of JFrog’s Board may be entitled to an annual cash fee retainer of up to $150,000. JFrog’s lead independent director may be entitled to an annual cash fee retainer of up to $40,000, in addition to any other compensation paid to them under the terms of this Policy.
22.2.
The compensation of the Company’s external directors, if elected, shall be in accordance with the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel), 5760-2000, as such regulations may be amended from time to time.
22.3.
Notwithstanding the provisions of Sections 22.1 above, in special circumstances, such as in the case of a professional director, an expert director or a director who makes a unique contribution to the Company, such director’s compensation may be different than the compensation of all other directors and may be greater than the maximal amount allowed under Section 22.1.
22.4.
Each member of JFrog’s Board (excluding the chairman of the Board) may be granted an initial equity-based award in a value of up to $800,000 and annual grants in a value of up to ~~$350,000~~ $400,000 each. The equity-based awards shall vest annually over a period of between one (1) to four (4) years.
22.5.
The chairperson of JFrog’s Board may be granted an initial equity-based award in a value of up to $900,000 and annual grants in a value of up to $400,000 each. The initial equity-based awards shall vest annually over a period of between three (3) to four (4) years, and the annual grant shall vest on a quarterly basis over a period of one (1) year.
22.6.
All other terms of the equity awards shall be in accordance with JFrog’s equity incentive plans and other related practices and policies. Accordingly, the Compensation Committee or the Board may extend the period of time for which an award is to remain exercisable and make provisions with respect to the acceleration of the vesting period of any awards, including, without limitation, in connection with a corporate transaction involving a change of control, and may otherwise modify or amend outstanding awards in accordance with JFrog’s equity incentive plans and other related practices and policies, subject to any additional approval as may be required by the Companies Law.
22.7.
In addition, members of JFrog’s Board may be entitled to reimbursement of expenses in connection with the performance of their duties.
22.8.
It is hereby clarified that the compensation (and limitations) stated under Section H will not apply to directors who serve as Executive Officers or employees.

I. Miscellaneous

23.
Nothing in this Policy shall be deemed to grant any of JFrog’s Executive Officers, ~~or~~ employees, directors or any third party any right or privilege in connection with their employment by or service to the Company, nor deemed to require JFrog to provide any compensation or benefits to any person. Such rights and privileges shall be governed by the respective applicable personal employment agreements or other separate compensation arrangements entered into between JFrog and the recipient of such compensation or benefits. The Board may determine that none or only part of the payments, benefits and perquisites detailed in this Policy shall be granted, and is authorized to cancel or suspend a compensation package or part of it.
24.
An Immaterial Change in the Terms of Employment of an Executive Officer other than the CEO may be approved by the CEO, provided that the amended terms of employment are in accordance with this Policy. An “Immaterial Change in the Terms of Employment” means a change in the terms of employment of an Executive Officer with an annual total cost to the Company not exceeding an amount equal to two (2) monthly base salaries of such employee.
25.
In the event that new regulations or law amendment in connection with Executive Officers’ and directors’ compensation will be enacted following the adoption of this Policy, JFrog may follow such new regulations or law amendments, even if such new regulations are in contradiction to the compensation terms set forth herein.

*********************

This Policy is designed solely for the benefit of JFrog and none of the provisions thereof are intended to provide any rights or remedies to any person other than JFrog.

Appendix B

Use of Non-GAAP Financial Measures

We define non-GAAP gross profit and non-GAAP gross margin as the respective GAAP balances, adjusted for, as applicable, share-based compensation expense, acquisition-related costs, and amortization of acquired intangibles. We define free cash flow as Net cash provided by operating activities, minus capital expenditures. We use each of these non-GAAP financial measures internally to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, and to evaluate our financial performance. We believe they are useful to investors, as a supplement to GAAP measures, in evaluating its operational performance. Additionally, we believe that the non-GAAP financial measure, free cash flow, is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in its industry, as other companies in its industry may calculate non-GAAP financial results differently, particularly related to non-recurring and unusual items. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results.

Reconciliation of Non-GAAP Financial Measures

(in thousands)

	Year Ended December 31,
	2024	2023
Reconciliation of gross profit and gross margin
GAAP gross profit	$330,188	$272,843
Plus: Share-based compensation expense	14,555	9,784
Plus: Acquisition-related costs	9	20
Plus: Amortization of acquired intangibles	14,304	10,345
Non-GAAP gross profit	$359,056	$292,992
GAAP gross margin	77.1%	78.0%
Non-GAAP gross margin	83.8%	83.7%

reconciliation of gaap cash flow from operating activities to free cash flow

(in thousands)

	Year Ended December 31,
	2024	2023
Net cash provided by operating activities	$110,924	$74,155
Less: purchases of property and equipment	(3,143)	(1,982)
Free cash flow	$107,781	$72,173

B-1

Appendix C

Operating Metrics

The number of customers with annual recurring revenue (“ARR”) of $100,000 or more is based on the ARR of each customer, as of the last month of the quarter. The number of customers with ARR of $1 million or more is based on the ARR of each customer, as of the last month of the quarter. We define ARR as the annualized revenue run-rate of subscription agreements from all customers as of the last month of the quarter. The ARR includes monthly subscription customers, so long as we generate revenue from these customers. We annualize our monthly subscriptions by taking the revenue we would contractually expect to receive from such customers in a given month and multiplying it by 12. Net new annual recurring revenue in a given period represents the increase of the ARR during the period.

The net dollar retention rate compares our ARR from the same set of customers across comparable periods. We calculate net dollar retention rate by first identifying customers (the “Base Customers”), which were customers in the last month of a particular quarter (the “Base Quarter”). We then calculate the contracted ARR from these Base Customers in the last month of the same quarter of the subsequent year (the “Comparison Quarter”). This calculation captures upsells, contraction, and attrition since the Base Quarter. We then divide total Comparison Quarter ARR by total Base Quarter ARR for Base Customers. The net dollar retention rate in a particular quarter is obtained by averaging the result from that particular quarter with the corresponding results from each of the prior three quarters.

C-1

JFROG LTD.
270 E. CARIBBEAN DRIVE
SUNNYVALE, CALIFORNIA 94089

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JFROG LTD.
ANNUAL GENERAL MEETING OF SHAREHOLDERS
MAY 20, 2025 9:00 AM PDT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) Shlomi Ben Haim and Shanti Ariker, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of JFROG LTD. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 AM PDT, on May 20, 2025, at 270 E. Caribbean Drive, Sunnyvale, California 94089, and any adjournment or postponement thereof.

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